UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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PulteGroup, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY – SUBJECT TO COMPLETION

PULTEGROUP, INC.

100 Bloomfield Hills Parkway, Suite 300

Bloomfield Hills, Michigan 48304

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

We will hold our annual meeting of shareholders at the Detroit Metro Airport Marriott, 30559 Flynn Drive, Romulus, Michigan, on May 8, 2013, at 4:00 p.m., Eastern Time. At this meeting, shareholders will vote on:

•	The election of nine nominees for director to serve a term of one year.

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

•	An advisory vote on executive compensation.

•	Approval of our 2013 Senior Management Incentive Plan.

•	Approval of our 2013 Stock Incentive Plan.

•	Approval of an amendment to extend the term of our amended and restated Section 382 rights agreement.

•	Two shareholder proposals, if properly presented at the meeting.

•	Such other business as may properly come before the meeting.

You can vote if you were a shareholder of record at the close of business on March 11, 2013. You may vote by internet, telephone, written proxy or written ballot at the meeting.

This proxy statement and the enclosed form of proxy, as well as our 2012 annual report, are first being mailed to shareholders beginning on April     , 2013. We encourage you to sign and return the accompanying proxy card in the enclosed envelope or instruct us via the internet or by telephone as to how you would like your shares voted.

By Order of the Board of Directors

STEVEN M. COOK

Senior Vice President, General Counsel

and Secretary

Bloomfield Hills, Michigan

April     , 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON May 8, 2013.

The Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders and the Annual Report to Shareholders for the fiscal year ended December 31, 2012 are available at: http://phx.corporate-ir.net/phoenix.zhtml?c=77968&p=irol-sec.

PRELIMINARY PROXY STATEMENT DATED MARCH 18, 2013

SUBJECT TO COMPLETION

PROXY STATEMENT

The Board of Directors of PulteGroup, Inc. (“PulteGroup” or the “Company”) is soliciting proxies to be used at the annual meeting of shareholders to be held on May 8, 2013, at 4:00 p.m., Eastern Time, at the Detroit Metro Airport Marriott, 30559 Flynn Drive, Romulus, Michigan. This proxy statement and the enclosed form of proxy are first being mailed to shareholders beginning April     , 2013.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIAL AND THE ANNUAL MEETING:

What am I voting on?

You are voting on eight proposals:

1.	The election of nine nominees for director to serve a term of one year.

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

3.	An advisory vote on executive compensation.

4.	Approval of our 2013 Senior Management Incentive Plan.

5.	Approval of our 2013 Stock Incentive Plan.

6.	Approval of an amendment to extend the term of our amended and restated Section 382 rights agreement.

7.	A shareholder proposal requesting the election of directors by a majority, rather than plurality, vote, if properly presented at the meeting.

8.	A shareholder proposal regarding the use of performance-based options, if properly presented at the meeting.

What are the voting recommendations of the Board?

The Board of Directors recommends the following votes:

•	FOR the election of all of the nominees for director.

•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

•	FOR the proposal relating to the Company’s executive compensation.

•	FOR the proposal approving our 2013 Senior Management Incentive Plan.

•	FOR the proposal approving our 2013 Stock Incentive Plan.

•	FOR the proposal approving an amendment to extend the term of our amended and restated Section 382 rights agreement.

•	AGAINST the shareholder proposal requesting the election of directors by a majority, rather than plurality, vote.

•	AGAINST the shareholder proposal regarding the use of performance-based options.

Will any other matter be voted on?

We are not aware of any other matters on which you will be asked to vote at the meeting. If you have completed and mailed your proxy card and any other matter is properly brought before the meeting, Richard J. Dugas, Jr. and Steven M. Cook, acting as your proxies, will vote for you in their discretion.

How do I vote my shares?

If you are a shareholder of record as of the close of business on March 11, 2013 (the record date), you can give a proxy to be voted at the meeting either:

•	by mailing in the enclosed proxy card;

•	by written ballot at the meeting;

•	over the telephone by calling a toll-free number; or

•	electronically, using the internet.

If you complete and mail in your proxy card, your shares will be voted as you indicate. If you do not indicate your voting preferences, Richard J. Dugas, Jr. and Steven M. Cook, acting as your proxies, will vote your shares FOR Items 1, 2, 3, 4, 5 and 6 and AGAINST Items 7 and 8.

The telephone and internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by telephone or by using the internet, please refer to the instructions on the enclosed proxy card.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee on how to vote your shares.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Computershare Trust Company, N.A. (“Computershare”), the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”

Can I change my vote?

Yes. You can change your vote or revoke your proxy before the meeting in any of three ways:

•	by submitting another proxy by telephone, via the internet or by mail that is later dated and, if by mail, that is properly signed; or

•	by submitting written notice to the Secretary of the Company, which notice must be received by the Company by 5:00 p.m., Eastern Time, on May 7, 2013; or

•	by voting in person at the meeting.

What percentage of the vote is required for a proposal to be approved?

The nine director nominees receiving the greatest number of votes will be elected. The service of such directors will be subject to the Corporate Governance Guidelines of the Company. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, the advisory vote on executive compensation, the proposals regarding approval of the our 2013 Senior Management Incentive Plan, 2013 Stock Incentive Plan and an amendment to extend the term of our amended and restated Section 382 rights agreement and the shareholder proposals each require the affirmative vote of a majority of the votes cast at the meeting. Although the advisory vote on executive compensation is non-binding, the Board of Directors will review the results of the vote and will take them into account in making a determination concerning executive compensation.

Who will count the vote?

Computershare will act as the independent tabulator to receive and tabulate the proxies and as the independent inspector of election to certify the results.

What does it mean if I get more than one proxy card?

It means your shares are held in more than one account. You should vote the shares on all your proxy cards. To provide better shareholder service, we encourage you to have all your shares registered in the same name and address. You may do this by contacting our transfer agent, Computershare, by phone at (877) 282-1168, by mail at Computershare Investor Services, P.O. Box 43078, Providence, Rhode Island 02940-3078, or via the internet at www.computershare.com.

Who can attend the annual meeting?

All shareholders of record as of the close of business on March 11, 2013 can attend. Registration will begin at 3:30 p.m., Eastern Time. Institutional or entity shareholders are allowed to bring one representative. Attendance at the meeting will be on a first-come, first-served basis, upon arrival at the meeting.

What do I need to do to attend the annual meeting?

You should plan to arrive at the Detroit Metro Airport Marriott, 30559 Flynn Drive, Romulus, Michigan, on May 8, 2013 by 3:30 p.m., Eastern Time. Upon your arrival, please follow the signs to the registration desk where you will register for the meeting.

An admission ticket (or other proof of stock ownership) and a government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the annual meeting. Representatives of PulteGroup will be present at the registration desk to review and determine the validity of such documentation. Only shareholders who own PulteGroup common shares as of the close of business on March 11, 2013 will be entitled to attend the meeting. An admission ticket or recent bank or brokerage statement will serve as verification of your ownership.

•	If your PulteGroup shares are registered in your name and you receive your proxy materials by mail, an admission ticket will be attached to your proxy card.

•	If your PulteGroup shares are registered in your name and you vote your shares electronically over the Internet, you may access and print an admission ticket after voting such shares.

•	If your PulteGroup shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the annual meeting if you bring a recent bank or brokerage statement showing that you owned PulteGroup shares on March 11, 2013.

For your comfort and security, no cameras (including cell phones with built-in cameras), recording devices or other electronic devices, packages, signage or costumes will be permitted in the meeting room. We encourage you to leave any such items at home. We will not be responsible for any items checked at the door. Attendees (including their personal belongings) will be subject to security inspections.

What is the quorum requirement of the annual meeting?

A majority of the 387,430,057 shares outstanding on March 11, 2013 constitutes a quorum for voting at the meeting. If you vote, your shares will be part of the quorum. Each share outstanding on the record date shall be entitled to one vote.

How will abstentions be treated?

Abstentions will be counted as shares present at the meeting for purposes of determining whether a quorum exists. You may not abstain with respect to the election of directors. With respect to the proposals to ratify the appointment of Ernst & Young LLP, the advisory vote on executive compensation, the proposals regarding approval of the 2013 Senior Management Incentive Plan, 2013 Stock Incentive Plan and an amendment to extend the term of our amended and restated Section 382 rights agreement and with respect to the shareholder proposals, an abstention will not be counted as a vote cast and therefore will have no effect on whether the proposal is approved.

How will broker non-votes be treated?

Broker non-votes will be treated in the same manner, and have the same effect, as abstentions. A broker non-vote occurs when a broker cannot vote on a matter because the broker has not received instructions from the beneficial owner and lacks discretionary voting authority with respect to that matter. Brokers will lack discretionary voting authority with respect to the election of directors, the advisory vote on executive compensation, the proposals regarding approval of the 2013 Senior Management Incentive Plan, 2013 Stock Incentive Plan and an amendment to extend the term of our amended and restated Section 382 rights agreement and with respect to the shareholder proposals. Brokers will not lack discretionary voting authority with respect to the proposal to ratify the appointment of Ernst & Young LLP.

BENEFICIAL SECURITY OWNERSHIP

The table below shows the number of our common shares beneficially owned as of March 11, 2013 by each of our directors and each of our executive officers named in the Summary Compensation Table on page 43, as well as the number of shares beneficially owned by all of our directors and executive officers as a group. The table also includes information about stock options exercisable within 60 days after March 11, 2013, restricted shares, and our common shares held in our 401(k) Plan.

Directors And Named Executive Officers	Shares(1)		Exercisable Stock Options(13)	Percentage of Outstanding Shares
Brian P. Anderson	66,687	(2)	40,000	*
John J. Bertero III	88,384	(3)	92,065	*
Bryce Blair	57,307	(4)	0	*
John J. Chadwick	190,502	(5)	193,750	*
Richard J. Dugas, Jr.	1,254,206	(6)	2,477,500	*
James R. Ellinghausen	364,071	(7)	572,500	*
Thomas J. Folliard	12,734		0	*
Cheryl W. Grisé	8,200		14,000	*
Debra J. Kelly-Ennis	72,142	(8)	76,000	*
David N. McCammon	211,787	(9)	76,000	*
Patrick J. O’Leary	83,687		40,000	*
Robert O’Shaughnessy	221,425	(10)	0	*
James J. Postl	92,066		0	*
Bernard W. Reznicek	89,059	(11)	76,000	*
Harmon D. Smith	260,027	(12)	202,750	*
All directors and executive officers as a group (22), including the above	3,836,982		4,773,750	2.22%

*	Less than 1%.

Notes:

(1)	All directors and executive officers listed in this table have sole voting and investment power over the shares they beneficially own, except as otherwise noted below.

(2)	Includes 3,000 shares that Mr. Anderson owns jointly with his wife.

(3)	These are shares that are known to be owned by Mr. Bertero after his departure from the Company effective November 30, 2012.

(4)	These shares Mr. Blair owns jointly with his wife.

(5)	Includes (i) 97,562 shares owned in a trust of which Mr. Chadwick is a trustee and a beneficiary; (ii) 15,000 restricted shares that are scheduled to vest on September 10, 2013; (iii) 12,000 restricted shares that are scheduled to vest on February 10, 2014; (iv) 28,265 restricted shares that are scheduled to vest on February 9, 2015; (v) 12,675 restricted shares that are scheduled to vest on February 6, 2016; and (vi) 25,000 restricted shares under performance-based equity awards based on a quarterly gross margin goal being met that are scheduled to vest on December 11, 2013.

(6)

Includes (i) 69,800 shares that Mr. Dugas owns jointly with his wife; (ii) 617,697 shares owned in a trust of which Mr. Dugas is the trustee and beneficiary; (iii) 40,612 shares owned in a trust of which Mr. Dugas is a beneficiary; (iv) 140,000 restricted shares that are scheduled to vest on February 10, 2014; (v) 254,382 restricted shares that are scheduled to vest on February 9, 2015; (vi) 114,069 restricted shares that are scheduled to vest on February 6, 2016; and (vii) 17,637 shares held in our 401(k) Plan; and (viii) 9 shares that are held in an Individual Retirement Account.

(7)	Includes (i) 174,442 shares owned in a trust of which Mr. Ellinghausen is the trustee and beneficiary; (ii) 75,000 restricted shares that are scheduled to vest on February 10, 2014; (iii) 79,141 restricted shares that are scheduled to vest on February 9, 2015; (iv) 35,488 restricted shares that are scheduled to vest on February 6, 2016; and 25,000 restricted shares under performance-based equity awards based on a quarterly gross margin goal being met that are scheduled to vest on December 11, 2013.

(8)	Includes (i) 70,942 shares that are owned in a trust of which Ms. Kelly-Ennis is a trustee and a beneficiary and (ii) 1,200 shares that are held in an Individual Retirement Account.

(9)	These shares are owned in a trust of which Mr. McCammon is a trustee and a beneficiary.

(10)	Includes (i) 69,513 restricted shares that are scheduled to vest on February 10, 2014; (ii) 87,621 restricted shares that are scheduled to vest on February 9, 2015; (iii) 39,291 restricted shares that are scheduled to vest on February 6, 2016; and (iv) 25,000 restricted shares under performance-based equity awards based on a quarterly gross margin goal being met that are scheduled to vest on December 5, 2013.

(11)	Includes 44,745 shares that Mr. Reznicek owns jointly with his wife.

(12)	Includes (i) 26,000 restricted shares that are scheduled to vest on February 10, 2014; (ii) 33,918 restricted shares that are scheduled to vest on February 9, 2015; (iii) 25,349 restricted shares that are scheduled to vest on February 6, 2016; (iv) 13,107 shares held in our 401(k) Plan; and (v) 25,000 restricted shares under performance-based equity awards based on a quarterly gross margin goal being met that are scheduled to vest on December 5, 2013.

(13)	These are shares which the listed director or executive officer has the right to acquire within 60 days of March 11, 2013 pursuant to PulteGroup’s stock option plans.

Beneficial Ownership of Significant Shareholders

The following table provides information regarding security holders that beneficially own more than 5% of all outstanding PulteGroup common shares:

Name and Address of Beneficial Owner	Beneficial Ownership of Common Shares	Percentage of Outstanding Common Shares on March 11, 2013
FMR LLC	41,576,885(1)	10.73%
82 Devonshire Street Boston, MA 02109
William J. Pulte	35,355,366(2)	9.13%
8111 Bay Colony Drive #2001 Naples, FL 34108
BlackRock, Inc.	32,102,420(3)	8.29%
40 East 52nd Street New York, NY 10022
The Vanguard Group	22,705,217(4)	5.86%
100 Vanguard Blvd. Malvern, PA 19355

Notes:

(1)	This information is derived from a Schedule 13G/A filed by FMR LLC on February 14, 2013. According to the Schedule 13G/A, FMR LLC had sole power to vote or direct the vote of 817,053 shares, sole power to dispose of or direct the disposition of 41,576,885 shares, and shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of, no shares.

(2)	This information is derived from a Schedule 13D/A filed by Mr. Pulte on October 12, 2012. According to the Schedule 13D/A, Mr. Pulte had sole power to vote or direct the vote of 35,355,366 shares, sole power to dispose of or direct the disposition of 13,155,376 shares, shared power to vote or direct the vote of no shares, and shared power to dispose of or direct the disposition of 22,199,990 shares.

(3)	This information is derived from a Schedule 13G/A filed by BlackRock, Inc. on February 1, 2013. According to the Schedule 13G/A, BlackRock, Inc. had sole power to vote or direct the vote of, and sole power to dispose of or direct the disposition of, 32,102,420 shares, and shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of, no shares.

(4)	This information is derived from a Schedule 13G filed by The Vanguard Group on February 13, 2013. According to the Schedule 13G, The Vanguard Group had sole power to vote or direct the vote of 578,838 shares, sole power to dispose of or direct the disposition of 22,152,679 shares, shared power to vote or direct the vote of no shares and shared power to dispose of or direct the disposition of 552,538 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers file reports with the Securities and Exchange Commission (the “SEC”) indicating the number of our common shares that they beneficially owned when they became a director or executive officer and, after that, any changes in their beneficial ownership of our common shares. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have reviewed the copies of these reports that we have received and have also received and reviewed written representations of the accuracy of these reports from these individuals.

Based on these reports and representations, PulteGroup believes that during 2012 our directors and executive officers complied with all Section 16(a) reporting requirements, except that James R. Ellinghausen, our Executive Vice President, Human Resources, filed a late Form 4 in connection with purchases by each of his son and daughter of 100 PulteGroup common shares.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Restated Articles of Incorporation, as amended, require that we have at least three, but no more than 15, directors. The exact number of directors is set by the Board of Directors and is currently ten. All directors will be elected on an annual basis for one year terms. The ten directors comprising the Board of Directors, all of whose terms are expiring at the 2013 annual meeting, are Brian P. Anderson, Bryce Blair, Richard J. Dugas, Jr., Thomas Folliard, Cheryl W. Grisé, Debra J. Kelly-Ennis, David McCammon, Patrick J. O’Leary, James J. Postl and Bernard Reznicek.

The Corporate Governance Guidelines of the Company provide that no director shall stand for election after the age of 75. Any director elected to the Board of Directors at or before the age of 75 may continue to serve until the expiration of the term during which such director turns 76. In accordance with this policy, David McCammon and Bernard Reznicek will retire as directors at the conclusion of the 2013 annual meeting. In light of the retirement of Mr. McCammon and Mr. Reznicek and the nomination of one new director to fill one of those positions, by resolution of the Board of Directors effective at the end of the 2013 annual meeting, the number of directors on the Board of Directors will be reduced to nine.

The nine nominees for the Board of Directors are Brian P. Anderson, Bryce Blair, Richard J. Dugas, Jr., Thomas Folliard, Cheryl W. Grisé, André J. Hawaux, Debra J. Kelly-Ennis, Patrick J. O’Leary and James J. Postl, each of whom has agreed to serve the one-year term for which they have been nominated, if elected. Please see below for a description of the occupations and recent business experience of all director nominees. In addition, the specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to the conclusion that each of the director nominees should serve as a director of the Company are included in the descriptions below.

The Corporate Governance Guidelines of the Company provide that any nominee for director who, in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” his or her election at the annual meeting (“Majority Withheld Vote”) will promptly tender his or her resignation from the Board of Directors. The Nominating and Governance Committee, which is comprised exclusively of independent directors, will consider the resignation and recommend to the Board of Directors whether to accept the tendered resignation or reject it. The Board of Directors will act upon the Nominating and Governance Committee’s recommendation no later than the first regularly scheduled meeting of the Board of Directors following certification of the Majority Withheld Vote. The action taken by the Board of Directors will be publicly disclosed in a report filed with the SEC and may include, without limitation, acceptance or rejection of the tendered resignation or adoption of measures designed to address the issues underlying the Majority Withheld Vote. The foregoing description is qualified in its entirety by reference to our Corporate Governance Guidelines, which are available for viewing on our website at www.pultegroupinc.com.

Nominees to Serve a One Year Term Expiring at the 2014 Annual Meeting
Brian P. Anderson

Age:	62

Director since:	2005

Principal Occupation:	Former Chief Financial Officer of OfficeMax Incorporated

Recent Business Experience:	Mr. Anderson is the former Executive Vice President of Finance and Chief Financial Officer of OfficeMax Incorporated, a distributor of business-to-business and retail office products. Prior to assuming this position in 2004, Mr. Anderson was Senior Vice President and Chief Financial Officer of Baxter International Inc., a global diversified medical products and services company, a position he assumed in 1998.

Outside Directorships (Last Five Years):	Mr. Anderson currently serves as a member of the board of directors of W.W. Grainger, Inc. (Lead Director), A.M. Castle & Co. (Chairman), and James Hardie Industries.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. Anderson should serve as a director in light of our business and structure include his significant experience as a chief financial officer of two large multinational companies and as a director of several large public companies. In addition, he has held finance positions including corporate controller and vice president of audit and was an audit partner at an international public accounting firm. Mr. Anderson has significant experience in the preparation and review of complex financial reporting statements as well as experience in risk management and risk assessment. Mr. Anderson also brings to the Board of Directors meaningful experience based on his service as Lead Director of W.W. Grainger, Inc. and Chairman of A.M. Castle & Co. Mr. Anderson is an audit committee financial expert for purposes of the SEC’s rules.

Bryce Blair

Age:	54

Director since:	2011

Principal Occupation:	Chairman of the Board and Former Chief Executive Officer, AvalonBay Communities, Inc.

Recent Business Experience:	Mr. Blair has served as Chairman of the board of directors of AvalonBay Communities, Inc., a publicly-traded multifamily real estate investment trust, since January 2002. In addition, Mr. Blair served in a number of senior leadership positions with AvalonBay Communities, Inc., including Chief Executive Officer from February 2001 through December 2011, President from September 2000 through February 2005 and Chief Operating Officer from February 1999 to February 2001. Mr. Blair is also a past member of the National Association of Real Estate Investment Trusts, where he served as Chairman and was on the Executive Committee and the Board of Governors, and the Urban Land Institute, where he is past Chairman of the Multifamily Council and is a past Trustee.

Outside Directorships (Last Five Years):	Mr. Blair currently serves as the chairman of the board of directors of AvalonBay Communities, Inc.

Qualifications:	The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. Blair should serve as a director in light of our business and structure include his substantial experience in real estate development and investment, including having spent over ten years as chairman and chief executive officer of a public real estate investment trust. In addition, in his former role as chief executive officer of AvalonBay Communities, Inc., Mr. Blair was responsible for day to day operations and he was regularly involved in the preparation and review of complex financial reporting statements.

Richard J. Dugas, Jr.

Age:	47

Director since:	2003

Principal Occupation:	Chairman, President and Chief Executive Officer, PulteGroup, Inc.

Recent Business Experience:	Mr. Dugas has served as Chairman of the Board of Directors of PulteGroup, Inc. since August 18, 2009 and as President and Chief Executive Officer of PulteGroup since July 1, 2003. Prior to that, he served as Chief Operating Officer of PulteGroup from May 2002 through June 2003. Mr. Dugas previously served in various management positions with PulteGroup since 1994, including, most recently, Coastal Region President with responsibility for the Georgia, North Carolina, South Carolina and Tennessee operations.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. Dugas should serve as a director in light of our business and structure include the insight he brings to the Board of Directors from his 18-year tenure at PulteGroup, including more than nine years as President and Chief Executive Officer. Mr. Dugas’ many years of experience as the Chief Executive Officer of the Company provides an in-depth understanding of PulteGroup’s history and complexity and adds a valuable perspective for Board decision making.

Thomas J. Folliard

Age:	48

Director since:	2012

Principal Occupation:	President and Chief Executive Officer of CarMax, Inc.

Recent Business Experience:	Mr. Folliard has served as President and Chief Executive Officer of CarMax since 2006. He joined CarMax in 1993 as the senior buyer and became the director of purchasing in 1994. Mr. Folliard was promoted to vice president of merchandising in 1996, senior vice president of store operations in 2000 and executive vice president of store operations in 2001.

Outside Directorships (Last Five Years):	Mr. Folliard currently serves as a member of the board of directors of CarMax, Inc.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. Folliard should serve as a director in light of our business and structure include his experience as Chief Executive Officer of a large, customer-focused public company. In connection with that role, Mr. Folliard has extensive experience in operational matters and business strategy, which adds a valuable perspective for the Board’s decision making. Mr. Folliard also brings to the Board of Directors meaningful experience based on his service on the board of directors of CarMax, Inc.

Cheryl W. Grisé

Age:	60

Director since:	2008

Principal Occupation:	Former Executive Vice President of Northeast Utilities

Recent Business Experience:	Ms. Grisé was Executive Vice President of Northeast Utilities, a public utility holding company, from December 2005 until her retirement effective July 2007; Chief Executive Officer of its principal operating subsidiaries from September 2002 to January 2007; President of the Utility Group of Northeast Utilities Service Company from May 2001 to January 2007; and Senior Vice President, Secretary and General Counsel of Northeast Utilities from 1998 to 2001. Ms. Grisé is a Senior Fellow of the American Leadership Forum.

Outside Directorships (Last Five Years):	Ms. Grisé currently serves as a member of the board of directors of Pall Corporation, MetLife, Inc. (Lead Director) and ICF International, and previously served as a member of the board of directors of Dana Corporation.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Ms. Grisé should serve as a director in light of our business and structure include her significant experience based on her service as a director of several large public corporations and as a former executive officer of a public utility holding company. Ms. Grisé’s substantial experience, including earlier experience as general counsel and secretary, provide her with a unique perspective on the complex legal, compensation, and other issues that affect companies in regulated industries and the Board’s roles and responsibilities with respect to the effective functioning of the Company’s corporate governance structures. Ms. Grisé also brings to the Board of Directors meaningful experience based on her service as Lead Director of MetLife, Inc.

André J. Hawaux

Age:	52

Director since:	New nominee

Principal Occupation:	President, Consumer Foods, ConAgra Foods, Inc.

Recent Business Experience:	Mr. Hawaux was named president of the Consumer Foods business of ConAgra Foods, Inc. in 2009. He joined ConAgra Foods as executive vice president and chief financial officer in 2006, and prior to ConAgra Foods, he served as general manager of a large U.S. division of PepsiAmericas. Mr. Hawaux also previously served as chief financial officer for Pepsi-Cola North America and Pepsi International’s China business unit.

Outside Directorships (Last Five Years):	Mr. Hawaux previously served as a member of the board of directors of The Timberland Company.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. Hawaux should serve as a director in light of our business and structure include his significant experience serving as a senior officer of several corporations, most recently as president of a large division of a customer-focused public company. In connection with that role, Mr. Hawaux has extensive experience in operational matters and business strategy, which adds a valuable perspective for the Board’s decision making. In addition, Mr. Hawaux has significant experience in the preparation and review of complex financial reporting statements and is an audit committee financial expert for purposes of the SEC’s rules. Mr. Hawaux also brings to the Board of Directors meaningful experience based on his service on the board of directors of The Timberland Company.

Debra J. Kelly-Ennis

Age:	56

Director since:	1997

Principal Occupation:	Former President and CEO, Diageo Canada, Inc., Etobicoke, Ontario, Canada

Recent Business Experience:	Ms. Kelly-Ennis served as President and Chief Executive Officer of Diageo Canada, Inc., an adult spirits company, from September 2008 until July 2012. She served as Chief Marketing Officer of Diageo North America from April 2005 to September 2008. She served as President of Saab Cars USA, a wholly-owned subsidiary of General Motors Europe, from October 2002 to April 2005. Ms. Kelly-Ennis served as General Manager of the Oldsmobile Division of General Motors Corporation from May 2000 until September 2001, and served as Brand Manager of General Motors’ Chevrolet Division from March 1999 until April 2000.

Outside Directorships (Last Five Years):	Ms. Kelly-Ennis currently serves as a member of the board of directors of Altria Group, Inc., Carnival Corporation & plc and Dress for Success Worldwide.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Ms. Kelly-Ennis should serve as a director in light of our business and structure include her significant experience as an executive with several large, customer-focused companies in multiple industries. In addition, Ms. Kelly-Ennis’s significant amount of marketing and distribution experience provides an in-depth understanding of PulteGroup’s customers’ needs and adds a valuable perspective for Board decision making. Ms. Kelly-Ennis also brings to the Board of Directors meaningful experience based on her service on the board of directors of Carnival Corporation & plc.

Patrick J. O’Leary

Age:	55

Director since:	2005

Principal Occupation:	Former Executive Vice President and Chief Financial Officer of SPX Corporation

Recent Business Experience:	Mr. O’Leary served as Executive Vice President and Chief Financial Officer of SPX Corporation, a global industrial and technological services and products company, from December 2004 until August 2012, when he retired. Prior to that time, he served as Chief Financial Officer and Treasurer of SPX Corporation from October 1996 to December 2004.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. O’Leary should serve as a director in light of our business and structure include his significant experience as a chief financial officer of a large multinational corporation. In addition, Mr. O’Leary has significant experience in the preparation and review of complex financial reporting statements and is an audit committee financial expert for purposes of the SEC’s rules.

James J. Postl

Age:	67

Director since:	2009

Principal Occupation:	Former President and Chief Executive Officer of Pennzoil-Quaker State Company

Recent Business Experience:	Mr. Postl retired as president and chief executive officer of Pennzoil-Quaker State Company following its acquisition by Shell Products U.S. in October 2002. He joined Pennzoil in October 1998, prior to the formation of Pennzoil-Quaker State Company in December 1998, when he was named president and chief operating officer and was elected to the board of directors of the new company. In May 2000, he was named president and chief executive officer. Prior to joining Pennzoil-Quaker State, he served as president of Nabisco Biscuit Company from 1996 and was president and chief executive officer of Nabisco International from 1994 to 1996. Prior to joining Nabisco, he held a variety of management positions with PepsiCo, Inc. over a 19-year period.

Outside Directorships (Last Five Years):	Mr. Postl currently serves as a member of the board of directors of American Funds, and previously served as a member of the board of directors of Cooper Industries, Ltd. and Northwest Airlines Corporation.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. Postl should serve as a director in light of our business and structure include his significant experience serving as an executive officer of several corporations and as a director of several public corporations. Mr. Postl has substantial experience in operational matters, having served as president and chief executive officer of several corporations and large business divisions. Mr. Postl also brings to the Board of Directors significant public company management experience, having served as president and chief executive officer of Pennzoil-Quaker State Company, a large public company.

The Board of Directors recommends that shareholders vote “FOR” the election of these nine nominees.

If a nominee is unable to stand for election, the Board of Directors may reduce the number of directors or choose a substitute. If the Board of Directors chooses a substitute, shares represented by proxies will be voted for the substitute. If a director retires, resigns, dies, or is unable to serve for any reason, the Board of Directors may reduce the number of directors or appoint a new director to fill the vacancy. The new director would serve until the next annual meeting.

Independence

Under the Company’s Corporate Governance Guidelines, a substantial majority of the members of our Board of Directors must be independent. The Board of Directors has adopted categorical independence standards to assist the Nominating and Governance Committee in determining director independence, which standards either meet or exceed the independence requirements of the New York Stock Exchange’s (“NYSE”) corporate governance standards. Under these standards, no director can qualify as independent unless (i) the Board of Directors affirmatively determines that the director has no material relationship with the Company directly or as an officer, shareholder or partner of an organization that has a relationship with the Company, and (ii) the director meets the following categorical standards:

•	Has not been an employee of the Company for at least three years;

•

Has not, during the last three years, been employed as an executive officer by a company for which an executive officer of the Company concurrently served as a member of such company’s compensation committee;

•

Has no immediate family members (i.e., spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than employees) who shares the director’s home) who did not satisfy the foregoing criteria during the last three years; provided, however, that such director’s immediate family member may have served as an employee but not as an executive officer of the Company during such three-year period so long as such immediate family member shall not have received, during any twelve-month period within such three-year period, more than $120,000 in direct compensation from the Company for such employment;

•

Is not a current partner or employee of the Company’s internal or external audit firm, and the director was not within the past three years a partner or employee of such a firm who personally worked on the Company’s internal or external audit within that time;

•

Has no immediate family member who (i) is a current partner of a firm that is the Company’s internal or external auditor, (ii) is a current employee of such a firm and personally works on the Company’s internal or external audit or (iii) was within the past three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

Has not received, and has no immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than in his or her capacity as a member of the Board of Directors);

•

Is not a current employee, and has no immediate family member who is a current executive officer, of a company that made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

•

Does not serve, and has no immediate family member who has served, during the last three years as an executive officer or general partner of an entity that has received an investment from the Company or any of its subsidiaries, unless such investment is less than the greater of $1 million or 2% of such entity’s total invested capital, whichever is greater, in any of the last three years; and

•

Has not been, and has no immediate family member who has been, an executive officer of a charitable or educational organization for which the Company contributed more than the greater of $1 million or 2% of such charitable organizations’ consolidated gross revenues, in any of the last three years.

The Board of Directors considered all relevant facts and circumstances in assessing director independence and affirmatively determined that Brian P. Anderson, Bryce Blair, Thomas Folliard, Cheryl W. Grisé, André J. Hawaux, Debra J. Kelly-Ennis, Patrick J. O’Leary and James J. Postl are independent within the meaning of the Company’s categorical standards and the NYSE listing standards. The Board of Directors further determined that Richard J. Dugas, Jr., who is a current PulteGroup employee, is not independent within the meaning of the Company’s categorical standards and the NYSE listing standards.

Board Qualifications

In addition to the individual attributes of each of the directors described above, PulteGroup highly values the collective experience and qualifications of the directors. PulteGroup believes that the collective experiences, viewpoints and perspectives of its directors results in a Board with the commitment and energy to advance the interests of PulteGroup’s shareholders.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has four standing committees to facilitate and assist the Board of Directors in the execution of its responsibilities. The committees are currently the Audit Committee, Compensation and Management Development Committee, Nominating and Governance Committee and Finance and Investment Committee. Charters for all of these committees are available on the Company’s website at www.pultegroupinc.com. The table below shows current membership for each of the standing Board committees.

Director Name	Audit Committee	Compensation and Management Development Committee	Nominating and Governance Committee	Finance and Investment Committee
Brian P. Anderson	X*		X
Bryce Blair		X		X*
Richard J. Dugas, Jr.				X
Thomas J. Folliard	X			X
Cheryl W. Grisé		X	X*
Debra J. Kelly-Ennis	X		X
David N. McCammon	X			X
Patrick J. O’Leary		X*		X
James J. Postl**		X	X
Bernard W. Reznicek	X	X

*	Chair

**	Lead Director

Audit Committee

The Audit Committee met nine times in 2012. The Committee represents and assists the Board of Directors with the oversight of the integrity of the Company’s financial statements and internal controls, the performance of the Company’s internal audit function, the annual independent audit of the Company’s financial statements and the independent auditor’s engagement, qualifications and independence, the Company’s compliance with legal and regulatory requirements, and the evaluation of enterprise risk issues.

The Audit Committee is also responsible for selecting (subject to ratification by our shareholders) the independent auditor as well as setting the compensation for and overseeing the work of the independent auditor and pre-approving all audit services to be provided by the independent auditor. The Board of Directors has determined that each of the members of the Audit Committee is independent within the meaning of the Company’s categorical standards and the applicable NYSE and SEC rules and financially literate as defined by the NYSE rules, and that David N. McCammon,

Bernard W. Reznicek, Brian P. Anderson and Thomas J. Folliard are audit committee financial experts for purposes of the SEC’s rules.

Compensation and Management Development Committee

The Compensation and Management Development Committee met ten times in 2012. The Compensation and Management Development Committee is responsible for the review, approval, and administration of the compensation and benefit programs for the Chief Executive Officer and the other named executive officers. It also reviews and makes recommendations regarding the Company’s incentive plans and certain other compensation plans and reviews the Company’s leadership development programs and initiatives and discusses performance, leadership development, and succession planning for key officers with the Chairman of the Board, President and Chief Executive Officer, as appropriate. The Board of Directors has determined that each of the members of the Compensation and Management Development Committee is independent within the meaning of the Company’s categorical standards and the NYSE rules.

The Compensation and Management Development Committee meets regularly in person and via teleconference to discharge its duties and responsibilities. Mr. Patrick J. O’Leary is the Chair of the Compensation and Management Development Committee. Mr. O’Leary works with Mr. James R. Ellinghausen, the Company’s Executive Vice President, Human Resources, to establish meeting agendas and determine whether any members of PulteGroup’s management or outside advisors should attend meetings. The Compensation and Management Development Committee also meets regularly in executive session. At various times during the year at the request of the Compensation and Management Development Committee, Mr. Robert T. O’Shaughnessy, our Executive Vice President and Chief Financial Officer, may attend Compensation and Management Development Committee meetings, or portions of Compensation and Management Development Committee meetings, to provide the Compensation and Management Development Committee with information regarding the Company’s operational performance, financial performance, or other topics requested by the Compensation and Management Development Committee to assist it in making its compensation decisions.

The Chairman of the Board, President and Chief Executive Officer, Mr. Richard J. Dugas, Jr., annually reviews the performance of each member of senior management (other than Mr. Dugas, whose performance is reviewed by the Compensation and Management Development Committee). Recommendations based on these reviews, including salary adjustments, annual bonuses, and equity grants, are presented to the Compensation and Management Development Committee. Decisions regarding salary adjustments, annual bonuses, and equity grants for Mr. Dugas are made by the Compensation and Management Development Committee. All decisions for 2012 made with respect to the executives listed in the Summary Compensation Table were made after deliberation with Mr. Dugas.

The Compensation and Management Development Committee is also responsible for overseeing the development of, and risks associated with, the Company’s succession plan for the Chairman of the Board, President and Chief Executive Officer and other key members of senior management as well as the Company’s leadership development programs.

The Compensation and Management Development Committee receives and reviews materials in advance of each meeting provided by the Compensation and Management Development Committee’s consultant and management. These materials include information that management believes will be helpful to the Compensation and Management Development Committee, as well as materials the Compensation and Management Development Committee specifically requests.

The Compensation and Management Development Committee has the authority to hire and fire its own outside compensation consultant and any other advisors it deems necessary. Since 2003, the Compensation and Management Development Committee has engaged Pearl Meyer & Partners to act as its independent consultant. The consultant regularly provides the Compensation and Management Development Committee with information regarding market compensation levels, general compensation trends and best practices. The Compensation and Management Development Committee also regularly asks the consultant to opine on the reasonableness of specific pay decisions and actions for the named executive officers, as well as the appropriateness of the design of the Company’s executive compensation programs.

The activities of the compensation consultant are directed by the Compensation and Management Development Committee, although the consultant may communicate with members of management, as appropriate, to gather data and prepare analyses as requested by the Compensation and Management Development Committee. During 2012, the Compensation and Management Development Committee asked Pearl Meyer to assist the Committee in establishing a new compensation peer group to be used for evaluating 2013 compensation decisions; review market data and advise the Committee on setting executive compensation and the competitiveness and reasonableness of the Company’s executive compensation program; review and advise the Compensation and Management Development Committee regarding the Company’s pay for performance, equity grant and dilution levels, each as relative to the Company’s peers; review and advise the Compensation and Management Development Committee with respect to new compensation plans and programs, such as the Executive Severance Policy and Retirement Policy; review and advise the Compensation and Management Development Committee regarding regulatory, disclosure and other technical matters; and review and advise the Compensation and Management Development Committee regarding the Company’s compensation risk assessment procedures. The Compensation and Management Development Committee also asked Pearl Meyer to provide opinions on named executive officer pay decisions.

In 2012, Pearl Meyer did not provide any other services to the Company. The Compensation and Management Development Committee assessed the independence of Pearl Meyer pursuant to SEC rules and concluded that Pearl Meyer’s work for the Compensation and Management Development Committee does not raise any conflict of interest.

The Compensation and Management Development Committee has determined that Pearl Meyer & Partners is independent because it does no work for us other than that requested by the Compensation and Management Development Committee. The Chairman of the Compensation and Management Development Committee reviews the consultant’s invoices, which are paid by the Company.

Nominating and Governance Committee

The Nominating and Governance Committee met five times in 2012. The Nominating and Governance Committee is responsible for matters related to the governance of the Company and for developing and recommending to the Board of Directors the criteria for Board membership, the selection of new Board members, and the assignment of directors to the committees of the Board of Directors. The Nominating and Governance Committee assures that a regular evaluation is conducted of the performance, qualifications, and integrity of the Board of Directors and the committees of the Board. The Nominating and Governance Committee also reviews and makes recommendations with respect to the compensation of members of the Board of Directors and asked Pearl Meyer to provide opinions on Board of Director compensation. The Board of Directors has determined that each of the members of the Nominating and Governance Committee is independent within the meaning of the Company’s categorical standards and the NYSE rules.

Finance and Investment Committee

The Finance and Investment Committee met five times in 2012. The Finance and Investment Committee reviews all aspects of the Company’s policies that relate to the management of the Company’s financial affairs. The Finance and Investment Committee also reviews the Company’s long-term strategic plans and annual budgets, capital commitments budget, and the Company’s cash needs and funding plans.

Board Meeting Information

The Board of Directors held a total of six meetings in 2012. During 2012, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such director served that were held during the period that such director served as a member of the Board of Directors and as a member of such committees.

PulteGroup encourages its directors to attend each Annual Meeting of our shareholders, and all of our directors serving on the date of last year’s annual meeting attended that meeting.

Throughout the year, PulteGroup held regularly scheduled executive sessions of its non-management directors without management participation. In addition, in 2013, PulteGroup will hold at least one executive session of its non-management directors without the participation of management. James J. Postl, our Lead Director, presides at these executive sessions.

2012 DIRECTOR COMPENSATION

The table below shows compensation for the Company’s non-employee directors for the fiscal year ended December 31, 2012. Richard J. Dugas, Jr. our Chairman of the Board, President and Chief Executive Officer, receives no additional compensation for his services as a director of the Company. The compensation received by Mr. Dugas as an employee of the Company is shown in the 2012 Summary Compensation Table set forth in this proxy statement.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation	Total (3)
Brian P. Anderson	$111,898	$140,000	$—	$251,898
Bryce Blair	$111,898	$140,000	$—	$251,898
Thomas J. Folliard (4)	$47,500	$140,000	$—	$187,500
Cheryl W. Grisé	$111,898	$140,000	$—	$251,898
Debra J. Kelly-Ennis	$103,102	$140,000	$—	$243,102
David N. McCammon	$103,102	$140,000	$—	$243,102
Patrick J. O’Leary	$120,000	$140,000	$—	$260,000
James J. Postl	$120,000	$140,000	$—	$260,000
Bernard W. Reznicek	$103,102	$140,000	$—	$243,102
Thomas M. Schoewe (5)	$33,929	$—	$—	$33,929

(1)	The amounts in this column represent the fees earned or paid in cash for services as a director, including annual retainer, committee chairmanship, and lead director fees.

(2)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in note 9 to the Company’s audited financial statements included in our Annual Report on Form 10-K (“Annual Report”) for the fiscal year ended December 31, 2012. On June 1, 2012, the directors received their annual equity grant of 16,242 shares, which represents $140,000 divided by the average of the high and low share price on the date of grant. On July 9, 2012, Mr. Folliard received his annual equity grant of 12,734 shares, which represents $140,000 divided by the average of the high and low share price on the date of grant. The amounts reported in this column for Ms. Grisé represent the value of stock units deferred under the PulteGroup, Inc. Deferred Compensation Plan for Non-Employee Directors. The stock units consist of fully vested deferred stock units that are settled in common shares and may be subject to a deferral election consistent with Internal Revenue Code Section 409A.

(3)	As of December 31, 2012, each individual serving as an outside director during 2012 had outstanding the following number of deferred stock units and stock options:

Director	Deferred Stock Units	Options
Brian P. Anderson	—	40,000
Bryce Blair	—	—
Thomas J. Folliard	—	—
Cheryl W. Grisé	46,587	14,000
Debra J. Kelly-Ennis	—	76,000
David N. McCammon	—	76,000
Patrick J. O’Leary	—	40,000
James J. Postl	—	—
Bernard W. Reznicek	—	76,000
Thomas M. Schoewe	—	—

(4)	On July 9, 2012, Mr. Folliard was appointed as a member of the Company’s Board of Directors.

(5)	Mr. Schoewe ceased to serve as a member of the Board of Directors, effective at the Company’s 2012 Annual Meeting of Shareholders.

Director Compensation

The Nominating and Governance Committee, with input from an independent compensation consultant, annually reviews the compensation of the Company’s non-employee directors. Based on a 2012 review of director compensation levels, the Nominating and Governance Committee did not make any changes to the non-employee director compensation program. During 2012, non-employee directors received the following compensation for service as members of the Board of Directors and as members of Board committees:

•	Annual Board membership fee of $95,000 in cash;

•	Committee chair retainer fee of $25,000 in cash;

•	Lead Director retainer fee of $25,000 in cash; and

•	Annual Equity Retainer Fee of $140,000 in common shares (the number of common shares determined by dividing 140,000 by the average of the high and low share price on the date of grant).

Director Deferred Compensation

In 2012, non-employee directors were entitled to defer all or a portion of their cash and equity compensation. Deferred cash payments were credited with interest at a rate equal to the five year U.S. treasury rate, plus 2%. Under the “Deferred Compensation Plan for Non-Employee Directors,” the payment of director fees may be deferred for up to eight years, and directors may elect to receive their deferred fees in a lump sum or in equal annual installments over a period not to exceed eight years. In the event of the director’s departure either before or after the commencement of a deferral period, such director’s deferred fees will be paid in a lump sum payment. Under the terms of the plan, all deferred equity will be distributed to the director upon his or her departure from the Board.

Directors who also are our employees do not receive any of the compensation described above.

Equity Ownership Guidelines

Each member of the Board of Directors is expected to maintain an equity investment in the Company equal to at least three times the annual cash retainer, which must be achieved within five years of the director’s initial election to the Board. The holdings that may be counted toward achieving the equity investment guidelines include outstanding stock awards or units, shares obtained through stock option exercise, shares owned jointly with or separately by the director’s spouse and shares purchased on the open market. Outstanding stock options do not count toward achieving the equity investment guidelines. As of March 11, 2013, all members of the Board of Directors have met or, within the applicable period, are expected to meet, these share ownership guidelines.

CORPORATE GOVERNANCE

Governance Guidelines; Code of Ethical Business Conduct; Code of Ethics

The Board of Directors has adopted Corporate Governance Guidelines, which reflect the principles by which PulteGroup operates. The guidelines address an array of governance issues and principles including: director independence, committee independence, management succession, annual Board of Directors evaluation, periodic director evaluation, director share ownership, director nominations, director age limitations, role of the Lead Director, and executive sessions of the independent directors. PulteGroup’s Governance Guidelines are available for viewing on our website at www.pultegroupinc.com. The Board of Directors also has adopted a Code of Ethical Business Conduct, which applies to all directors and employees and a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Controller and other senior officers. The Company intends to include on its website any waivers of its Code of Ethical Business Conduct that relate to executive officers and directors as well as any amendments to, or waivers from, a provision of its Code of Ethics that applies to the Company’s principal executive officer, principal financial officer, or controller that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K.

Board Leadership

Our Corporate Governance Guidelines contemplate that the independent directors will annually designate one of the independent directors to serve as Lead Director for a one year term. While the Lead Director will be designated annually by the independent directors, in order to provide consistency and continuity, it is generally expected that he or she will serve for more than one year. As noted above, Mr. Postl currently serves as Lead Director. The Lead Director works with the Chairman and Chief Executive Officer to ensure that the Board of Directors discharges its responsibilities, has structures and procedures in place to enable it to function independently of management and clearly understands the respective roles and responsibilities of the Board of Directors and management. In addition, the Lead Director’s duties include convening and chairing regular executive session meetings of the non-management directors and, as appropriate, providing prompt feedback to the Chairman and Chief Executive Officer; coordinating and developing the agenda for executive sessions of the independent directors; convening meetings of the independent directors if necessary; coordinating feedback to the Chairman and Chief Executive Officer on behalf of the independent directors regarding business issues and management; providing final approval, after consultation with the Chairman and Chief Executive Officer, as to the agendas for meetings of the Board of Directors and informational needs associated with those agendas and presentations; performing such other duties as may be necessary for the Board of Directors to fulfill its responsibilities or as may be requested by the Board of Directors as a whole, by the non-management directors, or by the Chairman of the Board; in the absence of the Chairman of the Board, acting as chair of meetings of the Board of Directors; serving as the designated spokesperson for the Board of Directors when it is appropriate for the Board of Directors to comment publicly on any matter; and being available for consultation and direct communication if requested by the Company’s major shareholders. The Board of Directors believes that having a combined Chairman and Chief Executive Officer and an independent Lead Director having significant and well-defined responsibilities as described above enhances the Chairman and Chief Executive Officer’s ability to provide insight and direction on important strategic initiatives to both management and the independent directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all decisions of the Board of Directors, and accordingly facilitates the overall functioning of the Board of Directors.

Board Role in Risk Oversight

The Board of Directors’ involvement in risk oversight includes both formal and informal processes and involves the Board of Directors and committees of the Board of Directors.

On an annual basis, the Board of Directors or selected committees of the Board of Directors undertakes a formal enterprise risk assessment at which risks facing PulteGroup and associated responses are evaluated in detail. In addition to the formal assessment, the Board of Directors and committees of the Board of Directors are also involved in risk oversight on a more informal basis at regular Board of Directors and committee meetings. The Audit Committee receives materials on a frequent basis to address the identification and status of risks to the Company, including financial risks and litigation claims and risks. At meetings of the full Board of Directors, these risks are identified to Board members, and the Chairman of the Audit Committee reports on the activities of the Audit Committee regarding risk analysis. In addition, two times per year, the Audit Committee receives a report from PulteGroup’s Ethics Committee regarding current hotline activities and associated responses. The other committees of the Board of Directors also consider and address risk as they perform their respective responsibilities, and such committees report to the full Board of Directors from time to time as appropriate, including whenever a matter rises to the level of a material or enterprise level risk. The Board of Directors also receives regular financial and business updates from senior management, which updates involve detailed reports on financial and business risks facing PulteGroup when applicable.

Available information about PulteGroup

The following information is available on PulteGroup’s website at www.pultegroupinc.com and in print for any shareholder upon written request to our Secretary:

•	Previously filed SEC current reports, quarterly reports, annual reports, and reports under Section 16(a) of the Exchange Act

•	Audit Committee Charter

•	Compensation and Management Development Committee Charter

•	Nominating and Governance Committee Charter

•	Finance and Investment Committee Charter

•	Code of Ethics (for Covered Senior Officers)

•	Code of Ethical Business Conduct

•	Corporate Governance Guidelines

•	By-laws

DIRECTOR NOMINATION RECOMMENDATIONS

The Nominating and Governance Committee does not have a single method for identifying director candidates but will consider candidates suggested by a wide range of sources, including candidates recommended by shareholders. The Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Committee will review all proposed nominees, including those proposed by shareholders, in accordance with its charter and PulteGroup’s Corporate Governance Guidelines. While the Committee has not established specific types of experience or skills for potential candidates, the Committee will review the person’s judgment, experience, qualifications, independence, understanding of PulteGroup’s business or other related industries, and such other factors as the Committee determines are relevant in light of the needs of the Board of Directors and PulteGroup. The Board of Directors also believes that diversity is an important goal, and looks for potential candidates who will help ensure that the Board of Directors has the benefit of a wide range of attributes, including cultural, gender, ethnic and age diversity. Although there is no specific policy on diversity, the Nominating and Governance Committee takes various considerations into account in its selection criteria for new directors, which considerations may include the achievement of diversity on the basis of gender, race, national origin, functional background, and executive or professional experience. The Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.

You may recommend a person to be nominated for director by writing to our Secretary by certified mail, return receipt requested, or by recognized overnight courier to Steven M. Cook, Senior Vice President, General Counsel and Secretary, PulteGroup, Inc., 100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, Michigan 48304. Shareholders wishing to directly nominate a candidate for election as a director at next year’s annual meeting must deliver written notice to PulteGroup at the above address not later than 60 days prior to the date of next year’s annual meeting (unless public disclosure of the date of such meeting is made less than 70 days before such meeting, in which case notice must be received within 10 days following such public disclosure).

As further described in the Company’s By-laws, your recommendation must set forth:

•	the name and address of the proposed nominee;

•

the class or series and number of PulteGroup common shares which you own of record or beneficially and a representation that you intend to appear in person or by proxy at the meeting to nominate the proposed nominee;

•	a description of all arrangements or understandings between you and any other person (naming such person) pursuant to which the recommendation is being made by you;

•

any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act; and

•	a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In recent years, the U.S. housing market experienced a significant decline in the demand for new homes as well as a sharp decline in overall residential real estate values. In response to these market conditions, we restructured our operations for profitability at low volumes, including making significant reductions in employee headcount and overhead costs, and managed our business to generate cash, including curtailing our investments in inventory. We used this positive cash flow to, among other things, increase our cash reserves as well as retire outstanding debt.

Over the past few years, the Company modified its executive compensation programs in response to these challenging conditions. In 2012, new home sales in the U.S. increased for the first time since 2005, rising 20% to 367,000 homes. However, this improvement was from a very low base, as U.S. home sales in 2011 were the lowest since 1962. Although current volume remains very low compared to historical levels, the improved environment and our restructuring actions contributed to our return to profitability in 2012. In light of this more stable environment, the Board and management focused on profitability and return measures beginning in 2010. Accordingly, the Compensation and Management Development Committee (the “Committee”) incorporated into the Company’s long-term incentive program, economic profit improvement and total shareholder return, relative to a peer group of companies in 2010 and 2011, and improvement in return on invested capital in 2012.

We expect that overall market conditions will continue to improve but that improvements will occur unevenly across our markets. Our strategy to enhance shareholder value is centered around the following operational objectives:

•	improving our inventory turns;

•	more effectively allocating the capital invested in our business using a risk-based portfolio approach;

•

enhancing revenues through more strategic pricing, including establishing clear product offerings for each of our brands based on systematic, consumer-driven input, optimizing our pricing through the expanded use of options and lot premiums, and lessening our reliance on “speculative” home sales;

•	reducing our house costs through common house plan management, value-engineering our house plans, working with suppliers to reduce costs; and

•	maintaining an efficient overhead structure.

Pay for Performance

Pay for performance is a significant element of the Company’s executive compensation program. The material elements of our executive compensation program consist of base salary, annual incentive, long-term incentive and equity grants, with a majority of the total target compensation of each named executive officer provided in the form of variable or performance-based compensation. In 2012, the Committee modified the form of long-term incentive awards by granting stock-settled performance-based awards and time-based restricted shares in lieu of a long-term incentive mix of stock options, time-based restricted shares and long-term cash incentive awards previously granted under the Company’s long-term incentive program. The Company does not offer a service-based defined benefit pension plan or other similar benefits to its employees.

Key Executive Compensation Decisions and Actions

The Committee, with advice from its independent compensation consultant, engages in an ongoing review of the Company’s executive compensation program to ensure that the executive compensation program supports the Committee’s executive compensation philosophy. In connection with this ongoing review, the Committee continues to revise the executive compensation program to implement and maintain competitive market practices with respect to executive compensation. These practices include the following, each of which the Committee believes reinforces our executive compensation philosophy and objectives:

•

Emphasis on Future Pay Opportunity Versus Current Pay. The Committee seeks to provide an appropriate mix of compensation elements, striking a balance between short-term versus long-term compensation and cash versus equity-based compensation. The Committee believes that equity-based compensation aligns the interests of the named executive officers with those of our shareholders and encourages the named executive officers to continue to deliver results over the long-term. The Committee believes that the compensation awarded to the named executive officers should be at-risk by being based on the Company’s operating and stock price performance. Accordingly, beginning in 2012, the Committee replaced the performance-based long-term cash incentive awards granted under the Company’s long-term incentive program with performance-based awards that will be settled in PulteGroup shares in accordance with the terms of the applicable award agreements. In addition, the Committee eliminated the stock option grant that would have been made in February 2012 as part of the Company’s annual equity award.

•

Adoption of an Executive Severance Policy and Retirement Policy. Effective February 6, 2013, the Committee adopted the PulteGroup, Inc. Executive Severance Policy and the PulteGroup, Inc. Retirement Policy. The Executive Severance Policy provides for severance benefits ranging from one times base salary to two times base salary, depending on the length of an executive’s service with the Company and the executive’s position at the time of a qualifying termination of employment. The Retirement Policy clarifies the definition of retirement for purposes of determining the treatment of equity and long-term incentive awards following a qualifying retirement and also sets forth guidelines for determining the treatment of such awards following a qualifying retirement. The Committee believes that both of these policies help the Company accomplish its compensation philosophy of attracting and retaining exemplary talent and reduce the need to negotiate individual severance arrangements with new hires and departing executives.

•

Share Ownership Guidelines. To align our executives’ interests with those of our shareholders and to assure that our executives own meaningful levels of PulteGroup common shares throughout their tenures with the Company, we require our executive officers to meet share ownership guidelines. The share ownership guidelines require, within a five-year period from date of hire, promotion or determination that a position is subject to Section 16 of the Exchange Act, the Chief Executive Officer to own PulteGroup common shares equal in value to six times his base salary and each of the other named executive officers to own PulteGroup common shares equal to at least one to three times his or her respective base salary, depending on the position.

•	Perquisite Policy. We do not provide tax gross-ups on executive perquisite expenses incurred after January 1, 2010, except for gross-ups relating to relocation expenses.

•

Clawback Policy. In 2009, the Committee determined that it was in the interests of its shareholders to implement a clawback policy with respect to the annual incentive program, long-term incentive program, and equity grants. See “Clawback Policy” for further information regarding the clawback policy.

•

Prohibition on Pledging and Hedging of PulteGroup Securities. To further enhance the linkage between executives’ long-term incentive compensation and shareholder value, PulteGroup’s insider trading policy prohibits directors and executive officers from engaging in hedging or monetization transactions and holding PulteGroup securities in a margin account or pledging PulteGroup securities as collateral for a loan. See “Equity Grants” for further information regarding the Company’s insider trading policy.

In its compensation review process, the Committee considers whether the Company’s executive compensation and benefits program serves the interests of the Company’s shareholders. In that respect, as part of its on-going review of the Company’s executive compensation program, the Compensation Committee considered the input it has received from various shareholders, including the affirmative shareholder “say on pay” vote at the Company’s prior annual meeting of shareholders. In connection with this review, while the Committee determined that the Company’s executive compensation philosophy, compensation objectives, and compensation elements continued to be appropriate, the Committee approved modifications to the Company’s compensation peer group (as described below under “Market Comparisons”) to address the decrease in the size of the peer group over the past several years due to the consolidation of the home-building industry. The new peer group includes companies operating in comparable industries and of comparable size to us in terms of revenues and market capitalization. This new peer group will be used in setting 2013 compensation levels.

Named Executive Officers

For 2012, our named executive officers are Richard J. Dugas, Jr., Chairman of the Board, President and Chief Executive Officer, Robert T. O’Shaughnessy, Executive Vice President and Chief Financial Officer, James R. Ellinghausen, Executive Vice President, Human Resources, Harmon D. Smith, Executive Vice President-Homebuilding Operations and Area President-Texas, John J. Chadwick, Area President-Southwest and John B. Bertero III, the Company’s former Area President-East. Mr. Bertero separated from the Company, effective November 30, 2012. Please see the “Separation Agreement with John B. Bertero III” section of this Compensation Discussion and Analysis for a description of benefits paid to Mr. Bertero in connection with his departure from the Company.

Establishing and Evaluating Executive Compensation

Executive Compensation Philosophy

Our overall compensation philosophy applicable to named executive officers is to provide a compensation program that is intended to attract and retain qualified executives for PulteGroup through fluctuating business cycles, provide them with incentives to achieve our strategic, operational, and financial goals, increase shareholder value, and reward long-term financial success. The Committee also intends to motivate the named executive officers to achieve other non-financial objectives, including customer satisfaction, people development, and building and maintaining a strong culture within the organization.

Key principles of our executive compensation philosophy include:

•	providing total compensation levels that are competitive with our direct competitors within the homebuilding industry, as well as companies of similar size and complexity in related industries;

•	fostering a pay for performance environment by delivering a significant portion of total compensation through performance-based, variable pay;

•	aligning the long-term interests of our executives with those of our shareholders;

•	requiring our executives to own significant levels of PulteGroup shares;

•

balancing cash compensation with equity compensation to ensure that each executive has a significant personal financial stake in PulteGroup’s share price performance (in general, we seek to provide a significant portion of total compensation to named executive officers in the form of equity-based compensation); and

•

balancing short-term compensation with long-term compensation to ensure that our senior executives are properly focused on the achievement of both operational and financial goals and longer-term strategic objectives.

While our executive compensation philosophy and decisions with respect to compensation do not differ materially as applied to each of our named executive officers, the Committee believes that, given the contributions of Mr. Dugas to our overall strategy, as well as the requirements and responsibilities of his position as Chairman of the Board and leader of the Company, the total compensation levels for Mr. Dugas should be higher than the total compensation levels of the other named executive officers.

The Compensation and Management Development Committee

The Committee establishes the Company’s executive compensation philosophies and oversees the development and implementation of the Company’s executive compensation program. The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available at www.pultegroupinc.com. In general, the scope of the Committee’s authority is determined by the Board of Directors, or established by formal incentive plan documents. The fundamental responsibilities of the Committee include the following with respect to the Company’s senior executives:

•	to establish compensation-related performance objectives under the annual incentive program and long-term incentive program that support our strategic plan;

•	to establish individual performance goals and objectives for the Chief Executive Officer and other named executive officers;

•	to evaluate the job performance of the Chief Executive Officer and the other named executive officers in light of those goals and objectives;

•

to annually review and approve compensation levels for the Company’s Chief Executive Officer and other named executive officers. The Committee seeks input from the independent members of PulteGroup’s Board of Directors in establishing compensation levels for the Company’s named executive officers (including the Chief Executive Officer);

•	to administer PulteGroup’s equity compensation and shareholder-approved incentive compensation plans;

•	to develop and review succession plans for the Chief Executive Officer position, including assessing and creating development plans for internal talent;

•	to review succession planning, leadership development programs and bench strength for all other senior executive positions; and

•	to annually review the potential risks associated with the Company’s compensation program.

Information on the Committee’s processes and procedures for consideration of executive compensation are addressed under “Committees of the Board of Directors—Compensation and Management Development Committee” above.

The Committee is currently comprised of Mr. Bryce Blair, Ms. Cheryl W. Grisé, Mr. Patrick O’Leary, Mr. James J. Postl and Mr. Bernard Reznicek. Mr. Reznicek served as the Committee Chairman until May 2012 when Mr. O’Leary assumed Committee Chairmanship. Each member of the Committee qualifies as an independent director under NYSE listing standards and our Corporate Governance Guidelines.

Independent Compensation Consultant

Pearl Meyer & Partners (“Pearl Meyer”) provides independent executive consulting services to the Committee. Pearl Meyer is retained by and reports to the Committee and participates in Committee meetings, as requested by the Committee. Pearl Meyer also:

•	participates in the design of the Company’s executive compensation program to help the Committee evaluate the linkage between pay and performance;

•	assists the Committee in developing a compensation peer group to be used for evaluating compensation decisions;

•	provides and reviews market data and advises the Committee on setting executive compensation and the competitiveness and reasonableness of the Company’s executive compensation program;

•	reviews and advises the Committee regarding the elements of the Company’s executive compensation program, equity grant and dilution levels, each as relative to the Company’s peers;

•	reviews and advises the Committee regarding individual executive pay decisions;

•	reviews and advises the Committee with respect to new compensation plans and programs, such as the Executive Severance Policy and Retirement Policy;

•	reviews and advises the Committee regarding regulatory, disclosure and other technical matters;

•	reviews and advises the Committee regarding the Company’s compensation risk assessment procedures; and

•	reviews and advises the Nominating and Governance Committee regarding Director compensation.

Pearl Meyer does not provide any other services to the Company.

Role of Executive Officers

As noted above, the Committee is responsible for all compensation decisions for our senior executives (which include the named executive officers). Mr. James R. Ellinghausen, the Company’s Executive Vice President, Human Resources, works with Mr. O’Leary to establish meeting agendas and to determine whether any members of PulteGroup’s management or outside advisors should attend meetings. Our Chairman of the Board, President and Chief Executive Officer, Mr. Richard J. Dugas, Jr., annually reviews the performance of each member of senior management (other than Mr. Dugas’ performance). Recommendations based on these reviews, including salary adjustments, annual bonuses, and equity grants, are presented to the Committee. Decisions regarding salary adjustments, annual bonuses, and equity grants for Mr. Dugas are made by the Committee. All decisions for 2012 made with respect to the named executive officers other than Mr. Dugas were made after deliberation with Mr. Dugas. In addition, Messrs. Dugas and Ellinghausen assisted the Committee in determining Mr. Bertero’s separation benefits. Please see the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement for a description of benefits to be paid to Mr. Bertero in connection with his departure from the Company.

At various times during the year at the request of the Committee, Robert T. O’Shaughnessy, the Executive Vice President and Chief Financial Officer of the Company, attended Committee meetings, or portions of Committee meetings, to provide the Committee with information regarding the Company’s operational performance, financial performance, or other topics requested by the Committee to assist the Committee in making its compensation decisions.

Key Factors in Setting 2012 Compensation

In establishing and evaluating the Company’s 2012 executive compensation program, the Committee, in consultation with Mr. Dugas, as applicable, considered the following key factors:

•	overall Company performance and specific financial results relative to incentive performance goals established by the Committee in February 2012;

•	competitive pay practices (evaluated based on market comparisons and recommendations of Pearl Meyer);

•	individual performance of each of our named executive officers;

•	historical equity grants and the current value of each of our named executive officer’s equity holdings;

•	tally sheets presenting the potential compensation for each of our named executive officers based on equity grant values and performance levels under our incentive compensation programs; and

•	our ability to retain and motivate key talent.

Market Comparisons

The Committee does not believe that it is appropriate to establish compensation levels based only on market practices. The Committee believes that compensation decisions are complex and require a deliberate review of Company performance and peer compensation levels, as well as the overall business environment. While the Committee factors peer compensation levels and practices into setting compensation levels, this peer information is one of the many factors that the Committee considers in determining compensation levels. For each element of compensation, the Committee, based on the advice of its consultant, uses a guideline range of the 50th to 75th percentile of the market data (i.e., peer group and survey data) to establish target compensation levels. Additionally, at various times during the year, the Committee reviews market data to assess the reasonableness and competitiveness of the Company’s executive compensation program.

The compensation peer group used for evaluating 2012 compensation decisions consisted of the publicly-traded homebuilding companies set forth below, which was the same peer group that the Committee used to evaluate 2011 compensation decisions. The companies included in the 2012 compensation peer group were:

D.R. Horton, Inc.	NVR, Inc.
KB Home	The Ryland Group, Inc.
Lennar Corporation	Toll Brothers, Inc.

The Committee considers factors such as the size of the Company relative to the compensation peer group, management ownership and financial performance in evaluating market data.

In addition to reviewing compensation practices among the compensation peer group, the Committee believes it is important to review compensation practices within general industry. The Company participates in or purchases a number of compensation surveys. The Committee reviews a blend of general industry and peer group survey data in establishing target compensation levels and to evaluate whether the Company’s compensation policies are in line with market data. The 2012 survey data provided to the Committee by Pearl Meyer was compiled from the following general industry compensation surveys: Mercer Human Resource Consulting’s US Mercer Benchmark Database (MBD) Executive (which has approximately 2,500 participating companies); TowersWatson General Industry

Executive Database (which has approximately 450 participating companies); and TowersWatson Top Management Compensation (which has approximately 550 participating companies). For the Area Presidents, Pearl Meyer also utilized survey data from the ACS Homebuilders survey (which has 11 participating companies). To assist the Committee in its review of the general industry survey data, Pearl Meyer extracts compensation information from the surveys with respect to companies with annual revenues ranging from $3 billion to $6 billion for Named Executive Officers holding corporate-wide positions and $800 million for the Area Presidents. The Committee believes that the compensation practices at companies of this size are most relevant to the Committee’s decision-making process.

In light of the continued consolidation of the home-building industry over the past several years, the Committee felt it appropriate to perform a holistic review of the Company’s historical peer group with the assistance of Pearl Meyer. Based on this review, in November 2012, the Committee approved changes to the Company’s current peer group selection criteria to include (i) companies within, or operating in an industry similar to, the home-building industry and (ii) companies of similar size in terms of revenue or market capitalization (1/2 to 2 times PulteGroup’s revenue and market capitalization). In evaluating companies to include in the Company’s peer group, the Committee also reviewed the say-on-pay history for each of the companies to understand the alignment of the executive compensation programs at those companies with the interests and views of the shareholders of such companies. Based on this review, the Committee approved the following peer group to be used for evaluating 2013 compensation decisions:

D.R. Horton, Inc.	Mohawk Industries, Inc.
KB Home	NVR, Inc.
Lennar Corporation	Owens Corning
Masco Corporation	The Ryland Group, Inc.
M.D.C. Holdings, Inc.	Toll Brothers, Inc.
Meritage Homes Corporation	USG Corporation

Use of Tally Sheets

The Committee reviews tally sheets, prepared by management and reviewed by Pearl Meyer, which present comprehensive data on the total potential compensation for each of the named executive officers based on various equity grant values and performance levels under our incentive compensation programs. The tally sheets provide the Committee with a framework of potential minimum and maximum compensation levels that each named executive officer may earn under the Company’s executive compensation program. While the tally sheets provide a framework for the Committee, they are not determinative of the elements or amounts of compensation paid.

Executive Compensation Program Elements

The Committee has designed the elements of the compensation program for the named executive officers to advance the operational objectives and the long-term strategies of the Company. The following chart sets forth various compensation elements under the Company’s 2012 compensation program, each of which is described in detail in this Compensation Discussion and Analysis, and the purpose of each element.

Program Element	Purpose
Annual Base Salary	• Provides base pay levels that are competitive with market practices in order to attract and retain top executive talent.
Annual Incentive Program

•    Provides annual incentive opportunities that are competitive with market practices in order to attract, motivate and retain top executive talent.

•    Rewards executives for annual performance results relative to pre-established goals that are deemed critical to the success of the Company.

•    Aligns interests of executives with those of our shareholders.

Long-Term Incentive Program and Equity-Based Awards • Stock-Settled Performance-Based Awards—Long-Term Incentive Awards • Restricted Shares with 3-year cliff vesting

•    Provides long-term incentive opportunities and equity grants that are competitive with market practices in order to attract, motivate and retain top executive talent.

•    Focuses executives on long-term performance of the Company.

•    Directly aligns the interests of executives with those of our shareholders.

•    Motivates and rewards executives for long-term performance results relative to the Company’s peer group and pre-established goals that are deemed critical to the success of the Company.

•    Retains top executive talent over vesting and performance period.

Non-Qualified Deferred Compensation

•    Provides a vehicle for deferred compensation in addition to our 401(k) plan that allows participants to defer a portion of their incentive income that earns interest until the amount is distributed at future date(s) specified by the participant (e.g., the applicable 2012 interest rate was 2.878% under the Company’s Non-Qualified Deferral Program).

Perquisites • Financial & Tax Planning Reimbursements • Health Examination Reimbursements • Vehicle Reimbursement Program

•    Provides a limited number of perquisites that are competitive with market practices.

•    In the case of Health Examination Reimbursements, attempts to minimize disruptions to shareholders by encouraging executives to be proactive about their health.

•    In the case of the Vehicle Reimbursement Program, facilitates the performance of the Area President’s duties by sharing with the executive the costs of a vehicle to be used for both personal and business travel.

Base Salary

The Committee determines the appropriateness of executives’ base salaries by considering the responsibilities of their positions, their individual performance and tenure, internal equity, comparison to the base salary levels of executives in the compensation peer group and the general industry compensation surveys and the recommendations of Pearl Meyer. Base salary increases are considered annually and are based upon both individual and Company performance in the prior year.

Other than in connection with the promotions of Messrs. Smith and Chadwick, the Committee elected not to increase the base salary levels from the levels set in 2011 for the named executive officers at that time. In connection with Mr. Smith’s promotion to Executive Vice President—Homebuilding Operations and Area President—Texas, effective May 21, 2012, Mr. Smith’s annual base salary was increased from $565,000 to $625,000. In connection with Mr. Chadwick’s promotion to Area President—Southwest, effective January 28, 2012, Mr. Chadwick’s annual base salary was increased from $400,000 to $450,000. The changes in the base salary levels for each of Messrs. Smith and Chadwick were made after considering the market data discussed above and the Company’s historical pay practices with respect to similarly situated executive officers.

Annual Incentive Compensation

Under the shareholder-approved PulteGroup, Inc. 2008 Senior Management Incentive Plan (the “2008 Incentive Plan”), the Committee provides both annual and long-term incentives. The Committee adopted the 2012 Annual Incentive Program (the “Annual Program”) under the 2008 Incentive Plan. Awards for named executive officers who hold corporate-wide positions are based entirely on corporate performance, while awards for the Area Presidents are based on their respective Area’s performance. The Committee believes that this design element appropriately ties incentive compensation to the performance of the named executive officer’s primary area of responsibility.

Corporate Performance

The payment of awards under the 2012 Annual Program applicable to the named executive officers other than the Area Presidents (Messrs. Smith, Chadwick and Bertero) was subject to the attainment of specific performance goals relating to consolidated pre-tax income, adjusted gross margin, selling, general and administrative (“SG&A”) expenses and inventory turns, with each performance goal weighted equally. The table below indicates the performance metrics and potential payouts with respect to the Company’s achievement of the 2012 Annual Program goals. The Committee believes that these performance metrics were meaningful measures of the Company’s 2012 performance because these metrics increase the focus of participants on Company profitability and are tied to the Company’s strategy with respect to shareholder value creation. The Committee established the payout formula to encourage strong, focused performance. Given the economic and market conditions at the time the targets were set, the target payout level was designed to be achievable with strong management performance, while payout at the maximum level was designed to be very difficult to achieve.

		2012 Goals ($ in 000s)(1)
Performance Measures	Weighting	Threshold Payout (50%)	Target Payout (100%)	Maximum Payout (200%)	Performance Results(2)	Achieved Payout	Weighted Payout
Pre-Tax Income (000s) (2)	25%	$40,000	$100,000	$220,000	$273,263	200%	50.0%
Adjusted Gross Margin (3)	25%	18.3%	19.3%	21.5%	20.9%	173.0%	43.3%
SG&A (as a % of Revenue) (4)	25%	12.5%	11.4%	10.5%	11.3%	111.0%	27.8%
Inventory Turns (5)	25%	0.66	0.71	0.84	0.78	154.0%	38.5%
					Total % of Target:		159.5%

(1)	Payouts for performance between threshold and target payout levels and between target and maximum payout levels are calculated using straight line interpolation.

(2)	Pre-tax income represents Income (Loss) Before Income Taxes as reported in the Company’s Annual Report, as adjusted to exclude the impact of certain items, including: land-related adjustments, gains on land sales, gains and losses on debt retirement, and adjustments to mortgage repurchase reserves.

(3)	Gross margin percentage represents the quotient of Home Sale Gross Margin excluding Land and Community Valuation Adjustments and Capitalized Interest Amortization divided by Home Sale Revenues, each as reported in the Company’s Annual Report.

(4)	Selling, general, and administrative percentage represents the quotient of Selling, General, and Administrative Expenses divided by Home Sale Revenues, each as reported in the Company’s Annual Report.

(5)	Inventory turns represents the quotient of the trailing 12-month sum of Home Sale Cost of Revenues as reported in the Company’s Annual Report (excluding interest, land impairments, commissions, closing costs, and certain other items) divided by the trailing 13-month average of the sum of (1) House and Land Inventory, (2) Land Held for Sale, and (3) Land, Not Owned, Under Option Agreements, each as reported in the Company’s Annual Report (excluding capitalized interest and certain other items).

Pursuant to the terms of the Annual Program, each performance goal is measured independently of the other performance goals and payout is determined based on the weighted average result of all four performance goals. For 2012, each goal had a 25% weighting in the payout calculation. As shown in the table above, the Company’s performance exceeded target performance with respect to each goal, resulting in each participating named executive officer receiving a payout above the target award level. Pursuant to the terms of the 2008 Incentive Plan, the Committee has the discretion to pay the awards in cash, equity or both. The Committee determined to pay the entire award in cash.

The table below indicates the award opportunities established by the Committee and the cash payout under the Annual Program applicable to the named executive officers who held corporate-wide positions, other than Mr. Smith who is reported in the table under “Business Unit Performance” below. The Committee determined the target payout level for each of the named executive officers based on each named executive officer’s position within the Company, each named executive officer’s historical pay levels, the incentive pay for executives at companies in our compensation peer group and the general industry compensation surveys and the recommendations of Pearl Meyer. In setting the 2012 target award opportunities, the Committee did not change the target award percentage opportunities compared to the 2011 targets for the named executive officers holding corporate-wide positions, except that Mr. Dugas’ target award under the Annual Program was reduced from 200% to 175% of his base salary. Mr. Dugas’ target incentive award was reduced to rebalance the total mix of compensation awarded to Mr. Dugas, which resulted in a reduction in his Annual Program award opportunity and an increase in his LTI Program award opportunity as compared to 2011.

Executive	Base Salary 2012	Target as % of Salary	Threshold(1)	Target	Maximum	Total Payout(2)
Richard J. Dugas, Jr.	$1,200,000	175%	$262,500	$2,100,000	$4,200,000	$3,349,500
Robert T. O’Shaughnessy	$700,000	100%	$87,500	$700,000	$1,400,000	$1,116,500
James R. Ellinghausen	$525,000	100%	$65,625	$525,000	$1,050,000	$837,400

(1)	The threshold amount represents the minimum award that could be paid to the named executive officer upon the Company’s satisfaction of threshold performance for only one of the four performance goals. As noted previously, each performance goal is measured independently of the other performance goals.

(2)	Pursuant to the terms of the 2008 Incentive Plan, the Committee has the discretion to pay the awards in cash, restricted shares or both. The Committee determined to pay the entire award in cash.

Business Unit Performance

The Committee reviewed the design of the field leaders incentive plan to ensure that the plan measures encouraged strong, focused performance by our Area Presidents. The Area President’s 2012 Annual Program awards were determined based on each Area President’s respective Area’s pre-tax income, adjusted gross margin, SG&A expenses, and inventory turns, with each performance goal weighted equally.

The table below indicates the award opportunities established by the Committee and the cash payouts with respect to Area performance. The Committee determined the target payout level for each of the named executive officers based on each named executive officer’s position within the Company, each named executive officer’s historical pay levels, the incentive pay for executives at companies in our compensation peer group and the general industry compensation surveys and the recommendations of Pearl Meyer. In setting the 2012 target award opportunities in February 2012 for the Area Presidents, the Committee did not change the target award percentage opportunities compared to the 2011 targets. In connection with Mr. Smith’s promotion to Executive Vice President—Homebuilding Operations and Area President—Texas, effective May 21, 2012, Mr. Smith’s award opportunity was adjusted to reflect the changes in Mr. Smith’s responsibilities and increased annual base salary. Accordingly, 38% of Mr. Smith’s 2012 annual incentive award is determined solely on performance of the Gulf Coast Area during the first 20 weeks of 2012 using a target award of $500,000, and 62% of Mr. Smith’s 2012 annual incentive award is determined based on an equal weighting of Gulf Coast Area and Company performance using a target award of $625,000.

Executive	Base Salary 2012	Target as % of Salary	Threshold	Target	Maximum	Performance Result(2)	Total Payout(3)
Harmon D. Smith	$625,000(1)	100%	$78,125	$625,000	$1,250,000	168%	$953,800(4)
John J. Chadwick	$450,000	100%	$56,250	$450,000	$900,000	195.8%	$881,100
John B. Bertero III (5)	$550,000	91%	$62,500	$500,000	$1,000,000	143.8%	$658,101

(1)	In connection with Mr. Smith’s mid-year promotion, 38% of Mr. Smith’s 2012 annual incentive award is determined solely on performance of the Gulf Coast Area during the first 20 weeks of 2012 using a target award of $500,000, and 62% of Mr. Smith’s 2012 annual incentive award is determined based on an equal weighting of Gulf Coast Area and Company performance using a target award of $625,000. Mr. Smith received a payout of $309,100 with respect to his corporate performance goals.

(2)	For Mr. Smith, the payout represents weighted average performance results for six Business Units and corporate-wide performance. For Mr. Chadwick, the payout represents weighted average performance results of three Business Units. For Mr. Bertero, the payout represents weighted average performance results for eight Business Units.

(3)	Pursuant to the terms of the 2008 Incentive Plan, the Committee has the direction to pay the awards in cash, restricted shares or both. The Committee determined to pay the entire award in cash.

(4)	Includes $309,100 paid to Mr. Smith based on the achievement of the corporate performance goals discussed above.

(5)	In connection with Mr. Bertero’s separation from the Company, his award under the Annual Program was prorated for the period in 2012 during which he performed services for the Company.

Long-Term Incentive Compensation

In order to provide management with incentives to achieve our long-term goals, in connection with the adoption of the 2008 Incentive Plan, the Committee adopted the Long-Term Incentive Program (the “LTI Program”). During 2012, each named executive officer was granted an aggregate award opportunity in the form of stock-settled performance-based awards under the LTI Program for the 2012-2014 performance period. During the fiscal year ended December 31, 2012, the 2012-2014, 2011-2013 and 2010-2012 performance periods were outstanding under the LTI Program. Based on their employment commencement and promotion dates, Messrs. O’Shaughnessy, Smith, Chadwick and Bertero did not participate in the 2010-2012 LTI Program. The Committee designed the LTI Program to have overlapping performance periods to address the cyclical nature of the homebuilding industry. These overlapping performance periods provide the Committee with the flexibility to address circumstances within our industry as well as the general economic and market conditions at the time the targets are set. For performance periods commencing after January 1, 2012, the Committee has replaced the long-term cash incentive awards previously granted under the LTI Program with performance awards that will be settled in PulteGroup shares in accordance with the terms of the applicable award agreements. The Committee believes that the replacement of long-term cash incentive awards under the LTI Program with stock-settled performance awards further aligns the interests of the named executive officers with the interests of the Company’s shareholders.

2012-2014 LTI Program

For the 2012-2014 LTI Program, the Committee selected return on invested capital (“ROIC”) improvement as the primary performance metric. ROIC improvement was deemed by the Committee to be an effective long-term measure that further aligns the executives’ interests with the interests of shareholders. For purposes of the 2012-2014 LTI Program, ROIC is defined as (i) consolidated earnings before interest, taxes, depreciation and amortization (adjusted to exclude the expense related to performance awards granted after December 1, 2011, mortgage repurchase reserve adjustments related to mortgage loan originations prior to January 1, 2012, gain or loss on debt retirements, land-related charges and land sale gains related to land acquired prior to January 1, 2012, intangible impairments and changes in U.S. generally accepted accounting principles), divided by (ii) consolidated shareholders’ equity plus consolidated debt (each as adjusted to exclude consolidated cash, income tax asset and liability accounts, intangible assets, financial services debt and changes in U.S. generally accepted accounting principles).

By utilizing an improvement measure, the Committee is able to create meaningful performance targets because the three-year goals would continually be based on improvement relative to prior performance rather than on an absolute basis. Consistent with the design of the 2011-2013 LTI Program, the Committee included an additional performance metric requiring the Committee to either increase or decrease the award payouts by an amount of up to 20% based on the Company’s Total Shareholder Return (“TSR”) percentile rank relative to a TSR comparator group. The companies used to evaluate TSR consisted of the same companies that were included in the Company’s 2012 compensation peer group (D.R. Horton, Inc., KB Home, Lennar Corporation, NVR, Inc., The Ryland Group, Inc. and Toll Brothers, Inc.).

The table below shows the award opportunities established by the Committee relating to the 2012-2014 LTI Program. Other than with respect to Messrs. Dugas, Smith and Bertero, the Committee did not increase the three-year aggregate target award percentage opportunities under the 2012-2014 LTI Program compared to the three-year aggregate target award percentage opportunities set for participating named executive officers for the 2011-2013 LTI Program. Mr. Dugas’ target award opportunity under the LTI Program was increased from 167% of base salary to 188% of base salary to reflect a rebalance of his total compensation to focus a larger percentage on long-term incentives rather than annual incentives. Mr. Smith’s target award opportunity under the LTI Program was increased from 44% of base salary to 53% of base salary, while Mr. Chadwick’s target award opportunity under the LTI Program was increased from 53% of base salary to 63% of base salary. In the case of Messrs. Smith and Chadwick, their target award opportunities under the LTI Program were determined based on the Company’s historical pay practices with respect to similarly situated executive officers. Actual settlement of the award will be determined after the end of the three-year performance period based on ROIC improvement during the performance period relative to 2011. Under the award agreement, the 2012-2014 LTI award will be settled in PulteGroup shares, except that the award will be settled in a combination of PulteGroup shares and cash if (i) the fair market value of a PulteGroup share is less than $5.00 on December 31, 2014 (or the date of termination of employment due to death or disability) or (ii) the Company does not have a sufficient number of available shares under the Company’s stock incentive plan in effect at the time of the settlement of the award. Given the economic and market conditions at the time the targets were set, the target payout level was designed to be achievable with strong management performance, while the maximum level was designed to be difficult to achieve.

Award Opportunity Under 2012-2014 LTI Program

Executive	Base Salary as of 1/1/2012(1)	Target as % of Salary	Threshold	Target	Maximum
Richard J. Dugas, Jr.	$1,200,000	188%	$1,125,000	$2,250,000	$4,500,000
Robert T. O’Shaughnessy	$700,000	111%	$387,500	$775,000	$1,550,000
James R. Ellinghausen	$525,000	133%	$350,000	$700,000	$1,400,000
Harmon D. Smith	$565,000	53%	$150,000	$300,000	$600,000
John J. Chadwick	$400,000	63%	$125,000	$250,000	$500,000
John B. Bertero III (2)	$550,000	50%	$137,500	$275,000	$550,000

(1)	Base salary is measured as of the first day of the performance period.

(2)	Pursuant to the terms of his separation agreement and the Company’s LTI Program, Mr. Bertero is entitled to amounts, if any, for the 2012-2014 performance period based on the actual performance of the Company and prorated through his date of separation.

2011-2013 and 2010-2012 LTI Programs

The 2011-2013 LTI Program remains outstanding and will be settled following the completion of the three-year performance period, depending upon the Company’s Economic Profit improvement and total shareholder return relative to the companies included in the 2012 compensation peer group.

During 2012, the 2010-2012 LTI Program concluded and for each of the participating named executive officers, payout under the 2010-2012 LTI Program was based on Economic Profit improvement and total shareholder return relative to the companies included in the 2012 compensation peer group. Messrs. O’Shaughnessy, Smith, Chadwick and Bertero did not participate in the 2010-2012 LTI Program.

The table below sets forth the performance metrics for the 2010-2012 LTI Program. The Committee believed that Economic Profit improvement was an effective measure to align the executives’ interests with shareholders’ interests given the economic and market conditions at the time the award was granted.

	2010—2012 LTI Program Performance Goals (in 000s)
Performance Measures	Threshold Payout (50%)	Target Payout (100%)	Maximum Payout (200%)
Economic Profit Improvement (1)	$1,450,000	$1,490,000	$1,570,000

(1)	Economic Profit Improvement represents the year over year change in earnings before interest and taxes, as adjusted to include an estimate of the Company’s cost of capital. In order to compare similar performance year over year, Economic Profit is adjusted to exclude the impact of certain items, including; goodwill impairments; land-related adjustments; gains on land sales; gains and losses on debt retirement; adjustments to mortgage repurchase reserves; and adjustments to certain restructuring and other reserves.

Based on the Company’s Economic Profit improvement performance over the 2010-2012 performance period, none of the named executive officers received a payout with respect to the 2010-2012 LTI Program.

Equity Grants

In addition to the long-term incentive opportunities granted under the Company’s LTI Program, we make annual grants of time-based equity to named executive officers as a means of furthering the linkage between an executive’s long-term incentive compensation and shareholder value. We seek to provide a significant portion of total compensation to named executive officers in the form of equity compensation. We believe that equity awards:

•	support a pay-for-performance culture, as compensation is only recognized by executives to the extent that value is created for shareholders;

•	balance the overall compensation program by providing an appropriate mix of equity and cash compensation;

•	properly focus executives on long-term value creation for shareholders; and

•	encourage executive retention, particularly through fluctuating business cycles.

The Company’s philosophy is to award equity grants to our named executive officers in amounts reflecting market data and the participant’s position, ability to influence our overall performance and individual performance based on a review of our named executive officers’ performance during the prior year against pre-determined objectives such as operational efficiency, employee engagement, and retention and development of key management talent. In addition, the Committee considers historical grant practices, the current value of each executive’s unvested equity holdings, market compensation levels, and executive ownership levels in determining grants for individual executives. To further enhance the linkage between executives’ long-term incentive compensation and shareholder value, PulteGroup’s insider trading policy prohibits directors and executive officers from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, with respect to their PulteGroup security holdings. Additionally, under PulteGroup’s insider trading policy, directors and executive officers are prohibited from holding PulteGroup securities in a margin account or pledging PulteGroup securities as collateral for a loan, as such arrangements could result under some circumstances in a margin sale or foreclosure sale occurring at a time when the director or executive officer is aware of material nonpublic information or otherwise is not permitted to trade in PulteGroup securities.

The Committee believes that the annual equity grants to the named executive officers should be determined after a review of the Company’s financial statements for a full year. As a result, all annual equity awards are expected to be granted on the date of the regular Board meeting to be held in February of the following year.

In determining the annual equity grants for 2012 performance, the Committee considered the following: (i) the Company’s historical year-over-year compensation practices, including historical grant levels; (ii) total compensation earned by the named executive officers; (iii) current equity ownership of each of the named executive officers; (iv) a peer group analysis conducted by Pearl Meyer of the compensation of executive officers holding comparable positions at the companies within the compensation peer group; and (v) PulteGroup’s objective to provide greater incentive based on long-term Company performance. In connection with the Committee’s review of the Company’s executive compensation program for 2012, the Committee approved the replacement of stock options and long-term cash incentive awards with stock-settled performance awards and time-based restricted share awards.

As set forth in the table below, in February 2013, the Committee granted the following awards in recognition of each named executive officer’s performance in 2012.

	Time-Based Restricted Shares(1)
Executive	#	Value(2)
Richard J. Dugas, Jr.	114,069	$2,250,011
Robert T. O’Shaughnessy	39,291	$775,015
James R. Ellinghausen	35,488	$700,001
Harmon D. Smith	25,349	$500,009
John J. Chadwick	12,675	$250,014

(1)	These equity awards were granted in 2013 and, accordingly, are excluded from the 2012 Summary Compensation Table.

(2)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

On December 5, 2011, the Committee granted each named executive officer other than Messrs. Dugas and Bertero performance-based equity awards representing the right to receive the Company’s common shares upon satisfaction of certain performance-based milestones. During 2012, 25% of the shares subject to such awards vested based on the Company’s achievement of a quarterly gross margin goal equal to or greater than 20%. The shares earned will be distributed on the second anniversary of the grant date, subject to the executive’s continued employment with the Company through such date.

Executive Severance Policy and Separation Arrangements

Effective February 6, 2013, the Committee adopted the PulteGroup, Inc. Executive Severance Policy which provides for severance benefits ranging from one times base salary to two times base salary, depending on the length of service with the Company and the executive’s position at the time of a qualifying termination of employment. The Committee believes that the policy helps the Company accomplish its compensation philosophy of attracting and retaining exemplary talent and reduces the need to negotiate individual severance arrangements with departing executives.

While the policy reduces the need to negotiate individual severance provisions, the Committee recognizes that under certain circumstances individual severance arrangements may be desirable or beneficial to the Company. Pursuant to the Company’s Executive Severance Policy, adopted March 17, 2011, the Company is prohibited from entering into a severance agreement with a senior executive of the Company without shareholder approval if such agreement would provide for specified benefits exceeding 2.99 times the sum of (a) the senior executive’s annual base salary as in effect immediately prior to termination of employment and (b) the senior executive’s target annual bonus in the fiscal year in which the termination of employment occurs. Benefits excluded from this policy are (i) the value of any accelerated vesting of any outstanding equity-based award provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Company’s senior executives, (ii) a pro-rata portion of the value of any accelerated vesting of any outstanding long-term cash-based incentive award provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Company’s senior executives, (iii) compensation and benefits for services rendered through the date of termination of employment, (iv) any post-termination retirement and other benefits, special benefits or perquisites provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Company’s senior executives and (v) payments that are required by the Company’s bylaws regarding indemnification and/or a settlement of any claim made against the Company. The policy is available for viewing on our website at www.pultegroupinc.com.

In connection with Mr. Bertero’s November 2012 separation from the Company, Mr. Bertero and the Company entered into a separation agreement on November 30, 2012. The Committee, working with Messrs. Dugas and Ellinghausen as well as Pearl Meyer, evaluated the level of separation benefits to be paid to Mr. Bertero by reviewing peer group data. Please see the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement for a description of the benefits to be paid to Mr. Bertero in connection with his departure from the Company.

Benefits

Named executive officers participate in employee benefit plans generally available to all employees on the same terms as similarly-situated employees. In addition, each of the named executive officers were eligible to participate in the Health Examination Reimbursement Plan and the Financial Counseling Reimbursement Plan. The named executive officers, as well as other PulteGroup executives, may also participate in the Company’s Non-Qualified Deferral Program, under which they may elect to defer the receipt of their annual and/or long-term incentive cash awards. This plan is discussed further under the section “2012 Non-Qualified Deferred Compensation Table.” We do not have a defined benefit pension plan.

Compensation Mix

As noted in the Executive Summary of this Compensation Discussion and Analysis, the Committee places significant emphasis on variable, performance-based compensation. The Committee also retains flexibility in determining the allocation between annual and long-term incentive compensation.

(1)	For each of our named executive officers who held corporate-wide positions, the annual incentive award opportunity under the Annual Program as determined by the Committee was based on consolidated pre-tax income, adjusted gross margins, SG&A expenses and inventory turns, while the annual incentive award for Area Presidents was based on the weighted average results of such performance measures for each Area President’s business units.

(2)

For the fiscal year ended December 31, 2012, the 2012-2014, 2011-2013 and 2010-2012 performance periods were outstanding under the LTI Program. During 2012, each named executive officer was granted an aggregate award opportunity under the LTI Program for the 2012-2014 performance period. Under the 2012-2014 LTI Program, participants are eligible to earn an award based on cumulative ROIC improvement over 2011 ROIC that is modified by the Company’s TSR performance relative to the 2012 compensation peer group.

Clawback Policy

At its December 2009 meeting, the Committee approved a clawback policy with respect to the Annual Program, LTI Program, and equity grants. Under the policy, in the event any named executive officer engages in “detrimental conduct” (as defined in the policy), the Committee may require that such named executive officer (i) reimburse the Company for all or any portion of any bonus, incentive payment, equity-based award, or other compensation received by such named executive officer within the 36 months following such detrimental conduct and (ii) remit to the Company any profits realized from the sale of Company securities within the 36 months following such detrimental conduct.

Share Ownership Guidelines

To align our executives’ interests with those of our shareholders and to assure that our executives own meaningful levels of PulteGroup common shares throughout their tenures with the Company, our executive officers are subject to share ownership guidelines adopted by the Committee. The share ownership guidelines require, within a five-year period from date of hire, promotion or determination that a position is subject to Section 16 of the Exchange Act, the Chief Executive Officer to own PulteGroup common shares equal in value to at least six times his base salary and each of the other named executive officers to own PulteGroup common shares equal to at least three times (in the case of Messrs. O’Shaughnessy, Ellinghausen and Smith), and at least one time (in the case of the Area Presidents), his or her respective base salary. Included in the definition of share ownership are restricted shares and restricted stock units, any PulteGroup common shares owned outright (including the value of restricted shares that have vested at the higher of the current market price or the share price on the date of vesting), common shares in any PulteGroup benefit plan, and the intrinsic value of vested in-the-money stock options. Unvested and/or underwater stock options do not count towards meeting share ownership guidelines. As of March 11, 2013, all of the named executive officers have met or, within the applicable period, are expected to meet the share ownership guidelines.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for compensation over $1 million paid to any “covered employee” under Section 162(m), and provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee structures compensation to take advantage of the performance-based compensation exemption under Section 162(m) to the extent practicable. Because the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable PulteGroup to continue to attract, retain, and motivate highly-qualified executives, it reserves the authority to approve potentially non-deductible compensation in appropriate circumstances. Due to the ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations and guidance issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) does, in fact, do so.

2013 Compensation Decisions

At its February 2013 meeting, the Committee took the following actions with respect to 2013 compensation matters:

•	Base Salary. The Committee approved 2013 salary amounts, which did not increase from the base salary levels set in 2012 for the named executive officers.

•

Annual Program. For the named executive officers other than Messrs. Smith and Chadwick, the Committee approved the corporate-wide performance metrics consisting of consolidated pre-tax income (25% weighting in payout calculation), adjusted gross margin (30% weighting in payout calculation), selling, general and administrative (“SG&A”) expenses as a percent of adjusted gross margin (20% weighting in payout calculation) and inventory turns (25% weighting in payout calculation). For Mr. Smith, the annual program performance goals are based 50% on the consolidated performance goals discussed in the previous sentence and 50% on the performance goals with respect to Mr. Smith’s business unit’s pre-tax income, adjusted gross margin, SG&A expenses as a percent of adjusted gross margin and inventory turns, each of which business unit objectives is given the same weight as the corresponding consolidated performance objectives described in the preceding sentence. For Mr. Chadwick, the annual program performance goals are based on Mr. Chadwick’s business unit’s pre-tax income (25% weighting in payout calculation), adjusted gross margin (30% weighting in payout calculation), SG&A expenses as a percent of adjusted gross margin (20% weighting in payout calculation) and inventory turns (25% weighting in payout calculation). The target award opportunities for the named executive officers did not change.

•

Long-Term Incentive Awards. The Committee approved the grant of performance-based awards that will be settled in PulteGroup shares in accordance with the terms of the applicable award agreements and time-based restricted share awards for the Company’s 2013 LTI Program. The Committee approved improvement in return on invested capital as the performance metric for the performance-based equity award, and a potential upward or downward adjustment to the payout based on total shareholder return. The target award opportunities for the 2013-2015 LTI Program did not change from the 2012-2014 LTI Program target award opportunities.

•

Retirement Policy. The Committee adopted the PulteGroup, Inc. Retirement Policy which clarifies the definition of a qualifying retirement for purposes of determining the treatment of equity and long-term incentive awards. The policy also sets forth guidelines for determining the treatment of such awards following a qualifying retirement. Under such guidelines, upon a qualifying retirement, 50% of any time-based outstanding restricted shares will vest and the remaining shares subject to such awards will continue to vest in accordance with the original vesting schedule set forth in the underlying award agreements, assuming that the employee had remained employed with the Company through each vesting date. The policy also provides that an employee who experiences a qualifying retirement will be eligible to receive a prorated portion of any outstanding long-term incentive award, based on actual performance during the performance period.

•

Executive Severance Policy. The Committee adopted the PulteGroup, Inc. Executive Severance Policy, which provides for severance benefits ranging from one times base salary to two times base salary, depending on the length of service with the Company and the executive’s position at the time of a qualifying termination of employment.

Compensation and Management Development Committee Report

The Compensation and Management Development Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Management Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

Patrick J. O’Leary, Chair

Bryce Blair

Cheryl W. Grisé

James J. Postl

Bernard W. Reznicek

2012 EXECUTIVE COMPENSATION

2012 Summary Compensation Table

The following table sets forth information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer, our other three most highly compensated executive officers who served in such capacities as of December 31, 2012 and our former Area President-East (collectively, the “named executive officers”). The increase in the named executive officers’ 2012 total compensation as reflected in this table is primarily due to the Company’s operational improvement during 2012 and the 2012 replacement of cash awards previously granted under the LTI Program with stock-settled performance awards. Unlike the cash awards previously granted, the grant date fair values of the stock-settled performance awards are reported in the year of grant rather than after the completion of the three-year performance period that commenced during 2012. These stock-settled awards are subject to performance measures that could result in a final payout significantly different than the amount included below, including no payout. As noted in the Compensation Discussion and Analysis as well as footnote 2 to this table, none of the named executive officers received any cash payment with respect to the LTI Program that concluded during 2012.

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Richard J. Dugas, Jr. Chairman, President & CEO	2012	$1,200,000	$—	$4,500,009	$—	$3,349,500	$9,495	$9,059,004
	2011	$1,200,000	$—	$1,087,100	$729,878	$1,840,583	$8,186	$4,865,747
	2010	$1,200,000	$—	$1,602,300	$2,120,731	$1,694,667	$17,936	$6,635,634

Robert T. O’Shaughnessy (4) EVP & CFO	2012	$700,000	$—	$1,550,008	$—	$1,116,500	$336	$3,366,844
	2011	$414,615	$590,000	$570,007	$458,720	$46,000	$228	$2,079,570

James R. Ellinghausen EVP – HR	2012	$525,000	$—	$1,400,002	$—	$837,400	$3,827	$2,766,229
	2011	$517,309	$—	$582,375	$165,881	$426,258	$1,735	$1,693,558
	2010	$475,000	$100,000	$858,375	$481,984	$421,167	$3,216	$2,339,742

Harmon D. Smith (4) EVP – Homebuilding Operations and Area President – Texas	2012	$601,923	$—	$600,005	$—	$953,800	$7,746	$2,163,475
	2011	$565,000	$—	$201,890	$—	$330,000	$441	$1,097,331

John J. Chadwick (4) Area President – Southwest	2012	$444,231	$—	$500,004	$—	$881,100	$7,239	$1,832,574

John B. Bertero III (4)(5) Former Area President-East	2012	$507,692	$—	$550,009	$—	$658,101	$1,627,630	$3,343,432
	2011	$550,000	$—	$201,890	$—	$375,000	$429	$1,127,319

(1)	The amounts reported in this column for 2012 are awards granted pursuant to the Company’s Stock Incentive Plans and are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in note 9 to the Company’s audited financial statements included in our Annual Report for the fiscal year ended December 31, 2012. The amounts included in the Stock Awards column for the stock-settled performance-based awards granted during 2012 are calculated based on the probable satisfaction of the performance conditions for such awards. Assuming the highest level of performance is achieved for these performance-based awards, the maximum value of these awards at the grant date would be as follows: Mr. Dugas—$4,500,000; Mr. O’Shaughnessy—$1,550,000; Mr. Ellinghausen—$1,400,000; Mr. Smith—$600,000; Mr. Chadwick—$500,000; and Mr. Bertero—$550,000.

(2)	For 2012, the amounts reflect the actual payout received under the Annual Program by each named executive officer. As discussed previously, there was no payout under the LTI Program with respect to the 2010-2012 performance period.

(3)	The following table contains information regarding the compensation and benefits included in “All Other Compensation.”

Name	Perquisites & Other Personal Benefits (A)	Tax Reimbursements (B)	Post-Separation Compensation (C)	TOTAL All Other Compensation
Richard J. Dugas, Jr.	$9,495	—	—	$9,495
Robert T. O’Shaughnessy	$336	—	—	$336
James R. Ellinghausen	$3,827	—	—	$3,827
Harmon D. Smith	$7,746	—	—	$7,746
John J. Chadwick	$7,239	—	—	$7,239
John B. Bertero III	$6,465	$2,354	$1,618,811	$1,627,630

(A)	Amounts in this column include the incremental cost or valuation of financial planning services for Messrs. Dugas and Ellinghausen, the cost of a Company-paid physical, life insurance premiums for each of the named executive officers and amounts paid to Messrs. Smith, Chadwick and Bertero under the Company’s vehicle reimbursement program.

(B)	Represents Section 409A tax reimbursements paid in 2013 with respect to an inadvertent distribution in 2012 of a portion of Mr. Bertero’s balance under the Centex Corporation Supplemental Executive Retirement Plan.

(C)	These amounts represent post-separation payments ($1,563,000), COBRA or health insurance premium reimbursements, including estimates for future premiums ($32,542) and unused vacation ($23,269) paid to Mr. Bertero in connection with his separation from the Company in 2012. Please see the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement for further information regarding the amount of compensation received or to be received by Mr. Bertero in connection with his retirement from the Company.

(4)	Messrs. O’Shaughnessy, Smith and Bertero were not named executive officers in 2010 and Mr. Chadwick was not a named executive officer in 2011 or 2010.

(5)	Effective November 2012, Mr. Bertero separated from the Company.

Alternative Summary Compensation Table for Mr. Richard J. Dugas, Jr.

The Company is presenting the following alternative summary compensation table to illustrate how the Committee views executive compensation in its decision-making process. SEC disclosure rules require the 2012 Summary Compensation Table to include equity awards granted during 2012, regardless of whether such awards are subject to performance-based vesting conditions or whether such awards are granted in recognition of 2012 performance. For purposes of this alternative summary compensation table, we have included the February 2013 restricted stock grant as 2012 compensation and have excluded the stock-settled performance awards granted under the 2012 LTI Program from this table, which resulted in the stock awards reported in the alternative summary compensation table being $2.5 million less than the value of the stock awards reported in the 2012 Summary Compensation Table.

As part of its pay for performance philosophy, the Committee believes that all time-based incentive compensation paid to the named executive officers should be determined in February after a review of the Company’s financial statements for a full year in order to ensure that actual pay is consistent with the Committee’s view of the Company’s and individual’s performance for such year. Therefore, the 2013 restricted stock awards represent awards granted with respect to 2012 performance and are included in the alternative summary compensation table as 2012 compensation even though SEC disclosure rules would require such awards to be included as 2013 compensation. In addition, similar to the Company’s historical treatment of the cash-based awards granted under the LTI Program, the stock-settled performance awards granted to Mr. Dugas under the 2012 LTI Program are excluded from this alternative summary compensation table and, instead, will be included in the table for the year in which the applicable performance conditions have been satisfied. The increase in Mr. Dugas’ 2012 total compensation as reflected in this table is primarily due to his successful efforts in leading the Company’s operational improvements during 2011 and 2012 by implementing strategies to capture greater operating efficiencies and improving margins, reducing SG&A costs and improving inventory turns.

	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Total ($)
Richard J. Dugas Jr.	2012	$1,200,000	$2,250,011	$0	$3,349,500	$6,799,511
Chairman, President & CEO	2011	$1,200,000	$2,250,009	$0	$1,840,583	$5,290,592
	2010	$1,200,000	$1,087,100	$729,897	$1,694,667	$4,711,664

While the Committee has rewarded the named executive officers for the accomplishment of important objectives for the Company and our stakeholders, the compensation paid to our named executive officers has fluctuated with changes in the Company’s stock price. With respect to the compensation of our Chairman of the Board, President and Chief Executive Officer, there has been a strong correlation between Mr. Dugas’ compensation and the market price of the Company’s common shares.

CEO Total Compensation v. Company Share Price (FY 2007 – FY 2012)

Footnotes to the Alternative Summary Compensation Table and CEO Total Compensation v. Company Share Price Chart

(1)	Equity awards have been valued pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). The amount reported in this column for 2012 excludes the grant date fair value of the stock-settled performance awards that were granted in 2012 in lieu of cash-based awards under the LTI Program. Such awards will be reported in the Alternative Summary Compensation Table after the conclusion of the applicable performance period.

(2)	Represents amounts earned during the applicable year under the Company’s annual incentive program and long-term incentive program. For 2012 and consistent with the award payouts to other participants, Mr. Dugas’ earned a payout of 159.5% of the Annual Program target and did not receive a LTI Program payout under the 2010-2012 performance period.

(3)	Total direct compensation reflects base salary, annual incentive program payouts, amounts paid under the 2000 Long-Term Incentive Plan, amounts earned under the LTI Program and time-based equity grants awarded for that year’s performance (e.g., February 2013 time-based equity awards are viewed as part of 2012 compensation but will be reported as 2013 compensation in the 2013 Summary Compensation Table).

(4)	Mr. Dugas’ 2009 equity awards include $1,694,000 of additional equity awards received in connection with the completion of the Centex acquisition and his promotion to the position of Chairman of the Board.

(5)	Share price reflects the closing price of PulteGroup’s common shares traded on the NYSE on the last trading date of each reported fiscal year.

2012 Grants of Plan-Based Awards Table

The following table sets forth information concerning award opportunities under our LTI Program and grants under the 2004 Stock Incentive Plan to the named executive officers during the fiscal year ended December 31, 2012, as well as estimated possible payouts under the Annual Program.

Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(#)(4)	(5)
Richard J. Dugas, Jr.		$262,500	$2,100,000	$4,200,000
	2/9/2012				$1,125,000	$2,250,000	$4,500,000		$2,250,000
	2/9/2012							254,382	$2,250,009
Robert T. O’Shaughnessy		$87,500	$700,000	$1,400,000
	2/9/2012				$387,500	$775,000	$1,550,000		$775,000
	2/9/2012							87,621	$775,008
James R. Ellinghausen		$65,625	$525,000	$1,050,000
	2/9/2012				$350,000	$700,000	$1,400,000		$700,000
	2/9/2012							79,141	$700,002
Harmon D. Smith		$78,125(2)	$625,000(2)	$1,250,000(2)
	2/9/2012				$150,000	$300,000	$600,000		$300,000
	2/9/2012							33,918	$300,005
John J. Chadwick		$58,250	$450,000	$900,000
					$125,000	$250,000	$500,000		$250,000
								28,265	$250,004
John B. Bertero III		$62,500	$500,000	$1,000,000
	2/9/2012				$137,500	$275,000	$550,000		$275,000
	2/9/2012							31,092	$275,009

(1)	Consists of award opportunities under the Annual Program. For each of our named executive officers other than the Area Presidents, the performance goals under the Annual Program were consolidated pre-tax income (as adjusted), gross margins, SG&A expenses and inventory turns, each weighted equally. The annual incentive awards for the Area Presidents are determined based on pre-tax income (as adjusted), gross margins, SG&A expenses and inventory turns, for each of their respective Areas, with each performance goal weighted equally. In connection with Mr. Bertero’s separation from the Company, his award under the Annual Program was prorated for the period in 2012 during which he performed services for the Company.

(2)	In connection with Mr. Smith’s mid-year promotion, 38% of Mr. Smith’s 2012 annual incentive award is determined solely on performance of the Gulf Coast Area during the first 20 weeks of 2012 using a target award of $500,000, and 62% of Mr. Smith’s 2012 annual incentive award is determined based on an equal weighting of Gulf Coast Area and Company performance using a target award of $625,000

(3)	Represents the award opportunities under the LTI Program relating to the Company’s performance for the 2012-2014 performance period. Payment of the award depends on improvement in ROIC over a three-year period and the Company’s TSR performance compared to the 2012 compensation peer group. The award will be settled in PulteGroup shares in accordance with the terms of the underlying award agreements. Please see “Compensation Discussion and Analysis” for further information regarding the award.

(4)	Consists of restricted share awards under the 2004 Stock Incentive Plan, which are scheduled to vest on the third anniversary of the grant date. During the restriction period, the named executive officers are entitled to receive dividends and vote the restricted shares. These restricted share grants are subject to only time-based vesting and, accordingly, do not include a performance-based vesting requirement.

(5)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and, in the case of the stock-settled performance-based awards, are valued based upon the probable outcome of the applicable performance conditions. Assumptions used in the calculation of these amounts are included in note 9 to the Company’s audited financial statements included in our Annual Report for the fiscal year ended December 31, 2012.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Arrangements

The Company generally executes an offer of employment prior to the time an executive joins the Company that describes the basic terms of the executive’s employment, including his or her start date and initial compensation levels. None of the named executive officers has an employment agreement with the Company.

Equity Awards

Time-based restricted share grants generally cliff vest three years from the anniversary of the grant date. On February 9, 2012, the Committee granted each named executive officer a stock-settled performance-based award under the Company’s LTI Program. These stock-settled performance-based awards replaced the Company’s cash incentive award that was historically granted under the LTI Program. Actual settlement of the stock-settled performance-based award will be determined after the end of the three-year performance period based on the average of ROIC improvement for each year during the performance period relative to 2011. Under the award agreement, the 2012-2014 LTI Program will be settled in PulteGroup shares, except that the award will be settled in a combination of PulteGroup shares and cash if (i) the fair market value of a PulteGroup share is less than $5.00 on December 31, 2014 (or the date of termination of employment due to death or disability) or (ii) the Company does not have a sufficient number of available shares under the Company’s stock incentive plan in effect at the time of the settlement of the award.

2012 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding outstanding option awards and unvested stock awards held by each of the named executive officers at December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(12)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(12)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Richard J. Dugas, Jr.	—	165,000(1)		$7.765	02/10/2021	534,382(5)	$9,704,377
	165,000	165,000(2)		$11.445	02/11/2020			247,797(10)	$4,500,000
	187,500	62,500(3)		$12.335	08/18/2019
	360,000	—		$11.355	12/9/2018
	500,000	—		$10.930	12/6/2017
	400,000	—		$34.235	12/7/2016
	400,000	—		$40.405	12/8/2015
	400,000	—		$28.363	12/9/2014
	400,000	—		$21.635	12/11/2013
Robert T. O’Shaughnessy	—	100,000(4)		$8.200	06/1/2021	182,134(6)	$3,307,554	75,000(11)	$1,362,000
								85,352(10)	$1,550,000
James R. Ellinghausen	—	37,500(1)		$7.765	02/10/2021	254,141(7)	$4,615,201	75,000(11)	$1,362,000
	37,500	37,500(2)		$11.445	02/11/2020			77,092(10)	$1,400,000
	112,500	37,500(3)		$12.335	08/18/2019
	100,000	—		$11.355	12/9/2018
	100,000	—		$10.930	12/6/2017
	75,000	—		$34.235	12/7/2016
	70,000	—		$40.405	12/8/2015
	40,000	—		$36.058	3/28/2015
Harmon D. Smith	12,500	12,500(2)		$11.445	02/11/2020	110,918(8)	$2,014,271	75,000(11)	$1,362,000
	30,000	10,000(3)		$12.335	08/18/2019			33,039(10)	$600,000
	39,000	—		$11.355	12/9/2018
	50,000	—		$10.930	12/6/2017
	25,000	—		$34.235	12/7/2016
	20,000	—		$40.405	12/8/2015
	8,000	—		$28.363	12/9/2014
	12,000	—		$21.635	12/11/2013

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(12)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(12)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John J. Chadwick	12,500	12,500(2)		$11.445	02/11/2020	100,265(9)	$1,820,812	75,000(11)	$1,362,000
	30,000	10,000(3)		$12.335	08/18/2019			27,533(10)	$500,000
	39,000	—		$11.355	12/9/2018
	35,000	—		$10.930	12/6/2017
	30,000	—		$34.235	12/7/2016
	20,000	—		$40.405	12/8/2015
	16,000	—		$28.363	12/9/2014
	40,000	—		$21.635	12/11/2013
John B. Bertero III	—	—				—	—	—	—

(1)	These options were awarded on February 10, 2011 and vest over four years as follows: 50% vest on the second anniversary of the grant date; 25% vest on the third anniversary of the grant date and 25% vest on the fourth anniversary of the grant date.

(2)	These options were awarded on February 11, 2010 and vest over four years as follows: 50% vest on the second anniversary of the grant date; 25% vest on the third anniversary of the grant date and 25% vest on the fourth anniversary of the grant date.

(3)	These options were awarded on August 18, 2009 and vest over four years as follows: 50% vest on the second anniversary of the grant date; 25% vest on the third anniversary of the grant date and 25% vest on the fourth anniversary of the grant date.

(4)	These options were awarded on June 1, 2011 and vest over four years as follows: 50% vest on the second anniversary of the grant date; 25% vest on the third anniversary of the grant date and 25% vest on the fourth anniversary of the grant date.

(5)	This amount includes 140,000 restricted shares that vested on February 11, 2013, 140,000 restricted shares that are scheduled to vest on February 10, 2014, and 254,382 restricted shares that are scheduled to vest on February 9, 2015.

(6)	This amount includes 25,000 restricted shares that are scheduled to vest on December 5, 2013, 69,513 restricted shares that are scheduled to vest on June 1, 2014, and 87,621 restricted shares that are scheduled to vest on February 9, 2015.

(7)	This amount includes 75,000 restricted shares that vested on February 11, 2013, 25,000 restricted shares that are scheduled to vest on December 5, 2013, 75,000 restricted shares that are scheduled to vest on February 10, 2014, and 79,141 restricted shares that are scheduled to vest on February 9, 2015.

(8)	This amount includes 26,000 restricted shares that vested on February 11, 2013, 25,000 restricted shares that are scheduled to vest on December 5, 2013, 26,000 restricted shares that are scheduled to vest on February 10, 2014, and 33,918 restricted shares that are scheduled to vest on February 9, 2015.

(9)	This amount includes 20,000 restricted shares that vested on February 11, 2013, 15,000 restricted shares that are scheduled to vest on September 10, 2013, 25,000 restricted shares that are scheduled to vest on December 5, 2013, 12,000 restricted shares that are scheduled to vest on February 10, 2014, and 28,265 restricted shares that are scheduled to vest on February 9, 2015.

(10)	Represents stock-settled performance awards granted under the LTI Program that will vest on December 31, 2014, following the completion of the 2012-2014 performance period. The award will be settled based on the Company’s ROIC improvement and TSR performance relative to a peer group over the three-year performance period.

(11)

Represents performance-based equity awards granted in December 2011, with settlement of the award determined based upon achievement of certain performance goals relating to gross margins and inventory turns. The performance period with respect to this award commenced on the December 5, 2011 grant date and ends on the earlier to occur of (i) the last day of the quarter in which the applicable performance measure is satisfied and (ii) the five-year anniversary of the grant date. Shares earned under the award will not be distributed earlier than the second anniversary of the grant date.

(12)	Reflects the value using the closing share price at the 2012 fiscal year end of $18.16.

2012 Option Exercises and Stock Vested Table

The following table provides information regarding the exercise of stock options and the vesting of stock awards for each of the named executive officers during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
(a)	(b)	(c)	(d)	(e)
Richard J. Dugas, Jr.	360,000	$975,900	120,000	$1,088,400(1)
Robert T. O’Shaughnessy	—	$—	—	$—
James R. Ellinghausen	—	$—	50,000	$453,500(1)
Harmon D. Smith	6,000	$11,205	—	$—
John J. Chadwick	12,000	$22,170	7,500	$110,625(2)
John B. Bertero III	—	$—	7,796	$68,995(3)

(1)	Value realized reflects number of shares that vested multiplied by the closing price of $9.07 per share on February 9, 2012.

(2)	Value realized reflects number of shares that vested multiplied by the closing price of $14.75 per share on September 7, 2012.

(3)	Value realized reflects number of shares that vested multiplied by the closing price of $8.85 per share on March 30, 2012.

2012 Non-Qualified Deferred Compensation Table

The following table provides information regarding the Company’s Non-Qualified Deferral Program and the Centex Corporation Supplemental Executive Retirement Plan.

Name(1)	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions (2)	Aggregate Balance at Last FYE
Richard J. Dugas, Jr.	$—	$—	$22,426	$—	$801,708
Robert T. O’Shaughnessy	$—	$—	$—	$—	$—
James R. Ellinghausen	$—	$—	$5,430	$—	$194,117
Harmon D. Smith	$—	$—	$26,556	$—	$944,386
John J. Chadwick	$—	$—	$—	$—	$—
John B. Bertero III	$—	$—	$1,008	$6,872	$32,858

(1)	Messrs. Dugas, Ellinghausen and Smith have outstanding account balances under the Company’s Non-Qualified Deferral Program.

(2)	This amount was distributed from the Centex Corporation Supplemental Executive Retirement Plan following Mr. Bertero’s separation from service.

Non-Qualified Deferral Program

Pursuant to the Company’s Non-Qualified Deferral Program, certain executives, including each of our named executive officers, may defer awards earned under the Senior Management Annual Incentive Plan. Deferral elections are made by executives prior to the beginning of the performance period in which awards are earned. Executives may elect to defer from 5% to a maximum of 90% of their incentive pay, with a minimum deferral amount of $10,000. The executive selects a deferral period that may range from two to twenty years. Payout period elections are restricted to either a lump-sum or annual installments over a period of up to ten years. In the event of death, permanent disability or termination from employment, any remaining deferral period is overridden with the payouts to occur as either a lump-sum or in two or three annual installments. Unfunded deferral accounts are credited with interest on a monthly basis. The annual interest rate is determined each January 1 for a period of one calendar year and is equal to the applicable yield on the five-year U.S. Treasury Note as of the first business day of January, plus 2%. The interest crediting rate for 2012 was 2.878%.

Centex Corporation Supplemental Executive Retirement Plan

The Company maintains the Centex Corporation Supplemental Executive Retirement Plan, or SERP, a legacy plan of Centex. The accounts are unfunded and accrue interest at a rate equal to 80% of the applicable Bank of America Prime Rate during the period. The accounts accrued interest at a rate of 2.6% in 2012. The aggregate SERP liability as of December 31, 2012 was $40,286. Benefits under the SERP are payable upon the participant’s termination of employment or disability in a lump sum. The Company has suspended this plan and no longer makes contributions to it.

Potential Payments Upon Termination or Change in Control

During 2012, the Company did not have any individual employment contracts or change in control agreements with our named executive officers that provided for severance or other benefits following a termination of employment, other than the separation agreement entered into with Mr. Bertero during 2012 and certain benefits provided pursuant to the terms of Mr. O’Shaughnessy’s 2011 offer of employment. In accordance with past practices, in connection with a termination of employment on December 31, 2012, any severance or other post-termination benefits would have been determined by the Committee at the time of termination. In 2013, the Committee approved an Executive Severance Policy that provides for cash severance benefits ranging from one times base salary to two times base salary, depending on the length of service with the Company and the executive’s position at the time of a qualifying termination of employment. In 2013, the Committee also adopted a Retirement Policy which clarifies the definition of retirement for purposes of determining the treatment of equity and long-term incentive awards following a qualifying retirement and also sets forth guidelines for determining the treatment of such awards following a qualifying retirement. The Committee believes that both of these policies help the Company accomplish its compensation philosophy of attracting and retaining exemplary talent and reduce the need to negotiate individual severance arrangements with new hires and departing executives.

As noted earlier, in connection with Mr. Bertero’s November 2012 separation from the Company, Mr. Bertero and the Company entered into a separation agreement on November 30, 2012. Pursuant to the terms of the separation agreement, in exchange for Mr. Bertero signing a general release of claims in favor of the Company, Mr. Bertero received (i) separation pay in the amount of $1,563,000 and (ii) his 2012 annual bonus, determined based on the actual performance of the Company for 2012 and prorated through his date of separation. Mr. Bertero will also receive, in accordance with the terms of the LTI Program under the 2008 Senior Management Incentive Plan, amounts, if any, for the 2011-2013 and 2012-2014 performance periods based on the actual performance of the Company and prorated through his date of separation. In addition to the foregoing, the Company paid Mr. Bertero the amount of $32,542 as an allowance for COBRA premiums relating to medical, dental and vision benefits sponsored by the Company. The separation agreement also contains various covenants, including covenants relating to non-competition, non-solicitation and cooperation.

Our 2004 Stock Incentive Plan and LTI Programs under the 2008 Senior Management Incentive Plan provide for the payment of awards following a change in control and certain terminations of employment. In general, our 2004 Stock Incentive Plan and LTI Program define a change in control as follows:

•

the acquisition by any individual, entity or group of the beneficial ownership of 40% or more of the then outstanding common shares of the Company or the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors;

•	individuals who constitute the Board or future directors approved by the Board cease for any reason to constitute at least a majority of such Board;

•

subject to certain exceptions contained in the plans, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company; or

•	the consummation of a plan of complete liquidation or dissolution of the Company.

The tables below reflect the amount of compensation to be received by each of the named executive officers in the event of a change in control and certain terminations of each executive’s employment. The amounts shown assume that such change in control or termination was effective as of December 31, 2012, and thus includes amounts earned through such time and are estimates of the amounts which would be received by the executives upon a change in control or their termination. The calculations in the tables below are based on our closing stock price on December 31, 2012 of $18.16 per share. The actual amounts to be received by the executives can only be determined at the time of such change in control or separation from the Company.

Involuntary Termination without Cause

	Acceleration of Long-Term Incentive Awards(2)	Acceleration of Unvested “In the Money” Stock Options(2)	Acceleration of Outstanding Restricted Shares and Performance Shares(2)	Total Benefits
Richard J. Dugas, Jr. (1)	$3,850,475	$0	$9,704,377	$13,554,852
Robert T. O’Shaughnessy (1)	$1,339,318	$0	$3,307,553	$4,646,871
James R. Ellinghausen (1)	$1,083,800	$0	$4,615,201	$5,699,001
Harmon D. Smith	$493,833	$142,188	$2,014,271	$2,650,292
John J. Chadwick	$312,433	$142,188	$1,820,813	$2,275,434

Termination due to Death or Disability

	Acceleration of Long-Term Incentive Awards(2)	Acceleration of Unvested “In the Money” Stock Options(2)	Acceleration of Outstanding Restricted Shares and Performance Shares(2)	Total Accelerated Long- Term Awards
Richard J. Dugas, Jr.	$2,085,310	$3,187,213	$9,704,377	$14,976,900
Robert T. O’Shaughnessy	$725,685	$996,000	$2,944,502	$4,666,187
James R. Ellinghausen	$583,919	$860,063	$4,252,150	$5,696,132
Harmon D. Smith	$266,926	$142,188	$1,651,220	$2,060,334
John J. Chadwick	$228,948	$142,188	$1,457,762	$1,828,898

Change In Control

	Acceleration of Long-Term Incentive Awards(2)	Acceleration of Unvested “In the Money” Stock Options(2)	Acceleration of Outstanding Restricted Shares and Performance Shares(2)	Total Accelerated Long- Term Awards
Richard J. Dugas, Jr.	$5,833,942	$3,187,213	$9,704,377	$18,725,532
Robert T. O’Shaughnessy	$2,016,880	$996,000	$4,669,553	$7,682,433
James R. Ellinghausen	$1,750,160	$860,063	$5,977,201	$8,587,424
Harmon D. Smith	$766,743	$142,188	$3,376,271	$4,285,202
John J. Chadwick	$645,462	$142,188	$3,182,813	$3,970,463

(1)	Based on age and years of service, these executives are not eligible to receive “rule of 70” treatment with respect to the continued vesting of their outstanding options.

(2)	Amounts in these columns reflect the long-term incentive awards and equity-based awards to be received upon a termination or a change in control calculated in accordance with the 2004 Stock Incentive Plan and long term award agreements. In the case of stock grants, the equity value represents the value of the shares (determined by multiplying the closing price of $18.16 per share on December 31, 2012 by the number of unvested shares of restricted stock that would vest upon a change in control or following a qualifying termination of employment, death or disability). In the case of option awards, the equity value was determined by multiplying (i) the spread between the exercise price and the closing price of $18.16 per share on December 31, 2012 and (ii) the number of unvested option shares that would vest upon a change in control or following a qualifying termination of employment, death, or disability. The calculation with respect to unvested long-term incentive awards and equity-based awards reflects the following additional assumptions under the 2004 Stock Incentive Plan and long term award agreements:

Event	Unvested Stock Options	Unvested Restricted Stock (Other than December 2011 Performance Awards)	December 2011 Performance Awards	2010 – 2012 and 2011 – 2013 Long Term Awards	2012 – 2014 Long Term Awards
Voluntary Termination of Employment (Other than for Good Reason Following a Change in Control or Retirement)	Forfeit	Forfeit	Forfeit	Forfeit	Forfeit
Involuntary Termination of Employment (Other than for Cause)	Forfeit; unless age and the executive’s 12-months period of full time service exceeds 70 (“rule of 70”), in which case options continue to vest

Forfeit, unless Committee exercises discretion pursuant to the 2004 Stock Incentive Plan to provide for acceleration. For purposes of quantifying potential payments that may be received upon a termination of employment, we have assumed that the Committee exercised discretion to provide for acceleration upon a termination of employment as of December 31, 2012

Mr. O’Shaughnessy’s new hire restricted shares would be settled in cash, upon a termination of employment without cause

			Prorated, based on actual Company performance and service through termination date.	Prorated, based on actual Company performance and service through termination date.	Prorated, based on actual Company performance and service through termination date.

Event	Unvested Stock Options	Unvested Restricted Stock (Other than December 2011 Performance Awards)	December 2011 Performance Awards	2010 – 2012 and 2011 – 2013 Long Term Awards	2012 – 2014 Long Term Awards
Retirement (with consent of Company and execution of a non-competition, non-solicitation and confidentiality agreement)	Forfeit; unless age and the executive’s 12-months period of full time service exceeds 70, in which case options continue to vest	Accelerate	Forfeit	Forfeit	Forfeit
Death or Termination due to Disability	Accelerate	Accelerate	Prorated, based on actual Company performance and service through termination date	Prorated, based on target performance and service through termination date	Prorated, based on target performance and service through termination date
Change in Control	Accelerate	Accelerate	Full vesting with award settled upon the earlier to occur of (i) five year anniversary of the date of grant or (ii) termination of employment due to death, disability or by the Company without cause	Prorated, based on target performance and service through change in control	If executive remains employed with the Company following the change in control, award will be settled at the greater of (i) target and (ii) actual performance
Termination of Employment by the Company without Cause or by the Executive for Good Reason following a Change in Control	See above for treatment upon qualifying termination – awards accelerated upon a change in control	See above for treatment upon qualifying termination – awards accelerated upon a change in control	Accelerated payout of award that vested in connection with a change in control upon a termination without cause	Prorated, based on target performance and service through termination date	Target payout

Risk Management and Compensation

As noted in our Compensation Discussion and Analysis, a key objective of the Company’s compensation program is to appropriately incentivize our executives so that they may act in the best interests of the Company and its shareholders. The Compensation and Management Development Committee believes that its incentive compensation programs should encourage risk within parameters that are appropriate for the long-term health and sustainability of the Company’s business.

At its February 6, 2013 meeting, the Compensation and Management Development Committee, in consultation with Pearl Meyer, reviewed each compensation element, the group of employees eligible to receive each compensation element, the current performance measures and payout ranges, the potential risks posed by each compensation element as well as the processes used to mitigate any such risks. The Compensation and Management Development Committee determined that any risks associated with the Company’s executive and broad-based compensation plans were appropriately mitigated. For example, the maximum payouts under our executive and broad-based annual incentive plans are capped at or below 200% of target. In addition, the Company uses multiple performance metrics with respect to corporate performance under the Annual Program (e.g., consolidated pre-tax income, gross margins,

SG&A expenses and inventory turns) and the 2011—2013 and 2012—2014 performance periods under the LTI Program (e.g., economic profit improvement (2011-2013 performance period), ROIC improvement (2012-2014 performance period) and total shareholder return), each of which is subject to the scrutiny of our internal control system as well as the Company’s annual audit. The Compensation and Management Development Committee also believes that equity-based, long-term incentive awards which vest over a period of years aligns the interests of our executives and employees with those of our shareholders in support of the long-term health of the Company. To that end, in 2012, the Company granted an stock-settled performance award to replace the cash-based award previously granted under the LTI program. Finally, the Compensation and Management Development Committee believes that its overall review of the competitiveness and reasonableness of the Company’s compensation programs against market data serves as another mechanism to evaluate the compensation program and to identify any risks.

Effective January 1, 2010, the Compensation and Management Development Committee adopted a clawback policy. Under the policy, in the event any named executive officer engages in “detrimental conduct” (as defined in the policy), the Committee may require that such named executive officer (i) reimburse the Company for all or any portion of any bonus, incentive payment, equity-based award or other compensation received by such named executive officer within the 36 months following such detrimental conduct and (ii) remit to the Company any profits realized from the sale of Company securities within the 36 months following such detrimental conduct. The purpose of this policy is to discourage inappropriate and excessive risks, as executives will be held accountable for conduct which is harmful to the Company.

Based on its review, the Compensation and Management Development Committee determined that the risks arising from the Company’s executive and broad-based compensation programs are not reasonably likely to have a material adverse effect on the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2012 with respect to our common shares that may be issued under our existing equity compensation plans:

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options (a)		Weighted-Average Exercise Price of Outstanding Options (b)	Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Common Shares Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	16,156,220	(1)	$21.536	6,725,123	(2)

Equity compensation plans not approved by shareholders	—		—	—

Total	16,156,220	(1)	$21.536	6,725,123	(2)

Notes:

(1)	Does not include options to purchase 991,513 shares having a weighted average exercise price of $36.18562, which were granted in substitution for options to purchase shares of Centex Corporation in connection with PulteGroup’s 2009 acquisition of Centex.

(2)	Of this number, up to 6,725,123 shares remain available for “full value awards,” including restricted shares, restricted stock units, and performance shares. If shareholders approve the 2013 Stock Incentive Plan contemplated by Proposal Five, these shares will cease to be available for issuance under the 2004 Stock Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We or one of our subsidiaries may occasionally enter into transactions with a “related party.” Related parties include our executive officers, directors, nominees for director, 5% or more beneficial owners of our common shares, and immediate family members of these persons. We refer to transactions involving amounts in excess of $100,000 and in which the related party has a direct or indirect material interest as an “interested transaction.” Each interested transaction must be approved or ratified by the Nominating and Governance Committee of the Board of Directors in accordance with our written Related Party Transaction Policies and Procedures. The Nominating and Governance Committee will consider, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances as well as the extent of the related party’s interest in the transaction. There were no interested transactions during the year ended December 31, 2012.

Our Related Party Transaction Policies and Procedures provide that the Nominating and Governance Committee has determined that the following types of transactions are pre-approved or ratified, as applicable, by the Nominating and Governance Committee, even if such transactions involve amounts in excess of $100,000:

•

employment by the Company of an executive officer of the Company if: (i) the related compensation is required to be reported in our proxy statement or (ii) the compensation would have been reported in our proxy statement if the executive officer was a named executive officer and the executive officer is not an immediate family member of another executive officer or director of the Company;

•	compensation paid to a director if the compensation is required to be reported in our proxy statement;

•

any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts;

•

any transaction where the related party’s interest arises solely from the ownership of the Company’s common shares and all holders of the Company’s common shares received the same benefit on a pro rata basis; and

•	any transaction involving a related party where the rates or charges involved are determined by competitive bids.

Our Related Party Transaction Policies and Procedures were adopted on February 1, 2007.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of five directors, all of whom meet the independence standards contained in the applicable NYSE and SEC rules, and operates under a written charter adopted by the Board of Directors. The Audit Committee selects, subject to shareholder ratification, the Company’s independent public accountants.

PulteGroup management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent public accountants, Ernst & Young LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as an independent audit of the Company’s internal control over financial reporting and issuing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee monitors the Company’s financial reporting process and reports to the Board of Directors on its findings.

During the last year, the Audit Committee met and held discussions with management and Ernst & Young LLP. The Audit Committee reviewed and discussed with PulteGroup management and Ernst & Young LLP the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, as well as by SEC regulations.

The Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence. The Audit Committee discussed with Ernst & Young LLP such firm’s independence.

The Audit Committee also considered whether the provision of other non-audit services by Ernst & Young LLP to the Company is compatible with maintaining the independence of Ernst & Young LLP, and the Audit Committee concluded that the independence of Ernst & Young LLP is not compromised by the provision of such services.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Members of the Audit Committee

Brian P. Anderson, Chair

Thomas J. Folliard

Debra J. Kelly-Ennis

David N. McCammon

Bernard W. Reznicek

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2012 and 2011, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2012	2011
Audit Fees (1)	$1,484,618	$1,803,136
Audit-Related Fees (2)	52,000	54,100
Tax Fees (3)	110,502	80,756
All Other Fees (4)	—	—

	$1,647,120	$1,937,992

Notes:

(1)	Audit services consisted principally of the audit of the consolidated financial statements included in the Company’s Annual Report on Form 10-K, the audit of the effectiveness of the Company’s internal controls over financial reporting, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and various statutory audit reports.

(2)	Audit-related services consisted principally of audits of employee benefit plans.

(3)	Tax services consisted principally of assistance with tax compliance, the preparation of tax returns and tax consultation, planning and implementation services.

(4)	The Company did not engage Ernst & Young LLP to perform any other services during the years ended December 31, 2012 and 2011.

Audit Committee Preapproval Policies

The Audit Committee has adopted strict guidelines and procedures on the use of Ernst & Young LLP to provide any services, including a requirement that the Audit Committee approve in advance any services to be provided by Ernst & Young LLP. The Audit Committee approves the annual audit services and fees at its meeting in May when it reviews the Ernst & Young LLP audit plan for the current year. In 2012 and 2011, the Audit Committee preapproved the use of Ernst & Young LLP for certain routine accounting and tax consultation matters, provided that the fees for any individual consultation are not expected to exceed $25,000. Prior to the commencement of any other audit-related, tax or other service, the Audit Committee reviews each individual arrangement, including the nature of the services to be provided and the estimate of the fees to be incurred, prior to engaging Ernst & Young LLP to perform the service. All engagements are approved at regularly scheduled meetings of the Audit Committee.

ADDITIONAL PROPOSALS REQUIRING YOUR VOTE

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as PulteGroup’s independent registered public accounting firm for 2013, and the Board of Directors and the Audit Committee recommend that the shareholders ratify this appointment.

Although there is no requirement that Ernst & Young LLP’s appointment be terminated if the ratification fails, the Audit Committee will consider the appointment of other independent registered public accounting firms if the shareholders choose not to ratify the appointment of Ernst & Young LLP. The Audit Committee may terminate the appointment of Ernst & Young LLP as our independent registered public accounting firm without the approval of the shareholders whenever the Audit Committee deems such termination appropriate.

Amounts paid by us to Ernst & Young LLP for audit and non-audit services rendered in 2012 and 2011 are disclosed elsewhere in this Proxy Statement.

Ernst & Young LLP served as our independent registered public accounting firm during 2012 and has served as our independent public accountants for many years. Representatives of Ernst & Young LLP are expected to attend the annual meeting and will be available to respond to appropriate questions, and to make a statement if they wish to do so.

The Board of Directors and the Audit Committee recommend that shareholders vote “FOR” ratification of the appointment of Ernst & Young LLP as PulteGroup’s independent registered public accounting firm for 2013.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing shareholders with a vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. The advisory vote on executive compensation described in this proposal is commonly referred to as a “say-on-pay vote.”

The Company asks that you indicate your approval of the compensation paid to our named executive officers as described on pages 24 through 56 of this Proxy Statement. Because your vote is advisory, it will not be binding on the Board of Directors. However, the Board of Directors and the Compensation and Management Development Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

As described in the Compensation Discussion and Analysis, our overall compensation philosophy applicable to executive officers is to provide a compensation program that is intended to attract and retain qualified executives for PulteGroup through fluctuating business cycles, provide them with incentive to achieve our strategic, operational, and financial goals, increase shareholder value, and reward long-term financial success. The Compensation and Management Development Committee of the Board of Directors also intends to motivate the named executive officers to achieve other non-financial objectives, including customer satisfaction, people development, and building and maintaining a strong culture within the organization.

Key principles of our executive compensation philosophy include:

•	providing total compensation levels that are competitive with our direct competitors within the homebuilding industry, as well as companies of similar size and complexity in other industries;

•	fostering a pay for performance environment by delivering a significant portion of total compensation through performance-based, variable pay;

•	aligning the long-term interests of our executives with those of our shareholders;

•	requiring our executives to own significant levels of PulteGroup shares;

•

balancing cash compensation with equity compensation to ensure that each executive has a significant personal financial stake in PulteGroup’s share price performance (in general, we seek to provide a significant portion of total compensation to named executive officers in the form of equity compensation); and

•

balancing short-term compensation with long-term compensation to ensure that our senior executives are properly focused on the achievement of both operational and financial goals and longer-term strategic objectives.

This proposal gives our shareholders the opportunity to express their views on the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. For the reasons discussed above, we are asking our shareholders to indicate their support for our named executive officer compensation by voting FOR the following resolution at the Annual Meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).

The Board of Directors recommends that shareholders vote “FOR” the approval of the advisory resolution relating to the compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL FOUR

APPROVAL OF THE PULTEGROUP, INC. 2013 SENIOR MANAGEMENT INCENTIVE PLAN

The Board of Directors proposes that the shareholders approve the PulteGroup, Inc. 2013 Senior Management Incentive Plan (the “Incentive Plan”). The Board of Directors adopted the Incentive Plan, subject to shareholder approval.

The Incentive Plan is designed to retain and motivate officers of PulteGroup and its subsidiaries who are designated by the Compensation and Management Development Committee of the Board of Directors (the “Committee”) to participate in the Incentive Plan for a specified performance period (a “Performance Period”) by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for that Performance Period. The Incentive Plan replaces the PulteGroup, Inc. 2008 Senior Management Incentive Plan, which terminated on December 31, 2012 with respect to the grant of new incentive awards after such date.

The Incentive Plan is intended to comply with section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Although the Company’s payments of performance compensation awards to officers under the Incentive Plan are generally intended to be tax deductible, certain payments may not be exempt from the deduction limit of section 162(m) and, accordingly, may not be fully deductible by the Company.

The following is a summary of the principal features of the Incentive Plan. This summary is qualified in its entirety by reference to the full text of the Incentive Plan, which is set forth in Appendix I to this Proxy Statement.

All officers of PulteGroup and its subsidiaries (approximately 250 persons) are eligible to be selected for participation in the Incentive Plan. The Committee will select the officers who will participate in the Incentive Plan for a specified Performance Period, and will do so not later than 90 days after the beginning of the Performance Period or, if earlier, the date on which 25% of the Performance Period has been completed (the “Applicable Period”).

Under the Incentive Plan, payment of awards to participating officers is subject to the attainment of specific performance goals established by the Committee for each Performance Period, and other terms and conditions that may be established by the Committee during the Applicable Period. A participant may receive an award under the Incentive Plan based upon the achievement of an objective performance goal or goals using one or more of the following objective corporate-wide or subsidiary, division, operating unit or individual measures: earnings; earnings per share; earnings before interest and taxes (“EBIT”); earnings before interest, taxes, depreciation and amortization (“EBITDA”); financial return ratios; return on equity; return on assets; return on invested capital; total shareholder return; net income; pre-tax income; operating income; revenues; profit margin; cash flow(s); expense management; economic profit; customer satisfaction; mortgage capture rates; productivity (e.g., asset turns); efficiency; employee retention; succession management; management of service and warranty costs; management of the cost of insurance claims; achievement of energy performance goals; measurable marketing effectiveness; or achievement of diversity goals. Each such goal may be expressed on an absolute or relative basis, may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions or operating units) or the past or current performance of other companies (or a combination of such past and current performance) and may include or exclude objectively determinable components of any performance goal, including, without limitation, special charges such as restructuring or impairment charges, gains on land sales below original basis, non-cash amortization, or tax refunds or payments. In the case of earnings-based measures, in addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, or any combination thereof. With respect to participants who are not “covered employees” within the meaning of Section 162(m) of the Code and who, in the Committee’s judgment, are not likely to be covered employees at any time during the applicable Performance Period or during any period in which an individual award opportunity may be paid following a Performance Period, the performance goals established for the Performance Period may consist of any objective or subjective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed in the Incentive Plan.

Upon attainment of the relevant performance goals, a participant will be eligible to receive an award determined pursuant to an objective formula or standard established at the same time the performance goals were established, unless the award is subject to other terms and conditions established by the Committee, including, as a condition to vesting, the continued employment of the participant for a specified period of time subsequent to the end of a Performance Period. The formula or standard may be based on an employee’s base salary at the time or immediately before the performance goals for such Performance Period were established or on other fixed and determinable measures. The award may be paid in cash or in our common shares or a combination thereof after the end of the applicable Performance Period as determined by the Committee. Determination of the performance compensation to be awarded to each participant is to be made as of the last day of each Performance Period following a certification by the Committee that the applicable performance goals were satisfied.

In all cases the Committee has the sole and absolute discretion to reduce the amount of any payment under the Incentive Plan that would otherwise be made to any participant or to decide that no payment shall be made. No participant will receive a payment under the Incentive Plan with respect to any Performance Period in excess of $15 million, which maximum amount will be prorated with respect to Performance Periods that are less than one year in duration. Additionally, awards granted under the Incentive Plan are subject to forfeiture and recovery by the Company pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including any policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act or as otherwise required by law.

The Committee may delegate its responsibilities under the Incentive Plan to the Chief Executive Officer or such other executive officer of PulteGroup as it deems appropriate, except that the Committee may not delegate its responsibilities with respect to incentive payments payable to “covered employees” within the meaning of Section 162(m) of the Code.

The Committee adopted the 2013 Annual Incentive Program (the “Annual Program”) under the Incentive Plan. Under the Annual Program, individual award opportunities were granted to participants, including the named executive officers, based on the attainment of performance goals for the Company’s fiscal year ending on December 31, 2013. For each of our named executive officers, other than Messrs. Smith and Chadwick, the performance goals are based on performance objectives with respect to consolidated pre-tax income (25% weighting in payout calculation), adjusted gross margin (30% weighting in payout calculation), selling, general and administrative (“SG&A”) expenses as a percent of adjusted gross margin (20% weighting in payout calculation) and inventory turns (25% weighting in payout calculation). For Mr. Smith, the performance goals are based 50% on the consolidated performance goals discussed in the previous sentence and 50% on the performance goals with respect to Mr. Smith’s business unit’s pre-tax income, adjusted gross margin, SG&A expenses as a percent of adjusted gross margin and inventory turns, each of which business unit objectives is given the same weight as the corresponding consolidated performance objectives described in the preceding sentence. For Mr. Chadwick, the performance goals are based on Mr. Chadwick’s business unit’s pre-tax income (25% weighting in payout calculation), adjusted gross margin (30% weighting in payout calculation), SG&A expenses as a percent of adjusted gross margin (20% weighting in payout calculation) and inventory turns (25% weighting in payout calculation). See the Compensation Discussion and Analysis section above for a description of how the various performance objectives are calculated. Under the terms of the Company’s executive severance policy, executives will be entitled to receive a prorated bonus, based on actual performance, for a termination of employment by the Company without cause or by the Executive for good reason, in each case, prior to December 31, 2013 and in accordance with the terms of the Company’s executive severance policy.

The Committee also adopted the 2013-2015 Long-Term Incentive Program (the “LTI Program”) under the Incentive Plan. Under the LTI Program, individual award opportunities were granted to participants, including the named executive officers, based on the attainment of performance goals for the applicable performance period. For the 2013-2015 LTI Program, the Compensation Committee selected return on invested capital (“ROIC”) improvement as the primary performance metric, with total shareholder return as an additional performance metric requiring the Compensation Committee to either increase or decrease the award payouts by an amount of up to 20% based on the Company’s total shareholder return percentile rank relative to a comparator group. The companies used to evaluate total shareholder return are: D.R. Horton, Inc., KB Home, Lennar Corporation, Masco

Corporation, M.D.C. Holdings, Inc., Meritage Homes Corporation, Mohawk Industries, Inc., NVR, Inc., Owens Corning, The Ryland Group, Inc., Toll Brothers, Inc. and USG Corporation; provided, that if any such company ceases to be publicly-traded after the grant date, such company shall be excluded for purposes of determining the Company’s total shareholder return performance relative to the comparator group. The award will vest on December 31, 2015; provided that the award will vest earlier and become payable at the target award level in the event that, prior to December 31, 2015, there is a change in control of the Company and the participant’s employment is terminated following such change in control by the Company without cause or by the participant for good reason. Also, under the LTI Program, the participant is entitled to (i) a prorated award based on the attainment of the financial performance measures during the performance period in the event that, prior to December 31, 2015, the participant is terminated by the Company without cause or (ii) a prorated target award if the participant’s employment is terminated due to the participant’s death or disability. In the event a change in control occurs during the performance period and the participant remains employed with the Company through the vesting date, the amount of the award payable to the participant shall equal the greater of (A) the target award and (B) the award payable based on actual performance during the performance period.

The following table shows the minimum and maximum amounts that could be awarded to the following persons and groups pursuant to the Incentive Plan under both the Annual Program and the LTI Program based on the attainment of performance goals for the Company’s fiscal year ending on December 31, 2013. The amounts included for the LTI consist of the maximum amount payable for the 2013-2015 Performance Period. Amounts payable, if any, under the LTI, will be paid following the end of the three-year performance period ending on December 31, 2015. The precise amounts that will be payable with respect to performance during such fiscal year are not determinable until after such date.

NEW PLAN BENEFITS

PULTEGROUP, INC. 2013 SENIOR MANAGEMENT INCENTIVE PLAN

Plan Participant	Dollar Value ($)
Richard J. Dugas, Jr. Chairman, President & CEO	$0 to $8,700,000
Robert T. O’Shaughnessy
EVP & CFO	$0 to $2,950,000
James R. Ellinghausen
EVP – HR	$0 to $2,450,000
Harmon D. Smith
EVP – Homebuilding Operations and Area President – Texas	$0 to $2,250,000
John J. Chadwick
Area President – Southwest	$0 to $1,400,000
Executive Officer Group (11), including the above	$0 to $25,585,000
Non-Executive Director Group	$0
Non-Executive Officer Employee Group (six)	$0 to $4,781,000

If the Incentive Plan is approved by our shareholders, it will remain in effect until December 31, 2017, unless terminated earlier by the Board of Directors. If the Incentive Plan is not approved by our shareholders, no compensation will be paid pursuant to the Incentive Plan to any “covered employees” within the meaning of Section 162(m) of the Code. The actual amount of compensation that will be paid under the Incentive Plan if the approval of our shareholders is obtained cannot be determined at this time.

The Board of Directors recommends that shareholders vote “FOR” the proposal to adopt the Incentive Plan.

PROPOSAL FIVE

APPROVAL OF THE PULTEGROUP, INC. 2013 STOCK INCENTIVE PLAN

At the annual meeting, our shareholders will be asked to approve the PulteGroup, Inc. 2013 Stock Incentive Plan (the “2013 Plan”). The 2013 Plan was approved by the Board on February 6, 2013, subject to shareholder approval. Shareholder approval of the 2013 Plan will provide the Company with flexibility to grant awards from a pool of shares available under the 2013 Plan for purposes of retaining, motivating and rewarding participants in the 2013 Plan.

The purposes of the 2013 Plan are to:

•	align the interests of our shareholders and recipients of awards under the 2013 Plan by increasing the proprietary interest of such recipients in the Company’s growth and success;

•	advance the interests of the Company by attracting and retaining officers, other employees, non-employee directors, consultants, independent contractors and agents; and

•	motivate such persons to act in the long-term best interests of the Company and its shareholders.

Under the 2013 Plan, the Company may grant:

•	non-qualified stock options;

•	incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”));

•	stock appreciation rights (“SARs”);

•	restricted stock, restricted stock units and unrestricted stock (“Stock Awards”); and

•	performance awards.

As of March 11, 2013, approximately 250 employees and nine non-employee directors would be eligible to participate in the 2013 Plan; however, participation in our prior stock incentive plan, the PulteGroup, Inc. 2004 Stock Incentive Plan (the “Prior Plan”), has historically been limited to non-employee directors and certain senior-level employees, which, as of March 11, 2013, included approximately 90 employees and nine non-employee directors.

Plan Highlights

Some of the key features of the 2013 Plan are as follows:

•	The 2013 Plan will be administered by a committee of the Board or a subcommittee thereof, comprised entirely of independent directors;

•	Options and SARs granted under the 2013 Plan may not be repriced without shareholder approval;

•

Under the 2013 Plan, the maximum number of common shares available for awards is 20,000,000, which includes the number of common shares that remained available for future grants under the Prior Plan as of December 31, 2012 (for the sake of clarity, no additional awards will be made under the Prior Plan);

•

Except with respect to substitute awards granted in connection with a corporate transaction, the purchase price of options and the base price for SARs granted under the 2013 Plan may not be less than the fair market value of a common share on the date of grant; and

•	Awards granted under the 2013 Plan will be subject to our clawback policy, as in effect from time to time.

Description of the 2013 Plan

The following description is qualified in its entirety by reference to the plan document, a copy of which is attached to this Proxy Statement as Appendix II and incorporated herein by reference.

Administration

The 2013 Plan will be administered by a committee designated by the Board of Directors (the “Plan Committee”) or a subcommittee thereof, consisting of two or more members of the Board, each of whom may be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act of 1934, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) “independent” within the meaning of the rules of the NYSE.

Subject to the express provisions of the 2013 Plan, the Plan Committee will have the authority to select eligible persons to receive awards and determine all of the terms and conditions of each award. All awards will be evidenced by an agreement. The Plan Committee will also have authority to establish rules and regulations for administering the 2013 Plan and to decide questions of interpretation or application of any provision of the 2013 Plan. The Plan Committee may, subject to Section 162(m) of the Code, take any action such that (i) any outstanding options and SARs will become exercisable in part or in full, (ii) all or a portion of a restriction period applicable to any Stock Award will lapse (iii) all or a portion of any performance period applicable to any Stock Award or performance award will lapse, and (iv) any performance measures applicable to any outstanding award will be deemed satisfied at the target or any other level.

The Plan Committee may delegate some or all of its power and authority under the 2013 Plan to the Board, the President and Chief Executive Officer or such other executive officer of the Company as the Plan Committee deems appropriate, except that (i) it may not delegate its power and authority to the Board, the Chairman, President and Chief Executive Officer or any other executive officer with regard to awards to persons who are “covered employees” within the meaning of Section 162(m) of the Code or are likely to become such while an award is outstanding, and (ii) it may not delegate its power and authority to the Chairman, President and Chief Executive Officer or any other executive officer with regard to awards to persons subject to Section 16 of the Exchange Act.

Available Shares

Under the 2013 Plan, 20,000,000 common shares will initially be available for all awards, subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, spin-off or other similar change or event (reduced by the number of common shares subject to awards granted under the Prior Plan after December 31, 2012). No more than 20,000,000 common shares in the aggregate may be issued under the 2013 Plan in connection with incentive stock options. The number of common shares that remain available for future grants will be reduced by the sum of the aggregate number of shares which become subject to outstanding options, outstanding free-standing SARs, outstanding Stock Awards and outstanding performance awards denominated in common shares. Common shares subject to an outstanding option, free-standing SAR or Stock Award granted under either the 2013 Plan or the Prior Plan that are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding common shares subject to an option cancelled upon settlement of a related tandem SAR or subject to a tandem SAR cancelled upon exercise of a related option), or (ii) the settlement of such award in cash, will again be available under the 2013 Plan; provided, however, that common shares subject to an award under the 2013 Plan will not again be available for issuance under the 2013 Plan if such shares are (a) shares that were subject to an option or SAR and were not issued or delivered upon the net settlement or net exercise of such option or SAR, (b) shares delivered to or withheld by the Company to pay the purchase price or withholding taxes relating to an outstanding option or SAR or (c) shares repurchased by the Company on the open market with the proceeds of an option exercise. Shares delivered to or withheld by the Company to pay withholding taxes for Stock Awards or performance awards will again be available for issuance under the 2013 Plan.

To the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code, (i) the maximum number of common shares with respect to which options or SARs or a combination thereof that may be granted during any fiscal year to any person will be 1,000,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, spin-off or other similar change or event, (ii) the maximum number of common shares with respect to which Stock Awards or performance awards denominated in common shares that may be earned by any person for each 12-month period during a performance period will be 500,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, spin-off or other similar change or event, and (iii) the maximum amount that may be earned by any person for each 12-month period during a performance period with respect to performance awards denominated in cash will be $15,000,000. The aggregate grant date fair value of common shares that may be granted during any fiscal year of the Company to any non-employee director will not exceed $300,000. On             , 2013 the closing sales price per common share as reported on the NYSE was $            .

Change in Control

Unless otherwise provided in an award agreement, in the event of a change in control of the Company, the Board (as constituted prior to such change in control) may, in its discretion, provide that (i) some or all outstanding options and SARs will become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (ii) the restriction period applicable to some or all outstanding Stock Awards will lapse in full or in part, either immediately or upon a subsequent termination of employment, (iii) the performance period applicable to some or all outstanding awards will lapse in full or in part, and (iv) the performance measures applicable to some or all outstanding awards will be deemed satisfied at the target or any other level. In addition, in the event of a change in control, the Board may, in its discretion, require that shares of stock of the company resulting from such change in control, or the parent thereof, be substituted for some or all of the common shares subject to outstanding awards as determined by the Board, and/or require outstanding awards to be surrendered to the Company in exchange for a payment of cash, shares of capital stock in the company resulting from the change in control, or the parent thereof, or a combination of cash and shares.

Under the terms of the 2013 Plan, a change in control is generally defined as (i) certain acquisitions of 40% or more of the then outstanding common shares, (ii) a change in our Board resulting in the incumbent directors ceasing to constitute at least a majority of our Board, (iii) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (unless, among other conditions, the Company’s shareholders receive more than 60% of the stock of the resulting company) or (iv) the consummation of a liquidation or dissolution of the Company.

Effective Date, Termination and Amendment

If approved by our shareholders at the annual meeting, the 2013 Plan will become effective as of February 6, 2013, which is the date of the Board’s approval of the 2013 Plan, and will terminate as of the first annual meeting of the Company’s shareholders to occur on or after the tenth anniversary of the effective date, unless earlier terminated by the Board. The Board may amend the 2013 Plan at any time, subject to shareholder approval if (i) required by applicable law, rule or regulation, including Section 162(m) of the Code, or any rule of the NYSE, or (ii) the Board seeks to modify the option and SAR repricing provisions in the 2013 Plan. No amendment may impair the rights of a holder of an outstanding award without the consent of such holder.

Stock Options and SARs

The 2013 Plan provides for the grant of non-qualified stock options, incentive stock options and SARs. The Plan Committee will determine the conditions to the exercisability of each option and SAR.

Each option will be exercisable for no more than ten (10) years after its date of grant, unless the option is an incentive stock option and the optionee owns greater than ten percent (10%) of the voting power of all shares of capital stock of the Company (a “ten percent holder”), in which case the option will be exercisable for no more than five years after its date of grant. Except in the case of substitute awards granted in connection with a corporate transaction, the purchase price of an option will not be less than 100% of the fair market value of a common share on the date of grant, unless the option is an incentive stock option and the optionee is a ten percent holder, in which case the option purchase price will be the price required by the Code, currently 110% of fair market value.

Each SAR will be exercisable for no more than ten (10) years after its date of grant. Except in the case of substitute awards granted in connection with a corporate transaction, the base price of an SAR will not be less than 100% of the fair market value of a common share on the date of grant, provided that the base price of an SAR granted in tandem with an option (a “tandem SAR”) will be the purchase price of the related option. An SAR entitles the holder to receive upon exercise (subject to withholding taxes) common shares (which may be restricted stock), with a value equal to the difference between the fair market value of the common shares on the exercise date and the base price of the SAR.

All of the terms relating to the exercise, cancellation or other disposition of options and SARs following the termination of employment or service, whether by reason of disability, retirement, death or any other reason, will be determined by the Plan Committee.

Subject to the adjustment provisions set forth in the 2013 Plan, the Plan Committee will not without the approval of the shareholders of the Company (i) reduce the purchase price or base price of any previously granted option or SAR, (ii) cancel any previously granted option or SAR in exchange for another option or SAR with a lower purchase price or base price or (iii) cancel any previously granted option or SAR in exchange for cash or another award if the purchase price of such option or the base price of such SAR exceeds the fair market value of a common share on the date of such cancellation, in each case other than in connection with a change in control.

Stock Awards

The 2013 Plan provides for the grant of Stock Awards. The Plan Committee may grant a Stock Award either as a restricted stock award, restricted stock unit award or unrestricted stock award. Except as otherwise determined by the Plan Committee, restricted stock awards or restricted stock unit awards will be non-transferable and subject to forfeiture if the holder does not remain continuously in the employment or service of the Company during the restriction period or if specified performance measures (if any) are not attained during the performance period.

Unless otherwise set forth in a restricted stock award agreement, the holder of shares of restricted stock awarded will have rights as a shareholder of the Company, including the right to vote and receive dividends with respect to the shares of restricted stock; provided, however, that (i) distributions other than regular cash dividends, and (ii) regular cash dividends with respect to common shares that are subject to performance-based vesting conditions, in each case, will be deposited with the Company and will be subject to the same restrictions as the restricted stock.

The agreement awarding restricted stock units will specify (i) whether such award may be settled in common shares, cash or a combination thereof, and (ii) whether the holder will be entitled to receive on a current or deferred basis, dividend equivalents, with respect to such award. Any dividend equivalents with respect to restricted stock units that are subject to performance-based vesting conditions will be subject to the same restrictions as such restricted stock units. Prior to settlement of a restricted stock unit, the holder of a restricted stock unit will have no rights as a shareholder of the Company.

All of the terms relating to the satisfaction of performance measures and the termination of a restriction period, or the forfeiture and cancellation of a restricted stock award or restricted stock unit award upon a termination of employment or service, whether by reason of disability, retirement, death or any other reason, will be determined by the Plan Committee.

Unrestricted stock awards will not be subject to any restriction period or performance measures; provided, however, that unrestricted stock awards will be limited to (i) awards to non-employee directors, (ii) awards to newly hired employees, (iii) awards made in lieu of a cash bonus or (iv) awards granted under the 2013 Plan with respect to the number of common shares which, in the aggregate, does not exceed five percent (5%) of the total number of shares available for awards under the 2013 Plan.

Performance Awards

The 2013 Plan also provides for the grant of performance awards. The agreement relating to a performance award will specify whether such award may be settled in common shares (including shares of restricted stock), cash or a combination thereof. The agreement relating to a performance award will provide, in the manner determined by the Plan Committee, for the vesting of such performance award if the specified performance measures are satisfied or met during the specified performance period. Any dividend or dividend equivalents with respect to a performance award that are subject to performance-based vesting conditions will be subject to the same restrictions as such performance award. Prior to the settlement of a performance award in common shares, the holder of such award will have no rights as a shareholder of the Company with respect to such shares. All of the terms relating to the satisfaction of performance measures and the termination of a performance period, or the forfeiture and cancellation of a performance award upon a termination of employment or service, whether by reason of disability, retirement, death or any other reason, will be determined by the Plan Committee.

Performance Measures

Under the 2013 Plan, the vesting, exercisability or payment of certain awards may be made subject to the satisfaction of performance measures. The performance goals applicable to a particular award will be determined by the Plan Committee at the time of grant. To the extent an award is intended to qualify for the performance-based exemption from the $1 million deduction limit under Section 162(m) of the Code, as described below, the performance measures will be one or more of the following corporate-wide or subsidiary, division, operating unit or individual measures: earnings; earnings per share; earnings before interest and taxes (“EBIT”); earnings before interest, taxes, depreciation and amortization (“EBITDA”); financial return ratios; return on equity; return on assets; return on invested capital; total shareholder return; net income; pre-tax income; operating income; revenues; profit margin; cash flow(s); expense management; economic profit; customer satisfaction; mortgage capture rates; productivity (e.g., asset turns); efficiency; employee retention; succession management; management of service and warranty costs; management of the cost of insurance claims; achievement of energy performance goals; measurable marketing effectiveness; or achievement of diversity goals. Each such goal may be expressed on an absolute or relative basis, may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions or operating units) or the past or current performance of other companies (or a combination of such past and current performance) and may include or exclude objectively determinable components of any performance goal, including, without limitation, special charges such as restructuring or impairment charges, gains on land sales below original basis, non-cash amortization, or tax refunds or payments. In the case of earnings-based measures, in addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, or any combination thereof. The applicable performance measures may be applied on a pre- or post-tax basis. In the sole discretion of the Plan Committee, but subject to Section 162(m) of the Code, the Plan Committee may amend or adjust the performance measures or other terms and conditions of an outstanding award in recognition of unusual, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles.

Clawback of Awards

Awards granted under the 2013 Plan and any cash payment or common shares delivered pursuant to an award are subject to forfeiture and recovery by the Company pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including any policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act or as otherwise required by law.

New Plan Benefits.

The number of stock options and other forms of awards that will be granted under the 2013 Plan is not currently determinable.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the 2013 Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the 2013 Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the 2013 Plan. Each participant is advised to consult his or her personal tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.

Section 162(m) of the Code

Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to the corporation’s chief executive officer and the corporation’s three most highly compensated executive officers other than the chief executive officer and the chief financial officer. However, “qualified performance-based compensation” is not subject to the $1 million deduction limit. To qualify as qualified performance-based compensation, the following requirements must be satisfied: (i) the performance goals are determined by a committee consisting solely of two or more “outside directors,” (ii) the material terms under which the compensation is to be paid, including the performance goals, are approved by the corporation’s shareholders, and (iii) the committee certifies that the applicable performance goals are satisfied before payment of any qualified performance-based compensation is made. The Plan Committee currently consists solely of “outside directors” for purposes of Section 162(m) of the Code. As a result, certain compensation under the 2013 Plan, such as that payable with respect to options and SARs, is not expected to be subject to the $1 million deduction limit, but other compensation payable under the 2013 Plan, such as any Stock Award that is not subject to Section 162(m) performance measures, would be subject to such limit.

Stock Options

A participant will not recognize taxable income at the time an option is granted and the Company will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their purchase price, and the Company will be entitled to a corresponding deduction. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for at least two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (1) the amount realized upon that disposition, and (2) the excess of the fair market value of those shares on the date of exercise over the purchase price, and the Company will be entitled to a corresponding deduction.

SARs

A participant will not recognize taxable income at the time SARs are granted and the Company will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount is deductible by the Company as compensation expense.

Stock Awards

A participant will not recognize taxable income at the time restricted stock is granted and the Company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income, in an amount equal to the dividends paid and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

A participant will not recognize taxable income at the time a restricted stock unit is granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company. The amount of ordinary income recognized is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time unrestricted stock is granted. The Company is entitled to a corresponding deduction at the time ordinary income is recognized by the participant, except to the extent the deduction limits of Section 162(m) of the Code apply.

Performance Awards

A participant will not recognize taxable income at the time performance awards are granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of performance awards, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

The Board of Directors recommends that shareholders vote “FOR” the approval of the PulteGroup, Inc. 2013 Stock Incentive Plan.

PROPOSAL SIX

AMENDMENT TO SECTION 382 RIGHTS AGREEMENT

The Company entered into an Amended and Restated Section 382 Rights Agreement, dated as of March 18, 2010 (the “Original Rights Agreement”), with Computershare Trust Company, N.A., as rights agent. The Original Rights Agreement was not designed to protect shareholders against the possibility of a hostile takeover, but was adopted in an effort to protect shareholder value by preserving the Company’s ability to use its net operating losses, built in losses and other tax benefits (collectively, the “NOLs”). The Original Rights Agreement was approved by the shareholders of the Company on May 12, 2010.

On March 14, 2013, the Board of Directors adopted an amendment to the Original Rights Agreement to extend the expiration date of the Rights Agreement from June 1, 2013, to June 1, 2016 (the “Rights Plan Extension”, with the Original Rights Agreement together with the Rights Plan Extension referred to herein as the “Rights Agreement”) so that the Rights Agreement will continue to protect shareholder value by preserving the Company’s NOLs. The Board of Directors is asking shareholders to approve the Rights Plan Extension.

If shareholders do not approve the Rights Plan Extension by June 1, 2013, the Rights Agreement will automatically expire on that date, the original expiration date of the Rights Agreement.

Background and Reasons for the Proposal

As of December 31, 2012, we estimate that the Company had approximately $2.5 billion (before valuation allowances) of deferred tax assets generated by net operating losses, built-in losses and other tax benefits. The net operating losses do not fully expire for many years. For example, any federal net operating losses in 2013 would generally not expire until 2033. To the extent we have future taxable income, and until the net operating losses expire, they can be used to offset future taxable income, if any. In addition, net operating losses may generally be carried back two years to offset past taxable income.

Because the amount and timing of the Company’s future taxable income, if any, cannot be accurately predicted, we cannot estimate the exact amount of NOLs that can ultimately be used to reduce the Company’s income tax liability. However, we continue to believe the NOLs are a valuable asset and that it is in the Company’s best interests to attempt to preserve their use by extending the expiration of the Rights Agreement. The Rights Plan Extension leaves the Rights Agreement unchanged in all material respects, other than to extend the expiration date of the Rights Agreement from June 1, 2013, to June 1, 2016.

Limitations on the Company’s ability to use the NOLs would arise if the Company undergoes an “ownership change” under Section 382 of the Code (“Section 382”). Calculating whether an “ownership change” has occurred is subject to inherent uncertainty. This uncertainty results from the complexity and ambiguity of the Section 382 provisions, as well as limitations on the knowledge that any publicly traded company can have about the ownership of and transactions in its securities on a timely basis. Based upon the information available to us, along with our evaluation of various scenarios, we believe that the Company has not experienced an “ownership change”; however, the amount by which the Company’s ownership may change in the future is uncertain.

Section 382 Ownership Calculations

The benefit of the NOLs would be significantly reduced if the Company were to experience an “ownership change” as defined in Section 382. In order to determine whether an “ownership change” has occurred, the Company must compare the percentage of shares owned by each 5.0-percent shareholder immediately after the close of the testing date to the lowest percentage of shares owned by such 5.0-percent shareholder at any time during the testing period (which is generally a three year rolling period). An “ownership change” occurs if the aggregate increase in ownership by all such 5.0-percent shareholders exceeds 50 percentage points.

For example, if a single investor acquired more than 50% of the Company’s shares in a three-year period, an “ownership change” would occur. Similarly, if ten persons, none of whom owned shares, each acquired slightly over 5.0% of the Company’s shares within a three-year period (so that such persons owned, in the aggregate, more than 50%), an “ownership change” would occur.

In the event of an “ownership change,” the annual limit pursuant to Section 382 (the “382 Limitation”) is obtained by multiplying (i) the aggregate value of the Company’s outstanding equity immediately prior to the “ownership change” (reduced by certain capital contributions made during the immediately preceding two years and certain other items) by (ii) the federal long-term tax-exempt interest rate in effect for the month of the “ownership change.” In calculating the 382 Limitation, numerous special rules and limitations apply, including provisions dealing with “built-in gains and losses.”

If the Company were to have taxable income in excess of the 382 Limitation following a Section 382 “ownership change,” it would not be able to offset tax on the excess income with the NOLs. Although any loss carryforwards not used as a result of any Section 382 Limitation would remain available to offset income in future years (again, subject to the Section 382 Limitation) until the NOLs expire, any subsequent “ownership change” could significantly defer the utilization of the loss carryforwards, accelerate payment of federal income tax and cause some of the NOLs to expire unused. Because the aggregate value of the Company’s outstanding shares and the federal long-term tax-exempt interest rate fluctuate, it is impossible to predict the Section 382 Limitation on the Company’s NOLs should an “ownership change” occur in the future. However, such limitation could be material.

In determining whether an “ownership change” has occurred, the rules of Section 382 are very complex, and are beyond the scope of this summary discussion. Some of the factors that must be considered in performing a Section 382 “ownership change” analysis include the following:

•

All holders who each own less than 5.0% of a company’s common shares are generally (but not always) collectively treated as a single 5.0-percent shareholder. Transactions in the public markets among shareholders who are not 5.0-percent shareholders are generally (but not always) treated as within this single 5.0-percent shareholder.

•

There are several rules regarding the aggregation and segregation of shareholders who otherwise do not qualify as 5.0-percent shareholders. Certain constructive ownership rules, which generally attribute ownership of shares owned by estates, trusts, corporations, partnerships or other entities to the ultimate indirect individual owner thereof, or to related individuals, are applied in determining the level of share ownership of a particular shareholder. Ownership of shares is generally attributed to both their ultimate beneficial owner as well as to “first-tier” and “higher-tier” entities, including trusts, corporations, partnerships or other entities.

•

Acquisitions by a person which cause that person to become a 5.0-percent shareholder generally result in a five percentage (or more) point change in ownership, regardless of the size of the final purchase that caused the threshold to be exceeded.

•	Special rules can result in the treatment of options (including warrants) or other similar interests as having been exercised if such treatment would result in an “ownership change.”

•

The redemption or buyback of shares by an issuer will increase the ownership of any 5.0-percent shareholders (including groups of shareholders treated as a single 5.0-percent shareholder) and can contribute to an “ownership change.” In addition, it is possible that a redemption or buyback of shares could cause a holder of less than 5.0% to become a 5.0-percent shareholder, resulting in a five percentage (or more) point change in ownership.

Description of the Rights Agreement

The following description of the Rights Agreement is qualified in its entirety by reference to the text of the Original Rights Agreement, which is attached to this Proxy Statement as Appendix III, and the text of the Rights Plan Extension, which is attached to this Proxy Statement as Appendix IV. We urge you to read carefully the Original Rights Agreement and the Rights Plan Extension in their entirety as the discussion below is only a summary.

The Rights Agreement is intended to act as a deterrent to any person acquiring beneficial ownership of 4.9% or more of our outstanding common shares within the meaning of Section 382 and the Treasury Regulations promulgated thereunder (an “Acquiring Person”) without the approval of the Board. Shareholders who beneficially owned 4.9% or more of the Company’s outstanding common shares as of the close of business on March 5, 2009 are not an “Acquiring Person” so long as they do not acquire any additional common shares at a time when they still beneficially own 4.9% or more of the Company’s common shares. William J. Pulte and members of his family have been exempted from the definition of acquiring person. In addition, the Board may, in its sole discretion, exempt any other person or group from being deemed an Acquiring Person for purposes of the Rights Agreement.

The Rights. On March 5, 2009, in connection with the adoption of the original Section 382 rights agreement (which was subsequently amended and restated as of March 18, 2010 and amended as of March 14, 2013), the Board of Directors authorized the issuance of one right per outstanding common share payable to the Company’s shareholders of record as of March 16, 2009, and the rights were issued on March 16, 2009. Subject to the terms, provisions and conditions of the Rights Agreement, if the rights become exercisable, each right would initially represent the right to purchase from us one one-thousandth of a share of the Company’s Series A Junior Participating Preferred Shares, par value $0.01 per share (the “Series A Preferred Shares”), for a purchase price of $50.00 per right (the “Purchase Price”). If issued, each fractional Series A Preferred Share would give the shareholder approximately the same dividend, voting and liquidation rights as does one common share. However, prior to exercise, a right does not give its holder any rights as a shareholder of the Company, including any dividend, voting or liquidation rights.

Initial Exercisability. The rights are not exercisable until the earlier of (i) ten days after a public announcement that a person has become an Acquiring Person or such earlier date as the Board becomes aware that there is an Acquiring Person and (ii) ten business days (or such later date as may be determined by the Board) after the commencement of a tender or exchange offer by or on behalf of a person that, if completed, would result in such person becoming an Acquiring Person. We refer to the date that the rights become exercisable as the “Distribution Date.”

Until the Distribution Date, the Company’s common share certificates or the ownership statements issued with respect to uncertificated common shares will evidence the rights and will contain a notation to that effect. Any transfer of common shares prior to the Distribution Date will constitute a transfer of the associated rights. After the Distribution Date, separate rights certificates will be issued and the rights may be transferred apart from the transfer of the underlying common shares, unless and until the Board has determined to effect an exchange pursuant to the Rights Agreement (as described below).

Flip-In Event. In the event that a person becomes an Acquiring Person, each holder of a right, other than rights that are or, under certain circumstances, were beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a right and payment of the Purchase Price, a number of common shares having a market value of two times the Purchase Price. However, rights are not exercisable following the occurrence of a person becoming an Acquiring Person until such time as the rights are no longer redeemable by the Company (as described below).

Exempted Persons and Exempted Transactions. The Board recognizes that there may be instances when an acquisition of the Company’s common shares that would cause a shareholder to become an Acquiring Person may not jeopardize or endanger in any material respect the availability of the NOLs to the Company. Accordingly, the Rights Agreement grants discretion to the Board to designate a person as an “Exempted Person” or to designate a transaction involving the Company’s common shares as an “Exempted Transaction.” An “Exempted Person” cannot become an Acquiring Person and an “Exempted Transaction” cannot result in a person becoming an Acquiring Person. The Board can revoke an “Exempted Person” designation if it subsequently makes a contrary determination regarding whether a person jeopardizes or endangers in any material respect the availability of the NOLs to the Company.

Redemption. At any time until ten calendar days following the first date of public announcement that a person has become an Acquiring Person or such earlier date as a majority of the Board becomes aware of the existence of an Acquiring Person, the Board may redeem the rights in whole, but not in part, at a price of $0.001 per right (the “Redemption Price”). The redemption of the rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the Redemption Price.

Exchange. At any time after a person becomes an Acquiring Person and prior to the acquisition by the Acquiring Person of 50% or more of the outstanding common shares, the Board may exchange the rights (other than rights that have become void), in whole or in part, at an exchange ratio of one common share, or a fractional Series A Preferred Share (or of a share of a similar class or series of our preferred shares having similar rights, preferences and privileges) of equivalent value, per right (subject to adjustment). Immediately upon an exchange of any rights, the right to exercise such rights will terminate and the only right of the holders of rights will be to receive the number of common shares (or fractional Series A Preferred Share or of a share of a similar class or series of our preferred shares having similar rights, preferences and privileges) equal to the number of such rights held by such holder multiplied by the exchange ratio.

Expiration. The rights and the Rights Agreement will expire on the earliest of the following:

•	June 1, 2013 if the Rights Plan Extension has not been approved by the shareholders by such date;

•	the close of business on June 1, 2016 if the Rights Plan Extension has been approved by the shareholders by June 1, 2013;

•	the redemption of the rights;

•	the exchange of the rights;

•

the close of business on the effective date of the repeal of Section 382 or any successor statute if the Board determines that the Rights Agreement is no longer necessary or desirable for the preservation of certain tax benefits; and

•	the close of business on the first day of a taxable year to which the Board determines that certain tax benefits may not be carried forward.

Anti-Dilution Provisions. The Board may adjust the Purchase Price of the Series A Preferred Shares, the number of Series A Preferred Shares issuable and the number of outstanding rights to prevent dilution that may occur as a result of certain events, including among others, a share dividend, a share split or a reclassification of the Series A Preferred Shares or of the Company’s common shares. With certain exceptions, no adjustments to the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price.

Amendments. For so long as the rights are redeemable, the Board may supplement or amend any provision of the Rights Agreement in any respect without the approval of the holders of the rights. From and after the time there is an Acquiring Person, no amendment can adversely affect the interests of the holders of the rights.

Certain Considerations Relating to the Rights Agreement

The Board believes that continuing to attempt to protect the NOLs described above is in the Company’s and the shareholders’ best interests. Nonetheless, we cannot eliminate the possibility that an “ownership change” will occur even if the Rights Plan Extension is approved. You should consider the factors below when making your decision.

Future Use and Amount of the NOLs is Uncertain. The Company’s use of the NOLs depends on its ability to generate taxable income in the future. The Company cannot assure you whether it will have taxable income in any applicable period or, if it does, whether such income or the NOLs at such time will exceed any potential Section 382 limitation.

Potential Challenge to the NOLs. The amount of the NOLs has not been audited or otherwise validated by the Internal Revenue Service (the “IRS”). The IRS could challenge the amount of the NOLs, which could result in an increase in the Company’s liability in the future for income taxes. In addition, determining whether an “ownership change” has occurred is subject to uncertainty, both because of the complexity and ambiguity of the Section 382 provisions and because of limitations on the knowledge that any publicly traded company can have about the ownership of, and transactions in, its securities on a timely basis. Therefore, the Company cannot assure you that the IRS or other taxing authority will not claim that the Company experienced an “ownership change” and attempt to reduce the benefit of the NOLs even if the Rights Plan Extension is approved and the Rights Agreement is in place.

Continued Risk of Ownership Change. Although the Rights Plan Extension is intended to diminish the likelihood of an “ownership change,” the Company cannot assure you that it will be effective. The amount by which the Company’s ownership may change in the future could, for example, be affected by purchases and sales of shares by 5-percent shareholders, over which the Company has no control, and new issuances of shares by the Company, should it choose to do so.

Potential Effects on Liquidity. The Rights Agreement is intended to deter persons or groups of persons from acquiring beneficial ownership of common shares in excess of the specified limitations. A shareholder’s ability to dispose of the Company’s common shares may be limited if the Rights Plan Extension reduces the number of persons willing to acquire the Company’s common shares or the amount they are willing to acquire. A shareholder may become an Acquiring Person upon actions taken by persons related to, or affiliated with, them. Shareholders are advised to carefully monitor their ownership of the Company’s shares and consult their own legal advisors and/or us to determine whether their ownership of the Company’s shares approaches the proscribed level.

Potential Impact on Value. The Rights Plan Extension could negatively impact the value of the Company’s common shares by deterring persons or groups of persons from acquiring the Company’s common shares, including in acquisitions for which some shareholders might receive a premium above market value.

Anti-Takeover Effect. The Board adopted the Rights Agreement to diminish the risk that the Company’s ability to use the NOLs to reduce potential federal income tax obligations becomes limited. Nonetheless, the Rights Plan Extension may have an “anti-takeover effect” because it may deter a person or group of persons from acquiring beneficial ownership of 4.9% or more of the Company’s common shares or, in the case of a person or group of persons that already own 4.9% or more of the Company’s common shares, from acquiring any additional common shares. The Rights Plan Extension could discourage or prevent a merger, tender offer, proxy contest or accumulations of substantial blocks of shares.

Existing provisions in the Company’s Restated Articles of Incorporation and By-Laws may also have the effect of delaying or preventing a merger with or acquisition of the Company, even where the shareholders may consider it to be favorable. These provisions could also prevent or hinder an attempt by shareholders to replace our current directors and include: (i) a limitation on the maximum number of directors; (ii) advance notice requirements for nominations for election to the Board of Directors, (iii) the ability of the Board of Directors to designate and issue shares of the Company’s preferred stock, and (v) certain limitations on shareholders holding 10% or more of the Company’s shares from engaging in a merger or similar transaction with the Company.

In addition, Chapter 7A of the Michigan Business Corporation Act may affect attempts to acquire control of the Company. In general, under Chapter 7A, “business combinations” (defined to include, among other transactions, certain mergers, dispositions of assets or shares and recapitalizations) between covered Michigan business corporations or their subsidiaries and an “interested shareholder” (defined as the direct or indirect beneficial ownership of at least 10% of the voting power of a covered corporation’s shares) can be consummated only if approved by at least 90% of the votes of each class of the corporation’s shares entitled to vote and by at least two-thirds of such voting shares not held by the “interested shareholder”, or such shareholder’s affiliates, unless five years have elapsed after the person involved became an “interested shareholder” and unless certain price and other conditions are satisfied. The Board of Directors may exempt “business combinations” with a particular “interested shareholder” by resolution adopted prior to the time the “interested shareholder” attained that status. The Company has elected not to be governed by Chapter 7A of the Michigan Business Corporation Act; however, the Board of Directors may terminate such election.

By-Laws of the Company.

On April 7, 2009, the Board approved an amendment to the Company’s By-Laws in order to preserve the tax treatment of the Company. The amendment added a new Article IX to the By-Laws, which provides that any transfer of the Company’s securities is prohibited and will be void if such transfer results in any person or group owning 4.9% or more of the Company’s then-outstanding common shares (a “4.9-percent Shareholder”), or if such transfer would increase the percentage ownership interest of a 4.9-percent Shareholder. These transfer restrictions are subject to certain exceptions, including an exception for transfers approved by the Board or a committee thereof. These transfer restrictions are applicable to transfers made, or pursuant to agreements entered into, between April 7, 2009 and such date as may be determined by the Board of Directors in accordance with Article IX of the By-Laws.

Although Article IX of the By-Laws is intended to reduce the likelihood of an “ownership change” that could adversely affect the Company, we cannot assure you that such restrictions would prevent all transfers that could result in such an “ownership change”. In particular, absent a court determination, there can be no assurance that the acquisition restrictions in the By-Laws will be enforceable against all shareholders. They may be subject to challenge on equitable or other grounds. In particular, the restrictions may not be enforceable against shareholders who do not have notice of the restrictions at the time they acquired their shares. Accordingly, the Board believes that extending the expiration date of the Rights Agreement is in the best interests of all of the shareholders.

The Board of Directors recommends that shareholders vote “FOR” the approval of the amendment to extend the term of our amended and restated Section 382 rights agreement.

PROPOSAL SEVEN

The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, which has represented to us that it beneficially owns approximately 5,401 of our shares, has submitted the following shareholder proposal.

DIRECTOR ELECTION MAJORITY VOTE STANDARD PROPOSAL

Resolved: That the shareholders of PulteGroup, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: PulteGroup’s Board of Directors should establish a majority vote standard in director elections in order to provide shareholders a meaningful role in these important elections. The proposed majority vote standard requires that a director nominee receive a majority of the votes cast in an election in order to be formally elected. The Company’s current plurality standard is not well-suited for the typical director election that involves only a management slate of nominees running unopposed. Under these election circumstances, a board nominee is elected with as little as a single affirmative vote, even if a substantial majority of the “withhold” votes are cast against the nominee. So-called “withhold” votes simply have no legal consequence in uncontested director elections. We believe that a majority vote standard in board elections establishes a challenging vote standard for board nominees, enhances board accountability, and improves the performance of boards and individual directors.

Over the past seven years, nearly 85% of the companies in the S&P 500 Index have adopted a majority vote standard in company bylaws, articles of incorporation, or charters. Further, these companies have also adopted a director resignation policy that establishes a board-centered post-election process to determine the status of any director nominee that is not elected. This dramatic move to a majority vote standard is in direct response to strong shareholder demand for a meaningful role in director elections. PulteGroup’s Board of Directors continues to persistently oppose the adoption of a majority vote standard. The Board should adopt a majority vote standard in its governance documents and then refashion its director resignation policy to address the status of unelected directors. A majority vote standard combined with a post-election director resignation policy would establish meaningful voting rights for shareholders in director elections at PulteGroup, while reserving for the Board an important postelection role. We urge the Board to join the mainstream of major U.S. companies and establish a majority vote standard.

The Board of Directors recommends that shareholders vote “AGAINST” this proposal for the following reasons:

In six of the past seven years, PulteGroup has received a similar proposal, and each such year the proposal received less than a majority of the votes cast by shareholders. In light of these results and for the reasons provided below, after thoughtful consideration, the Board believes that the Company’s current method of electing directors already adequately addresses the concerns the proposal raises and continues to be in the best long-term interest of the Company and its shareholders and the Board therefore opposes the proposal.

In 2006, the Company adopted an amendment to its Corporate Governance Guidelines to address the concerns the proposal raises. The Company’s Corporate Governance Guidelines, as amended, currently provide the protections that could be achieved by the proposal’s implementation, but without the limitations on the Board’s judgment that would be attendant to such implementation as described below.

As described in greater detail in this Proxy Statement under the caption “Election of Directors”, the Company’s Corporate Governance Guidelines require a nominee who fails to garner a majority affirmative vote in an unopposed election to tender his or her resignation to the Board. The Nominating and Governance Committee is then in turn obligated to focus its attention on and thoroughly assess any possible causes for concern related to the majority withhold vote for such nominee. Following such assessment, the Nominating and Governance Committee, which is composed exclusively of independent directors, must recommend to the Board whether to accept or reject the resignation, and the Board must take the action it deems appropriate with respect to the resignation.

The procedures required under the Company’s Corporate Governance Guidelines provide the benefit of ensuring that no director who has received a majority withhold vote will serve on the Board without a high degree of scrutiny. Simultaneously, the Company’s Corporate Governance Guidelines preserve the Board’s ability to take into account in its decision regarding the resignation all facts and circumstances surrounding the majority withhold vote, including the underlying reasons, the length of service and qualifications of the director, the director’s contributions to the Company and compliance with listing standards and the Company’s Corporate Governance Guidelines. The Board believes that the Corporate Governance Guidelines strike an appropriate balance that is sensitive to investors’ views on the standard required for election of directors and effectively satisfies the goals of the shareholder proposal while preserving the flexibility of the Board to exercise its independent judgment on a case-by-case basis in the best interest of all shareholders.

Contrary to the shareholder proposal which argues that withhold votes have no legal consequence, we believe that, as a result of the procedures described above and in contrast to a scenario where there is a plurality standard and no such resignation policy, shareholder withhold votes are meaningful and provide an effective means by which shareholders are able to influence the Board’s decision making process.

Moreover, the shareholder proposal argues that a strict majority vote standard is a superior solution to a plurality standard, but fails to account for the issues that may arise due to the lost flexibility that would result if this proposal were implemented. Although the proposal, on its face, seems straightforward, the majority vote standard raises complicated issues in its implementation. For example, if a director nominee were to receive a plurality, but not a majority, of the votes cast, the Board would be faced with a choice among several options: (i) to decide whether to appoint a successor, which would be less democratic as a governance matter, (ii) to expend the funds to hold a special meeting to elect a successor or (iii) if the nominee were an existing director, to permit the director to remain in office until the next annual meeting of shareholders.

For the reasons stated above, the Board believes that instituting the change called for by the proposal is unnecessary and not in the best interests of our shareholders.

The Board of Directors recommends that shareholders vote “AGAINST” this proposal.

PROPOSAL EIGHT

The Central Laborers’ Pension Fund, P.O. Box 1267, Jacksonville, Illinois 62651, which has represented to us that it beneficially owns approximately 3,803 of our shares, has submitted the following proposal.

PERFORMANCE-BASED OPTIONS PROPOSAL

Resolved: That the shareholders of PulteGroup, Inc. (the “Company”) request that the Compensation Committee of the Board of Directors adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. Performance-based options are defined as follows: (1) indexed options, in which the exercise price is linked to an industry or well-defined peer group index; (2) premium-priced stock options, in which the exercise price is set above the market price on the grant date; or (3) performance-vesting options, which vest when a performance target is met.

Supporting Statement: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to enhance long-term corporate value. We believe that standard fixed-price stock option grants can and often do provide levels of compensation well beyond those merited, by reflecting stock market value increases, not performance superior to the company’s peer group.

Our shareholder proposal advocates performance-based stock options in the form of indexed, premium-priced or performance-vesting stock options. With indexed options, the option exercise price moves with an appropriate peer group index so as to provide compensation value only to the extent that the company’s stock price performance is superior to the companies in the peer group utilized. Premium-priced options entail the setting of an option exercise price above the exercise price used for standard fixed-priced options so as to provide value for stock price performance that exceeds the premium option price. Performance-vesting options encourage strong corporate performance by conditioning the vesting of granted options on the achievement of demanding stock and/or operational performance measures.

Our shareholder proposal requests that the Company’s Compensation Committee utilize one or more varieties of performance-based stock options in constructing the long-term equity portion of the senior executives’ compensation plan. The use of performance-based options, to the extent they represent a significant portion of the total options granted to senior executives, will help place a strong emphasis on rewarding superior corporate performance and the achievement of demanding performance goals.

Leading investors and market observers, such as Warren Buffet and Alan Greenspan, have criticized the use of fixed-price options on the grounds that they all to [sic] often reward mediocre or poor performance. The Conference Board’s Commission on Public Trust and Private Enterprise in 2002 looked at the issue of executive compensation and endorsed the use of performance-based options to help restore public confidence in the markets and U.S. corporations.

At present, the Company does not employ performance-based stock options as defined in this proposal, so shareholders cannot be assured that only superior performance is being rewarded. Performance-based options can be an important component of a compensation plan designed to focus senior management on accomplishing long-term corporate strategic goals and superior long-term corporate performance. We urge your support for this important executive compensation reform.

The Board of Directors recommends that shareholders vote “AGAINST” this proposal for the following reasons:

In each of the Company’s last six annual meetings of shareholders, shareholders rejected similar proposals requiring PulteGroup to adopt a policy requiring that a significant portion of future option grants to senior executives be performance-based. In light of these results and for the reasons provided below, while the Board strongly believes that performance-based compensation is an essential component of executive compensation, after thoughtful consideration, the Board has concluded that the proposal would limit the ability of the Compensation and Management Development Committee to grant awards that are designed to align the short-term and long-term interests of employees with those of shareholders and that are competitive with our direct competitors in the homebuilding industry, as well as other companies of similar size and complexity, and the Board therefore opposes the proposal.

Consistent with its commitment to pay-for-performance, when deemed appropriate by the Compensation and Management Development Committee, awards with performance-based vesting provisions may be granted. For example, in 2012, the Compensation and Management Development Committee modified the form of long-term incentive awards by granting stock-settled performance-based awards and time-based restricted shares in lieu of a long-term incentive mix of stock options, time-based restricted shares and long-term cash incentive awards previously granted under the Company’s long-term incentive program. As described in the Compensation Discussion and Analysis section above and consistent with the structure of the 2012 long-term incentive program, the Compensation and Management Development Committee has determined that a significant portion of the 2013 long-term incentive awards will be structured as stock-settled performance-based awards.

Although the Compensation and Management Committee did not utilize fixed-price options in its 2012 executive compensation program, the Compensation and Management Development Committee believes that fixed-price options provide an objective performance metric that is directly aligned with the interests of shareholders and is an appropriate performance measure for the Company. Because the exercise price of fixed-priced options equals the market value of the Company’s common shares on the date of the award, no economic benefit is conferred on the optionee unless the Company’s shares increase in value subsequent to the award date. Options also generally vest over a period of years, which requires long-term focus on Company performance in order for the employee to realize any value from the exercise of options. Additionally, the majority of our significant competitors use fixed-price options in addition to performance-based options. Limiting the Compensation and Management Development Committee’s ability to establish compensation packages in line with those of our competitors could place us at a competitive disadvantage in attracting, motivating, rewarding and retaining superior executive talent. The Board of Directors believes that the Compensation and Management Development Committee must have the flexibility to create compensation policies appropriate to the competitive environment in which PulteGroup competes for senior executives, which policies may include the use of fixed-price options.

In addition to fixed-price options, the Compensation and Management Development Committee has used a variety of long-term incentive vehicles and may continue to do so in the future, as permitted under the Company’s shareholder-approved equity incentive plan. These incentive vehicles support particular business strategies, retention initiatives and recruiting activities, taking into account circumstances as they exist from time to time, including changing economic and industry conditions, accounting requirements and tax laws, together with evolving corporate governance trends. The Board of Directors believes that the discretion of the Compensation and Management Development Committee in determining which types or combinations of long-term incentive vehicles are the most appropriate and effective for a given situation should not be constrained by a policy mandating that a significant portion of option grants be performance-based.

Executive compensation practices are influenced by a wide range of factors, including changes in strategic goals, regulatory developments and the competitive compensation practices of other companies. The Board of Directors believes that the Compensation and Management Development Committee, which is comprised solely of directors who are “independent” as defined by the NYSE listing standards, is the governing body best suited to formulate executive compensation principles and practices that balance these factors and reflect the interests of shareholders, while preserving the Committee’s ability to respond quickly to changes that may otherwise limit the Company’s ability to attract, motivate and retain key talent.

The Board of Directors recommends that shareholders vote “AGAINST” this proposal.

OTHER MATTERS

Multiple Shareholders Sharing the Same Address

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report and proxy statement or if you are receiving multiple copies of proxy materials and would like to receive one set, you may contact Computershare and inform it of your request by phone at (877) 282-1168 or by mail at Computershare Investor Services, P.O. Box 43078, Providence, Rhode Island 02940-3078.

Proxy solicitation cost

PulteGroup pays the cost of soliciting proxies. Additionally, we hired D.F. King & Co., Inc. to assist in the distribution of proxy materials. The fee is expected not to exceed $13,000, plus reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders.

Shareholder proposals due for the 2014 annual meeting

To be included in our proxy statement for next year’s annual meeting, shareholder proposals must be in writing and received by PulteGroup by             , 2013. Shareholder proposals must be sent to Steven M. Cook, our Senior Vice President, General Counsel and Secretary, by certified mail, return receipt requested, or by recognized overnight courier, at the following address:

Steven M. Cook

Senior Vice President, General Counsel and Secretary

PulteGroup, Inc.

100 Bloomfield Hills Parkway, Suite 300

Bloomfield Hills, Michigan 48304

Shareholder proposals that are intended to be presented at our 2014 annual meeting of shareholders, but that are not intended to be considered for inclusion in our proxy statement and proxy related to that meeting, must be made in writing and sent to Mr. Cook by certified mail, return receipt requested, or recognized overnight courier at the mailing address specified for him above, and must be received by PulteGroup by             , 2014. Our form of proxy will confer discretionary authority to vote on proposals not received by that date, and the persons named in our form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

Communicating with the Board

You may communicate directly with the Board of Directors, the non-management directors as a group or any individual director or directors by writing to our Secretary at the mailing address specified for him above. You should indicate on the outside of the envelope the intended recipient (i.e., full Board of Directors, non-management directors as a group or any individual director or directors) of your communication. Each communication intended for the Board of Directors or any of PulteGroup’s non-management directors and received by our Secretary will be promptly forwarded to the specified party.

Appendix I

PULTEGROUP, INC.

2013 SENIOR MANAGEMENT INCENTIVE PLAN

1. Purpose of Plan. The purposes of the PulteGroup, Inc. 2013 Senior Management Incentive Plan are to retain and motivate the officers of PulteGroup, Inc. and its subsidiaries who have been designated by the Committee to participate in the Plan for a specified Performance Period by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for the Performance Period. This Plan replaces the PulteGroup, Inc. 2008 Senior Management Incentive Plan, which terminated on December 31, 2012 with respect to the grant of new incentive awards after such date.

It is intended that all amounts payable under the Plan to Participants who are “covered employees” within the meaning of Section 162(m) of the Code will constitute “qualified performance-based compensation” within the meaning of U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any awards hereunder shall be so interpreted and construed to the maximum extent possible.

2. Certain Definitions.

“Annual Base Salary” shall mean for any Participant an amount equal to the rate of annual base salary in effect or approved by the Committee or other authorized person at the time or immediately before performance goals are established for a Performance Period, including any base salary that otherwise would be payable to the Participant during the Performance Period but for his or her election to defer receipt thereof.

“Applicable Period” shall mean, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (a) 90 days after the commencement of the Performance Period and (b) the date on which twenty-five percent (25%) of the Performance Period has been completed. Any action required to be taken within an Applicable Period may be taken at a later date if permissible under Section 162(m) of the Code or regulations promulgated thereunder, as they may be amended from time to time.

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation and Management Development Committee of the Board or such other committee designated by the Board that satisfies any then applicable requirements of the principal national stock exchange on which the common stock of the Company is then traded to constitute a compensation committee, and which consists of three or more members of the Board, each of whom is intended to be an “outside director” within the meaning of Section 162(m) of the Code.

“Company” shall mean PulteGroup, Inc., a Michigan corporation, and any successor thereto.

“Individual Award Opportunity” shall mean the potential of a Participant to receive an incentive payment if the performance goals for a Performance Period shall have been satisfied. An Individual Award Opportunity may be expressed in U.S. dollars, in Shares or pursuant to a formula that is consistent with the provisions of the Plan.

“Participant” shall mean an officer of the Company or any of its subsidiaries who is designated by the Company to participate in the Plan for a Performance Period, in accordance with Section 3 hereof.

“Performance Period” shall mean any period commencing on or after January 1, 2013 for which performance goals are established pursuant to Section 4 hereof. A Performance Period may be coincident with one or more fiscal years of the Company or a portion of any fiscal year of the Company.

“Plan” shall mean the PulteGroup, Inc. 2013 Senior Management Incentive Plan as set forth herein, as it may be amended from time to time.

“Shares” shall mean shares of common stock, par value $.01 per share, of the Company, or restricted shares of such common stock, in each case that are available for grant in accordance with the terms of a stock plan of the Company, the eligible participants in which include Participants.

3. Administration.

3.1 General. The Plan shall be administered by the Committee, which shall have the full power and authority to interpret, construe and administer the Plan and any Individual Award Opportunity granted hereunder (including reconciling any inconsistencies, correcting any defaults and addressing any omissions). The Committee’s interpretation, construction and administration of the Plan and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes.

3.2 Powers and Responsibilities. The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 3.1 hereof.

(a) to designate within the Applicable Period the Participants for a Performance Period;

(b) to establish within the Applicable Period the performance goals and other terms and conditions applicable to each Participant’s Individual Award Opportunity, including, without limitation, (i) vesting conditions based on whether, and the extent to which a Participant must remain employed for a specified period of time after the end of a Performance Period, and (ii) the extent to which any payment shall be made to a Participant in the event of (A) the Participant’s termination of employment with or service to the Company due to disability, retirement, death or any other reason or (B) a change in control of the Company;

(c) to determine in writing that the performance goals for a Performance Period and other material terms applicable to the Individual Award Opportunity have been satisfied prior to the payment of any Individual Award Opportunity;

(d) to determine whether, under what circumstances and subject to what terms, all or any portion of an Individual Award Opportunity will be paid in cash or Shares;

(e) to determine whether, under what circumstances and subject to what terms, an Individual Award Opportunity will be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee’s discretion or whether a Participant may elect deferred payment; and

(f) to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.

3.3 Delegation of Power. The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that with respect to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the applicable Performance Period or during any period in which an Individual Award Opportunity may be paid following a Performance Period, only the Committee shall be permitted to (a) designate such person to participate in the Plan for such Performance Period, (b) establish performance goals and Individual Award Opportunities for such person, and (c) certify the achievement of such performance goals.

4. Performance Goals.

4.1 Establishing Performance Goals. The Committee shall establish within the Applicable Period of each Performance Period one or more objective performance goals for each Participant or for any group of Participants (or both), provided that the outcome of each goal is substantially uncertain at the time the Committee establishes such goal. Performance goals shall be based exclusively on one or more of the following objective corporate-wide or subsidiary, division, operating unit or individual measures: earnings; earnings per share; earnings before interest and taxes (“EBIT”); earnings before interest, taxes, depreciation and amortization (“EBITDA”); financial return ratios; return on equity; return on assets; return on invested capital; total shareholder return; net income; pre-tax income; operating income; revenues; profit margin; cash flow(s); expense management; economic profit; customer satisfaction; mortgage capture rates; productivity (e.g., asset turns); efficiency; employee retention; succession management; management of service and warranty costs; management of the cost of insurance claims; achievement of energy performance goals; measurable marketing effectiveness; or achievement of diversity goals. Each such goal may be expressed on an absolute or relative basis, may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions or operating units) or the past or current performance of other companies (or a combination of such past and current performance) and may include or exclude objectively determinable components of any performance goal, including, without limitation, special charges such as restructuring or impairment charges, gains on land sales below original basis, non-cash amortization, or tax refunds or payments. In the case of earnings-based measures, in addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, or any combination thereof. With respect to Participants who are not “covered employees” within the meaning of Section 162(m) of the Code and who, in the Committee’s judgment, are not likely to be covered employees at any time during the applicable Performance Period or during any period in which an Individual Award Opportunity may be paid following a Performance Period, the performance goals established for the Performance Period may consist of any objective or subjective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed herein. Performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time within the Applicable Period.

4.2 Impact of Extraordinary Items, Changes in Accounting or Other Adjustments. The measures utilized in establishing performance goals under the Plan for any given Performance Period shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s audited consolidated financial statements, to the extent applicable, without regard to (a) extraordinary or other nonrecurring or unusual items, as determined by the Company’s independent public accountants in accordance with GAAP, (b) changes in accounting, as determined by the Company’s independent public accountants in accordance with GAAP, or (c) pre-acquisition costs, unless, in each case, the Committee decides otherwise within the Applicable Period or as otherwise required under Section 162(m) of the Code.

5. Individual Award Opportunities.

5.1 Terms. At the time performance goals are established for a Performance Period, the Committee also shall establish an Individual Award Opportunity for each Participant or group of Participants, which shall be based on the achievement of one or more specified targets of performance goals. The targets shall be expressed in terms of an objective formula or standard which may be based upon the Participant’s Annual Base Salary or a multiple thereof. In all cases the Committee shall have the sole and absolute discretion to reduce the amount of any payment with respect to any Individual Award Opportunity that would otherwise be made to any Participant or to decide that no payment shall be made. No Participant shall receive a payment, whether in cash or in Shares, under the Plan with respect to any Performance Period having a value in excess of $15 million, which maximum amount shall be prorated with respect to Performance Periods that are less than one year in duration.

5.2 Payments. Payments with respect to Individual Award Opportunities shall be made in cash or Shares, or a combination thereof after the end of the applicable Performance Period as determined by the Committee, provided that no such payment shall be made unless and until the Committee has certified in writing the extent to which the applicable performance goals for such Performance Period have been satisfied and provided further that any Individual Award Opportunity which is paid on a deferred basis shall be paid pursuant to an arrangement that is intended to be exempt from, or comply with an exception to, Section 409A of the Code.

6. General.

6.1 Effective Date and Term of Plan. The Plan shall be submitted to the shareholders of the Company for approval at the 2013 annual meeting of shareholders and, if approved by the affirmative vote of a majority of the votes cast on the issue of such approval at such meeting, shall become effective for Performance Periods beginning as of and after January 1, 2013. The Plan shall terminate as of December 31, 2017, unless terminated earlier by the Board. In the event that the Plan is not approved by the shareholders of the Company, the Plan shall be null and void with respect to any awards granted to Participants who are “covered employees” within the meaning of Section 162(m) of the Code. Notwithstanding the foregoing, nothing shall prevent the payment of awards on or after January 1, 2018 for any Performance Period ending on or prior to December 31, 2017.

6.2 Amendments. The Board may amend the Plan as it shall deem advisable, subject to any requirement of shareholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code.

6.3 Non-Transferability of Awards. No award under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.

6.4 Tax Withholding. The Company shall have the right to require, prior to the payment of any amount pursuant to an award made hereunder, payment by the Participant of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award.

6.5 No Right of Participation or Employment. No person shall have any right to participate in the Plan. Neither the Plan nor any award made hereunder shall confer upon any person any right to continued employment by the Company or any subsidiary or affiliate of the Company or affect in any manner the right of the Company or any subsidiary or affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

6.6 Designation of Beneficiary. If permitted by the Company, a Participant may file with the Company a written designation of one or more persons as such Participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the Participant’s death. Each beneficiary designation shall become effective only when filed in writing with the Company during the Participant’s lifetime on a form prescribed by the Committee. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then each outstanding award shall be payable to the Participant’s executor, administrator, legal representative or similar person.

6.7 Governing Law. The Plan and each award hereunder, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Michigan and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.8 Other Plans. Payments pursuant to the Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its subsidiaries, unless either (a) such other plan specifically provides that compensation, such as payments made pursuant to the Plan, are to be considered as compensation thereunder or (b) the Board or the Committee so determines in writing. Neither the adoption of the Plan nor the submission of the Plan to the Company’s shareholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

6.9 Binding Effect. The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Sections 6.1 or 6.2 hereof.

6.10 Unfunded Arrangement. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefit hereunder. No Participant shall have any interest in any particular assets of the Company or any of its affiliates by reason of the right to receive a benefit under the Plan and any such Participant shall have only the rights of an unsecured creditor of the Company with respect to any rights under the Plan.

6.11 Awards Subject to Clawback. The awards granted under this Plan and any cash payment or Shares delivered pursuant to an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable award agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

Appendix II

PULTEGROUP, INC. 2013

STOCK INCENTIVE PLAN

I. INTRODUCTION

1.1 Purposes. The purposes of the PulteGroup, Inc. 2013 Stock Incentive Plan (this “Plan”) are (i) to align the interests of the Company’s shareholders and the recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining officers, other employees, Non-Employee Directors, consultants, independent contractors and agents and (iii) to motivate such persons to act in the long-term best interests of the Company and its shareholders.

1.2 Certain Definitions.

“Agreement” shall mean the written or electronic agreement evidencing an award hereunder between the Company and the recipient of such award.

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall have the meaning set forth in Section 5.8(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Committee designated by the Board or a subcommittee thereof, consisting of two or more members of the Board, each of whom may be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code and (iii) “independent” within the meaning of the rules of The New York Stock Exchange or, if the Common Shares are not listed on The New York Stock Exchange, within the meaning of the rules of the principal stock exchange on which the Common Shares are then traded.

“Common Share” shall mean a common share, par value $0.01, of the Company, and all rights appurtenant thereto.

“Company” shall mean PulteGroup, Inc., a Michigan corporation, or any successor thereto.

“Corporate Transaction” shall have the meaning set forth in Section 5.8(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean the average of the high and low transaction prices of a Common Share as reported on The New York Stock Exchange on the date as of which such value is being determined or, if the Common Shares are not listed on The New York Stock Exchange, the average of the high and low transaction prices of a Common Share on the principal national stock exchange on which the Common Shares are traded on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that if the Common Shares are not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with Section 409A of the Code.

“Free-Standing SAR” shall mean an SAR which is not granted in tandem with, or by reference to, an option, which entitles the holder thereof to receive, upon exercise, Common Shares (which may be Restricted Stock) with an aggregate value equal to the excess of the Fair Market Value of one Common Share on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

“Incentive Stock Option” shall mean an option to purchase Common Shares that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.

“Incumbent Board” shall have the meaning set forth in Section 5.8(b).

“Non-Employee Director” shall mean any director of the Company who is not an officer or employee of the Company or any Subsidiary.

“Nonqualified Stock Option” shall mean an option to purchase Common Shares which is not an Incentive Stock Option.

“Outstanding Common Shares” shall have the meaning set forth in Section 5.8(b).

“Outstanding Voting Securities” shall have the meaning set forth in Section 5.8(b).

“Performance Award” shall mean a right to receive an amount of cash, Common Shares, or a combination of both, contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Performance Measures” shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an option or SAR or (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the holder’s interest, in the case of a Restricted Stock Award, of the Common Shares subject to such award, or, in the case of a Restricted Stock Unit Award or Performance Award, to the holder’s receipt of the Common Shares subject to such award or of payment with respect to such award. To the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder, such criteria and objectives shall be one or more of the following corporate-wide or subsidiary, division, operating unit or individual measures: earnings; earnings per share; earnings before interest and taxes (“EBIT”); earnings before interest, taxes, depreciation and amortization (“EBITDA”); financial return ratios; return on equity; return on assets; return on invested capital; total shareholder return; net income; pre-tax income; operating income; revenues; profit margin; cash flow(s); expense management; economic profit; customer satisfaction; mortgage capture rates; productivity (e.g., asset turns); efficiency; employee retention; succession management; management of service and warranty costs; management of the cost of insurance claims; achievement of energy performance goals; measurable marketing effectiveness; or achievement of diversity goals. Each such goal may be expressed on an absolute or relative basis, may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more Subsidiaries, divisions or operating units) or the past or current performance of other companies (or a combination of such past and current performance) and may include or exclude objectively determinable components of any performance goal, including, without limitation, special charges such as restructuring or impairment charges, gains on land sales below original basis, non-cash amortization, or tax refunds or payments. In the case of earnings-based measures, in addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, or any combination thereof. The applicable performance measures may be applied on a pre- or post-tax basis. In the sole discretion of the Committee, unless such action would cause a grant to a covered employee to fail to qualify as qualified performance-based compensation under Section 162(m) of the Code, the Committee may amend or adjust the Performance Measures or other terms and conditions of an outstanding award in recognition of unusual, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles.

“Performance Period” shall mean any period designated by the Committee during which (i) the Performance Measures applicable to an award shall be measured and (ii) the conditions to vesting applicable to an award shall remain in effect.

“Person” shall have the meaning set forth in Section 5.8(b).

“Prior Plan” shall mean the PulteGroup, Inc. 2004 Stock Incentive Plan and each other plan previously maintained by the Company under which equity awards remain outstanding as of the effective date of this Plan.

“Restricted Stock” shall mean Common Shares which are subject to a Restriction Period and which may, in addition thereto, be subject to the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Award” shall mean an award of Restricted Stock under this Plan.

“Restricted Stock Unit” shall mean a right to receive one Common Share or, in lieu thereof, the Fair Market Value of such Common Share in cash, which shall be contingent upon the expiration of a specified Restriction Period and which may, in addition thereto, be contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Unit Award” shall mean an award of Restricted Stock Units under this Plan.

“Restriction Period” shall mean any period designated by the Committee during which (i) the Common Shares subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such award, or (ii) the conditions to vesting applicable to a Restricted Stock Unit Award shall remain in effect.

“SAR” shall mean a stock appreciation right which may be a Free-Standing SAR or a Tandem SAR.

“Stock Award” shall mean a Restricted Stock Award, Restricted Stock Unit Award or Unrestricted Stock Award.

“Subsidiary” shall mean any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.

“Substitute Award” shall mean an award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an option or SAR.

“Tandem SAR” shall mean an SAR which is granted in tandem with, or by reference to, an option (including a Nonqualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such option, Common Shares (which may be Restricted Stock) with an aggregate value equal to the excess of the Fair Market Value of one Common Share on the date of exercise over the base price of such SAR, multiplied by the number of Common Shares subject to such option, or portion thereof, which is surrendered.

“Tax Date” shall have the meaning set forth in Section 5.5.

“Ten Percent Holder” shall have the meaning set forth in Section 2.1(a).

“Unrestricted Stock” shall mean Common Shares which are not subject to a Restriction Period or Performance Measures.

“Unrestricted Stock Award” shall mean an award of Unrestricted Stock under this Plan.

1.3 Administration. This Plan shall be administered by the Committee. Any one or a combination of the following awards may be made under this Plan to eligible persons: (i) options to purchase Common Shares in the form of Incentive Stock Options or Nonqualified Stock Options; (ii) SARs in the form of Tandem SARs or Free-Standing SARs; (iii) Stock Awards in the form of Restricted Stock, Restricted Stock Units or Unrestricted Stock; and (iv) Performance Awards. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each award to such persons and, if applicable, the number of Common Shares, the number of SARs, the number of Restricted Stock Units, the dollar value subject to a Performance Award, the purchase price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. The Committee may, in its sole discretion and for any reason at any time, unless such action would cause a grant to a covered employee to fail to qualify under Section 162(m) of the Code and regulations thereunder as qualified performance-based compensation, take action such that (i) any or all outstanding options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding Restricted Stock or Restricted Stock Units shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding Restricted Stock, Restricted Stock Units or Performance Awards shall lapse and (iv) the Performance Measures (if any) applicable to any outstanding award shall be deemed to be satisfied at the target or any other level. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.

The Committee may delegate some or all of its power and authority hereunder to the Board or, subject to applicable law, to the President and Chief Executive Officer or such other executive officer of the Company as the Committee deems appropriate; provided, however, that (i) the Committee may not delegate its power and authority to the Board or the President and Chief Executive Officer or other executive officer of the Company with regard to the grant of an award to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the period an award hereunder to such employee would be outstanding and (ii) the Committee may not delegate its power and authority to the President and Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.

No member of the Board or Committee, and neither the President and Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the President and Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Articles of Incorporation and/or By-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.

1.4 Eligibility. Participants in this Plan shall consist of such officers, other employees, Non-Employee Directors, consultants, independent contractors, agents and persons expected to become officers, other employees, Non-Employee Directors, consultants, independent contractors and agents of the Company and its Subsidiaries as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Except as provided otherwise in an Agreement, for purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary, and references to employment shall include service as a Non-Employee Director, consultant, independent contractor or agent. The Committee shall determine, in its sole discretion, the extent to which a participant shall be considered employed during any periods during which such participant is on a leave of absence.

1.5 Shares Available. Subject to adjustment as provided in Section 5.7 and to all other limits set forth in this Section 1.5, 20,000,000 Common Shares shall initially be available for all awards under this Plan (reduced by the number of Common Shares subject to awards granted under the Prior Plan after December 31, 2012). Subject to adjustment as provided in Section 5.7, no more than 20,000,000 Common Shares in the aggregate may be issued under the Plan in connection with Incentive Stock Options. The number of Common Shares that remain available for future grants under the Plan shall be reduced by the sum of the aggregate number of Common Shares which become subject to outstanding options, outstanding Free-Standing SARs, outstanding Stock Awards and outstanding Performance Awards denominated in Common Shares.

To the extent that Common Shares subject to an outstanding option, SAR, Stock Award or Performance Award granted under the Plan or the Prior Plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares subject to an option cancelled upon settlement in shares of a related Tandem SAR or shares subject to a Tandem SAR cancelled upon exercise of a related option) or (ii) the settlement of such award in cash, then such Common Shares shall again be available under this Plan; provided, however, that Common Shares subject to an award under this Plan shall not again be available for issuance under this Plan if such shares are (x) shares that were subject to an option or an SAR and were not issued or delivered upon the net settlement or net exercise of such option or SAR, (y) shares delivered to or withheld by the Company to pay the purchase price or the withholding taxes related to an outstanding option or SAR or (z) shares repurchased by the Company on the open market with the proceeds of an option exercise. Shares delivered to or withheld by the Company to pay the withholding taxes for Stock Awards or Performance Awards shall again be available for issuance under this Plan.

The number of Common Shares available for awards under this Plan shall not be reduced by (i) the number of Common Shares subject to Substitute Awards or (ii) available shares under a shareholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under this Plan (subject to applicable stock exchange requirements).

Common Shares to be delivered under this Plan shall be made available from authorized and unissued Common Shares, or authorized and issued Common Shares reacquired and held as treasury shares or otherwise or a combination thereof.

1.6 Per Person Limits. To the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder (i) the maximum number of Common Shares with respect to which options or SARs, or a combination thereof, may be granted during any fiscal year of the Company to any person shall be 1,000,000, subject to adjustment as provided in Section 5.7, (ii) the maximum number of Common Shares with respect to which Stock Awards subject to Performance Measures or Performance Awards denominated in Common Shares that may be earned by any person for each 12-month period during a Performance Period shall be 500,000, subject to adjustment as provided in Section 5.7, and (iii) the maximum amount that may be earned by any person for each 12-month period during a Performance Period with respect to Performance Awards denominated in cash shall be $15 million. The aggregate grant date fair value of Common Shares that may be granted during any fiscal year of the Company to any Non-Employee Director shall not exceed $300,000. For purposes of applying the per person limits of this Section 1.6, notwithstanding Section 1.5, in the case of an option or an SAR that is cancelled, the number of shares underlying the cancelled option or SAR shall continue to count against the per person limits and, for this purpose, if the strike price or base amount of a previously granted option or SAR is reduced, the reduction shall be treated as a cancellation of the previously outstanding option and SAR and the grant of a new option and SAR.

II. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

2.1 Stock Options. The Committee may, in its discretion, grant options to purchase Common Shares to such eligible persons as may be selected by the Committee. Each option, or portion thereof, that is not an Incentive Stock Option shall be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Common Shares with respect to which options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute Nonqualified Stock Options.

Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of Shares and Purchase Price. The number of Common Shares subject to an option and the purchase price per share purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the purchase price per share purchasable upon exercise of an option shall not be less than 100% of the Fair Market Value of a Common Share on the date of grant of such option; provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a “Ten Percent Holder”), the purchase price per share shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.

Notwithstanding the foregoing, in the case of an option that is a Substitute Award, the purchase price per share of the shares subject to such option may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.

(b) Option Period and Exercisability. The period during which an option may be exercised shall be determined by the Committee; provided, however, that no option shall be exercised later than ten (10) years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole Common Shares.

(c) Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole Common Shares to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of Common Shares having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole Common Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (D) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the option, (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. Any fraction of a share of Common Share which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No Common Shares shall be issued and no certificate representing Common Shares shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 5.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).

2.2 Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee. The Agreement relating to an SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR.

SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of SARs and Base Price. The number of SARs subject to an award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share of the related option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a Common Share on the date of grant of such SAR (or, if earlier, the date of grant of the option for which the SAR is exchanged or substituted).

Notwithstanding the foregoing, in the case of an SAR that is a Substitute Award, the base price per share of the shares subject to such SAR may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate base price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate base price of such shares.

(b) Exercise Period and Exercisability. The period for the exercise of an SAR shall be determined by the Committee; provided, however, that no SAR shall be exercised later than ten (10) years after its date of grant; provided further, that no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related option. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole Common Shares and, in the case of a Free-Standing SAR, only with respect to a whole number of SARs. If an SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.3(c), or such shares shall be transferred to the holder in book entry form with restrictions on the shares duly noted, and the holder of such Restricted Stock shall have such rights of a shareholder of the Company as determined pursuant to Section 3.3(d). Prior to the exercise of an SAR, the holder of such SAR shall have no rights as a shareholder of the Company with respect to the Common Shares subject to such SAR.

(c) Method of Exercise. A Tandem SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised (A) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (B) by executing such documents as the Company may reasonably request. No Common Shares shall be issued and no certificate representing Common Shares shall be delivered until any withholding taxes thereon, as described in Section 5.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).

2.3 Termination of Employment or Service. All of the terms relating to the exercise, cancellation or other disposition of an option or SAR (i) upon a termination of employment with or service to the Company of the holder of such option or SAR, as the case may be, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.

2.4 No Repricing. Subject to Section 5.7, the Committee shall not without the approval of the shareholders of the Company, (i) reduce the purchase price or base price of any previously granted option or SAR, (ii) cancel any previously granted option or SAR in exchange for another option or SAR with a lower purchase price or base price or (iii) cancel any previously granted option or SAR in exchange for cash or another award if the purchase price of such option or the base price of such SAR exceeds the Fair Market Value of a Common Share on the date of such cancellation, in each case other than in connection with a Change in Control.

III. STOCK AWARDS

3.1 Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award, Restricted Stock Unit Award or Unrestricted Stock Award.

3.2 Terms of Unrestricted Stock Awards. The number of Common Shares subject to an Unrestricted Stock Award shall be determined by the Committee. Unrestricted Stock Awards shall not be subject to any Restriction Periods or Performance Measures; provided, however, Unrestricted Stock Awards shall be limited to (i) awards to Non-Employee Directors, (ii) awards to newly hired employees, (iii) awards made in lieu of a cash bonus or (iv) awards granted under this Plan with respect to the number of Common Shares which, in the aggregate, does not exceed five percent (5%) of the total number of shares available for awards under this Plan. Upon the grant of an Unrestricted Stock Award, subject to the Company’s right to require payment of any taxes in accordance with Section 5.5, a certificate or certificates evidencing ownership of the requisite number of Common Shares shall be delivered to the holder of such award or such shares shall be transferred to the holder in book entry form.

3.3 Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Shares and Other Terms. The number of Common Shares subject to a Restricted Stock Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the Common Shares subject to such award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the Common Shares subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

(c) Stock Issuance. During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required pursuant to Section 5.6, indicating that the ownership of the Common Shares represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the Common Shares subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), subject to the Company’s right to require payment of any taxes in accordance with Section 5.5, the restrictions shall be removed from the requisite number of any Common Shares that are held in book entry form, and all certificates evidencing ownership of the requisite number of Common Shares shall be delivered to the holder of such award.

(d) Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such award shall have all rights as a shareholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Shares; provided, however, that (i) a distribution with respect to Common Shares, other than a regular cash dividend, and (ii) a regular cash dividend with respect to Common Shares that are subject to performance-based vesting conditions, in each case, shall be deposited with the Company and shall be subject to the same restrictions as the Common Shares with respect to which such distribution was made.

3.4 Terms of Restricted Stock Unit Awards. Restricted Stock Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Shares and Other Terms. The number of Common Shares subject to a Restricted Stock Unit Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Unit Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Restricted Stock Unit Award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the Common Shares subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

(c) Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such award may be settled in Common Shares or cash or a combination thereof and (ii) whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of Common Shares subject to such award. Any dividend equivalents with respect to Restricted Stock Units that are subject to performance-based vesting conditions shall be subject to the same restrictions as such Restricted Stock Units. Prior to the settlement of a Restricted Stock Unit Award, the holder of such award shall have no rights as a shareholder of the Company with respect to the Common Shares subject to such award. The Agreement relating to a Restricted Stock Unit Award shall also specify a time and form of payment that qualifies the Award as either exempt from or in compliance with Section 409A of the Code.

3.5 Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Stock Award, or any forfeiture and cancellation of such award (i) upon a termination of employment with or service to the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.

IV. PERFORMANCE AWARDS

4.1 Performance Awards. The Committee may, in its discretion, grant Performance Awards to such eligible persons as may be selected by the Committee.

4.2 Terms of Performance Awards. Performance Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Value of Performance Awards and Performance Measures. The method of determining the value of the Performance Award and the Performance Measures and Performance Period applicable to a Performance Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Performance Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such award if the specified Performance Measures are not satisfied or met during the specified Performance Period.

(c) Settlement of Vested Performance Awards. The Agreement relating to a Performance Award shall specify whether such award may be settled in Common Shares (including shares of Restricted Stock) or cash or a combination thereof. If a Performance Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be issued to the holder in book entry form or a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.3(c) and the holder of such Restricted Stock shall have such rights as a shareholder of the Company as determined pursuant to Section 3.3(d). Any dividends or dividend equivalents with respect to a Performance Award that is subject to performance-based vesting conditions shall be subject to the same restrictions as such Performance Award. Prior to the settlement of a Performance Award in Common Shares, including Restricted Stock, the holder of such award shall have no rights as a shareholder of the Company. The Agreement relating to a Performance Award shall also specify a time and form of payment that qualifies the Award as either exempt from or in compliance with Section 409A of the Code.

4.3 Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Award, or any forfeiture and cancellation of such award (i) upon a termination of employment with or service to the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.

V. GENERAL

5.1 Effective Date and Term of Plan. This Plan shall be submitted to the shareholders of the Company for approval at the Company’s 2013 annual meeting of shareholders and, if so approved, the Plan shall become effective as of the date on which the Plan was approved by the Board. This Plan shall terminate as of the first annual meeting of the Company’s shareholders to occur on or after the tenth anniversary of its effective date, unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination. Awards hereunder may be made at any time prior to the termination of this Plan. In the event that this Plan is not approved by the shareholders of the Company, this Plan and any awards hereunder shall be void and of no force or effect.

5.2 Amendments. The Board may amend this Plan as it shall deem advisable; provided, however, that no amendment to the Plan shall be effective without the approval of the Company’s shareholders if (i) shareholder approval is required by applicable law, rule or regulation, including Section 162(m) and Section 422 of the Code and any rule of The New York Stock Exchange, or any other stock exchange on which the Common Shares are then traded, or (ii) such amendment seeks to modify Section 2.4 hereof; provided further, that no amendment may impair the rights of a holder of an outstanding award without the consent of such holder.

5.3 Agreement. Each award under this Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until an Agreement is executed by the Company and, to the extent required by the Company, either executed by the recipient or accepted by the recipient by electronic means approved by the Company within the time period specified by the Company. Upon such execution or execution and electronic acceptance, and delivery of the Agreement to the Company, such award shall be effective as of the effective date set forth in the Agreement.

5.4 Non-Transferability. No award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Agreement relating to such award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes or a charitable organization designated by the holder, in each case, without consideration. Except to the extent permitted by the foregoing sentence or the Agreement relating to an award, each award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except as permitted by the second preceding sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder shall immediately become null and void.

5.5 Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any Common Shares or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. An Agreement may provide that (i) the Company shall withhold whole Common Shares which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company; (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole Common Shares having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorizing the Company to withhold whole Common Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation; (D) in the case of the exercise of an option, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the award. Common Shares to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a Common Share which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

5.6 Restrictions on Shares. Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the Common Shares subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing Common Shares delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

5.7 Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of Common Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the number and class of securities available under this Plan, the terms of each outstanding option and SAR (including the number and class of securities subject to each outstanding option or SAR and the purchase price or base price per share), the terms of each outstanding Restricted Stock Award and Restricted Stock Unit Award (including the number and class of securities subject thereto), the terms of each outstanding Performance Award (including the number and class of securities subject thereto), the maximum number of securities with respect to which options or SARs may be granted during any fiscal year of the Company to any one grantee, the maximum number of Common Shares that may be awarded during any fiscal year of the Company to any one grantee pursuant to a Stock Award that is subject to Performance Measures or a Performance Award shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs without an increase in the aggregate purchase price or base price and in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

5.8	Change in Control.

(a) Subject to the terms of the applicable award Agreement, in the event of a Change in Control, the Board (as constituted prior to such Change in Control) may, in its discretion:

(i) provide that (A) some or all outstanding options and SARs shall become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (B) the Restriction Period applicable to some or all outstanding Restricted Stock Awards and Restricted Stock Unit Awards shall lapse in full or in part, either immediately or upon a subsequent termination of employment, (C) the Performance Period applicable to some or all outstanding awards shall lapse in full or in part, and (D) the Performance Measures applicable to some or all outstanding awards shall be deemed to be satisfied at the target or any other level;

(ii) require that shares of stock of the corporation resulting from such Change in Control, or a parent corporation thereof, be substituted for some or all of the Common Shares subject to an outstanding award, with an appropriate and equitable adjustment to such award as shall be determined by the Board in accordance with Section 5.7; and/or

(iii) require outstanding awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (A) a cash payment in an amount equal to (1) in the case of an option or an SAR, the aggregate number of Common Shares then subject to the portion of such option or SAR surrendered multiplied by the excess, if any, of the Fair Market Value of a Common Share as of the date of the Change in Control, over the purchase price or base price per Common Share subject to such option or SAR, (2) in the case of a Stock Award or a Performance Award denominated in Common Shares, the aggregate number of Common Shares then subject to the portion of such award surrendered, multiplied by the Fair Market Value of a Common Share as of the date of the Change in Control, and (3) in the case of a Performance Award denominated in cash, the value of the Performance Award then subject to the portion of such award surrendered to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to Section 5.8(a)(i); (B) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.

(b) A “Change in Control” means any of the following events:

(i) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 40% or more of either (i) the then outstanding Common Shares (the “Outstanding Common Shares”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company); (B) any acquisition by the Company; (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (iii) of this Section 5.8(b); provided further, that for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 40% or more of the Outstanding Common Shares or 40% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Shares or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(iii) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Shares and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Shares and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 40% or more of the Outstanding Common Shares or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 40% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv) the consummation of a plan of complete liquidation or dissolution of the Company.

5.9 Deferrals. The Committee may determine that the delivery of Common Shares or the payment of cash, or a combination thereof, upon the exercise or settlement of all or a portion of any award (other than awards of Incentive Stock Options, Nonqualified Stock Options and SARs) made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code.

5.10 No Right of Participation, Employment or Service. Unless otherwise set forth in an employment agreement, no person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment or service of any person at any time without liability hereunder.

5.11 Rights as Shareholder. No person shall have any right as a shareholder of the Company with respect to any Common Shares or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a shareholder of record with respect to such Common Shares or equity security.

5.12 Designation of Beneficiary. A holder of an award may file with the Company a written designation of one or more persons as such holder’s beneficiary or beneficiaries (both primary and contingent) in the event of the holder’s death or incapacity. To the extent an outstanding option or SAR granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option or SAR pursuant to procedures prescribed by the Company. Each beneficiary designation shall become effective only when filed in writing with the Company during the holder’s lifetime on a form prescribed by the Company. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding award held by such holder, to the extent vested or exercisable, shall be payable to or may be exercised by such holder’s executor, administrator, legal representative or similar person.

5.13 Governing Law. This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Michigan and construed in accordance therewith without giving effect to principles of conflicts of laws.

5.14 Foreign Employees. Without amending this Plan, the Committee may grant awards to eligible persons who are foreign nationals and/or reside outside the U.S. on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

5.15 Awards Subject to Clawback. The awards granted under this Plan and any cash payment or Common Shares delivered pursuant to an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

5.16 Section 409A of the Code. It is intended that Awards under the Plan either be excluded from or comply with the requirements of Section 409A of the Code, and the guidance and regulations issued thereunder and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and Awards shall be structured consistent with such intent. In the event that any Award is subject to but fails to comply with Section 409A of the Code, the Committee may revise the terms of the grant to correct such noncompliance to the extent permitted under any guidance, procedure or other method promulgated by the Internal Revenue Service now or in the future or otherwise available that provides for such correction as a means to avoid or mitigate any taxes, interest or penalties that would otherwise be incurred by a participant on account of such noncompliance; provided, however, that in no event whatsoever shall the Company or any Subsidiary be liable for any additional tax, interest or penalty imposed upon or other detriment suffered by a participant under Section 409A of the Code or damages for failing to comply with Section 409A of the Code.

Appendix III

PULTEGROUP, INC.

and

COMPUTERSHARE TRUST COMPANY, N.A.

Rights Agent

Amended and Restated Section 382 Rights Agreement

Dated as of March 18, 2010

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AMENDED AND RESTATED SECTION 382 RIGHTS AGREEMENT

AMENDED AND RESTATED SECTION 382 RIGHTS AGREEMENT, dated as of March 18, 2010 (this “Agreement”), between PulteGroup, Inc., a Michigan corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”), amends and restates that certain Section 382 Rights Agreement, dated as of March 5, 2009, as amended as of April 7, 2009 and as of September 24, 2009 (collectively, the “Original Section 382 Rights Agreement”), between the Company and the Rights Agent.

W I T N E S S E T H:

WHEREAS, the Company has generated net operating losses for United States federal income tax purposes (“NOLs”) and certain other tax benefits, such NOLs and certain other tax benefits may potentially provide valuable tax benefits to the Company, the Company desires to avoid an “ownership change” within the meaning of Section 382 (as defined below) and thereby preserve the ability to utilize fully such NOLs and certain other tax benefits and, in furtherance of such objective, the Company entered into the Original Section 382 Rights Agreement; and

WHEREAS, in connection with the adoption of the Original Section 382 Rights Agreement, on March 5, 2009 (the “Rights Dividend Declaration Date”), the Board of Directors of the Company authorized and declared a dividend distribution of one Right (as hereinafter defined) for each Common Share (as hereinafter defined) of the Company outstanding at the Close of Business (as hereinafter defined) on March 16, 2009 (the “Record Date”), each Right initially representing the right to purchase one one-thousandth of a Series A Junior Participating Preferred Share of the Company having the rights, powers and preferences set forth in the form of the Certificate of Designation attached hereto as Exhibit A, upon the terms and subject to the conditions set forth in the Original Section 382 Rights Agreement (the “Rights”), and further authorized the issuance of one Right (as such number may hereinafter be adjusted pursuant to the provisions of Section 11(p)) for each Common Share of the Company issued between the Record Date (whether originally issued or delivered from the Company’s treasury) and the earlier of the Distribution Date and the Expiration Date (as such terms are hereinafter defined) or, in certain circumstances provided in Section 22, after the Distribution Date;

WHEREAS, the Board of Directors of the Company has determined it is in the best interests of the Company and its shareholders to revise Section 1(c) of the Original Section 382 Rights Agreement and to restate the Original Section 382 Rights Agreement; and

WHEREAS, pursuant to its authority under Section 27 of the Original Section 382 Rights Agreement, the Board of Directors of the Company has authorized and approved this Amended and Restated Section 382 Rights Agreement as of the date hereof, and an appropriate officer of the Company has delivered a certificate to the Rights Agent in accordance with Section 27 of the Original Section 382 Rights Agreement.

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NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

(a) “Acquiring Person” shall mean any Person (other than the Company, any Related Person, any Grandfathered Person or any Exempted Person) who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 4.9% or more of the Corporation Securities then outstanding, provided, however, that a Person will not be deemed to have become an Acquiring Person solely as a result of (i) a reduction in the amount of Corporation Securities outstanding, (ii) the exercise of any options, warrants, rights or similar interests (including restricted shares) granted by the Company to its directors, officers and employees, (iii) any unilateral grant of any Corporation Securities by the Company, (iv) any issuance of Corporation Securities by the Company or any share dividend, share split or similar transaction effected by the Company in which all holders of Corporation Securities are treated equally or (v) any Exempted Transaction; unless and until such time as such Person (together with all Affiliates and Associates of such Person) acquires the Beneficial Ownership of any additional Corporation Securities. Notwithstanding the foregoing, the Board of Directors of the Company may, in its sole discretion, determine that any Exempted Person shall no longer be deemed to be an “Exempted Person” for any purposes of this Agreement at which time such Person shall be deemed to be an Acquiring Person. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person” (as defined pursuant to the foregoing provisions of this Section 1(a)) has become such inadvertently, and such Person promptly enters into, and delivers to the Company, an irrevocable commitment to divest as promptly as practicable, and thereafter divests as promptly as practicable a sufficient number of Corporation Securities so that such Person would no longer be an “Acquiring Person” (as defined pursuant to the foregoing provisions of this Section 1(a)), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement unless and until such time as such Person (together with all Affiliates and Associates of such Person) is again the Beneficial Owner of 4.9% or more of the Corporation Securities then outstanding.

Notwithstanding anything in this Agreement to the contrary, none of Centex or any of its Affiliates, Associates or stockholders, or the general partners, limited partners or members of such stockholders (the “Centex Holders”), either individually, collectively, or in any combination, shall be deemed to be an “Acquiring Person” or an “Affiliate” or an “Associate” of an Acquiring Person solely by virtue of or as a result of (i) the approval, adoption, execution, delivery or performance of the Merger Agreement or the Voting Agreements by any of the Centex Holders in connection with the Merger, (ii) the acquisition of any Common Shares pursuant to the Merger Agreement or the announcement or consummation of the Merger, (iii) the voting of Common Shares pursuant to the terms of the Voting Agreements or (iv) the consummation of any other transactions specifically contemplated by the Merger Agreement or the Voting Agreements, unless and until such time with respect to any Centex Holder that such Centex Holder (together with all Affiliates and Associates of such Centex Holder) acquires the Beneficial Ownership of any additional Corporation Securities.

(b) “Act” shall mean the Securities Act of 1933, as amended.

(c) “Affiliate” and “Associate” means, with respect to any Person, any other Person whose Corporation Securities would be deemed constructively owned by such first Person for purposes of Section 382, would be deemed owned by a single “entity” as defined in Treasury Regulation § 1.382-3(a)(1) in which both such Persons are included, or otherwise would be deemed aggregated with Corporation Securities owned by such first Person pursuant to the provisions of Section 382 and the Treasury Regulations thereunder, provided, however, that a Person shall not be deemed to be the Affiliate or Associate of another Person solely because either or both Persons are or were directors of the Company.

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(d) A Person shall be deemed a “Beneficial Owner” of, shall be deemed to have “Beneficial Ownership” and shall be deemed to “Beneficially Own” any securities which such Person directly owns, or would be deemed to constructively own, pursuant to Section 382 and the Treasury Regulations promulgated thereunder.

(e) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated by law or executive order to close.

(f) “Close of Business” on any given date shall mean 5:00 P.M., Eastern time, on such date, provided, however, that if such date is not a Business Day it shall mean 5:00 P.M., Michigan time, on the next succeeding Business Day.

(g) “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

(h) “Common Shares” or “Common Share” shall mean (i) the common shares, par value $0.01 per share, of the Company or (ii) any shares into which such common shares may be reclassified or exchanged.

(i) “Corporation Securities” shall mean (i) Common Shares, (ii) preferred shares (other than preferred shares described in Section 1504(a)(4) of the Code) of the Company, and (iii) any other interest that would be treated as “stock” of the Company pursuant to Treasury Regulation § 1.382-2T(f)(18).

(j) “Exchange Act” shall mean the Securities and Exchange Act of 1934.

(k) “Exempted Person” shall mean any Person who or which would otherwise be an Acquiring Person but whose Beneficial Ownership (together with all Affiliates and Associates of such Person) of 4.9% or more of the Corporation Securities would not, as determined by the Board of Directors of the Company in its sole discretion, jeopardize, endanger or limit (in timing or amount) the availability to the Company of its Tax Benefits, at any time prior to the time at which the Company’s right of redemption expires pursuant to Section 23(a) of this Agreement; provided, however, that such a Person will cease to be an “Exempted Person” and will become an “Acquiring Person” if the Board of Directors of the Company subsequently makes a contrary determination.

(l) “Exempted Transaction” shall mean any transaction that the Board of Directors of the Company determines, in its sole discretion, is an “Exempted Transaction,” which determination shall be irrevocable.

(m) “Grandfathered Person” shall mean any Person who would otherwise be an Acquiring Person as of the date of this Agreement; provided, however, that such Person shall cease to be a “Grandfathered Person” at such time as the Beneficial Ownership of Corporation Securities of such Person increases without the Prior Written Approval of the Company, other than any increase pursuant to or as a result of (i) a reduction in the amount of Corporation Securities outstanding, (ii) the exercise of any options, warrants, rights or similar interests (including restricted shares) granted by the Company to its directors, officers and employees, (iii) any unilateral grant of any Corporation Securities by the Company, (iv) any issuance of Corporation Securities by the Company or any share dividend, share split or similar transaction effected by the Company in which all holders of Corporation Securities are treated equally or (v) any Exempted Transaction.

(n) “Person” shall mean any individual, estate, firm, limited liability company, corporation, trust, association, partnership or other entity, or any group of such “Persons” having a formal or informal understanding among themselves to make a “coordinated acquisition” of shares within the meaning of Treasury Regulation § 1.382-3(a)(1) or otherwise treated as an “entity” within the meaning of Treasury Regulation § 1.382-3(a)(1), and shall include any successor (by merger or otherwise) of any such entity or group.

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(o) “Preferred Shares” or “Preferred Share” shall mean Series A Junior Participating Preferred Shares, par value $0.01 per share, of the Company, and, to the extent that there is not a sufficient number of Series A Junior Participating Preferred Shares authorized to permit the full exercise of the Rights, any other series of preferred shares, par value $0.01 per share, of the Company designated for such purpose containing terms substantially similar to the terms of the Series A Junior Participating Preferred Shares.

(p) “Prior Written Approval of the Company” shall mean prior express written consent of the Company to the action in question, executed on behalf of the Company by a duly authorized officer of the Company following express approval by action of at least a majority of the Board of Directors of the Company.

(q) “Related Person” shall mean (i) any Subsidiary of the Company, (ii) any employee benefit plan or other compensation arrangement of the Company or of any Subsidiary of the Company, (iii) any Person organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan or compensation arrangement, (iv) William J. Pulte, any spouse of William J. Pulte, any descendant of William J. Pulte or the spouse of any such descendant, the estate of William J. Pulte, any spouse of William J. Pulte, any descendant of William J. Pulte or the spouse of any such descendant, any trust or other arrangement for the benefit of William J. Pulte, any spouse of William J. Pulte, any descendant of William J. Pulte or the spouse of any such descendant or any charitable organization established by William J. Pulte, any spouse of William J. Pulte, any descendant of William J. Pulte or the spouse of any such descendant (the “Pulte Family”), or (v) any group which includes any member or members of the Pulte Family if a majority of the Corporation Securities beneficially owned by the members of such group are Beneficially Owned by a member or members of the Pulte Family (such a group is hereinafter referred to as a “Pulte Group”).

(r) “Section 11(a)(ii) Event” shall mean the event described in Section 11(a)(ii).

(s) “Section 382” shall mean Section 382 of the Code or any successor or replacement provision.

(t) “Share Acquisition Date” shall mean the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) under the Exchange Act) by the Company or an Acquiring Person indicating that an Acquiring Person has become such or such earlier date as a majority of the Board of Directors of the Company shall become aware of the existence of an Acquiring Person; provided that if a Person is determined to be an Exempted Person in accordance with the provisions of Section 1(k) (and as a result such Person is not an Acquiring Person), then the Share Acquisition Date that otherwise shall have occurred shall be deemed not to have occurred.

(u) “Subsidiary” shall mean, with reference to any Person, any corporation or other entity of which an amount of voting securities sufficient to elect at least a majority of the directors of such corporation or other entity is beneficially owned, directly or indirectly, by such Person, or otherwise controlled by such Person.

(v) “Tax Benefits” shall mean NOLs, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers, foreign tax credit carryovers, any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382, of the Company or any of its Subsidiaries and any other attribute the benefit of which is subject to possible limitation under Section 382 or Section 383 of the Code.

(w) “Treasury Regulations” shall mean the final, temporary and proposed regulations promulgated by the United States Department of the Treasury under the Code as amended or superseded from time to time.

(x) “Centex” shall mean Centex Corporation, a Nevada corporation.

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(y) “Merger” shall mean the merger of Merger Sub with and into Centex as contemplated by the Merger Agreement.

(z) “Merger Agreement” shall mean the Agreement and Plan of Merger dated as of April 7, 2009 among the Company, Merger Sub and Centex, as the same may be amended in accordance with the terms thereof.

(aa) “Merger Sub” shall mean Pi Nevada Building Company, a Nevada corporation and a wholly-owned subsidiary of the Company.

(bb) “Voting Agreements” shall mean the Voting Agreements dated as of April 7, 2009 between Centex and each of Barbara Alexander, Thomas Falk, Clint Murchison, Frederic Poses, James Postl, David Quinn, Matthew Rose, Thomas Schoewe, Timothy Eller and Catherine Smith (in their capacities as shareholders of the Company), as the same may be amended in accordance with the terms thereof.

(cc) “Shareholder Approval” shall mean the approval of this Agreement by the affirmative vote of the holders of a majority of the voting power of the outstanding Common Shares of the Company entitled to vote, and voting together without regard to class, and that are present, or represented by proxy, and are voted on the proposal to approve this Agreement, at a meeting of shareholders of the Company duly held in accordance with the Company’s articles of incorporation (as amended) and applicable law.

In addition, for purposes of this Agreement, the following terms have the meanings indicated in specified sections of this Agreement: (i) “Adjustment Shares” shall have the meaning set forth in Section 11(a)(ii); (ii) “common share equivalents” shall have the meaning set forth in Section 11(a)(iii); (iii) “Company” shall have the meaning set forth in the preamble of this Agreement; (iv) “current market price” shall have the meaning set forth in Section 11(d)(i); (v) “Current Value” shall have the meaning set forth in Section 11(a)(iii); (vi) “Distribution Date” shall have the meaning set forth in Section 3(a); (vii) “equivalent preferred shares” shall have the meaning set forth in Section 11(b); (viii) “Exchange Ratio” shall have the meaning set forth in Section 24(a); (ix) “Expiration Date” shall have the meaning set forth in Section 7(a); (x) “Final Expiration Date” shall have the meaning set forth in Section 7(a); (xi) “NOLs” shall have the meaning set forth in the recitals to this Agreement; (xii) “OTCBB” shall have the meaning set forth in Section 11(d)(i); (xiii) “Purchase Price” shall have the meaning set forth in Section 4(a)(ii); (xiv) “Record Date” shall have the meaning set forth in the recitals of this Agreement; (xv) “Redemption Price” shall have the meaning set forth in Section 23(a); (xvi) “Rights” shall have the meaning set forth in the recitals of this Agreement; (xvii) “Rights Agent” shall have the meaning set forth in the parties clause of this Agreement; (xviii) “Rights Certificates” shall have the meaning set forth in Section 3(a); (xix) “Rights Dividend Declaration Date” shall have the meaning set forth in the first recital of this Agreement; (xx) “Section 11(a)(ii) Trigger Date” shall have the meaning set forth in Section 11(a)(iii); (xxi) “Spread” shall have the meaning set forth in Section 11(a)(iii); (xxii) “Substitution Period” shall have the meaning set forth in Section 11(a)(iii); (xxiii) “Summary of Rights” shall have the meaning set forth in Section 3(b); and (xxiv) “Trading Day” shall have the meaning set forth in Section 11(d)(i).

Section 2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions of this Agreement, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable, upon ten (10) days’ prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall be in no event liable for, the acts or omissions of any such co-Rights Agent.

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Section 3. Issue of Rights Certificates.

(a) Until the earlier of (i) the Close of Business on the tenth day after the Share Acquisition Date (or, if the tenth day after the Share Acquisition Date occurs before the Record Date, the Close of Business on the Record Date) or (ii) the Close of Business on the tenth Business Day (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any Person becomes an Acquiring Person) after the date that a tender or exchange offer to acquire Corporation Securities by any Person (other than the Company or any Related Person) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would become an Acquiring Person (the earlier of the dates referred to in clauses (i) and (ii) being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Shares registered in the names of the holders of the Common Shares (which certificates for Common Shares shall be deemed also to be certificates for Rights) and not by separate certificates and (y) the Rights will be transferable only in connection with the transfer of the underlying Common Shares (including, without limitation, a transfer to the Company). The Company must promptly notify the Rights Agent of a Distribution Date and request its transfer agent to give the Rights Agent a shareholder list together with all other relevant information. As soon as practicable after the Rights Agent is notified of the Distribution Date and receives such information, the Rights Agent will send by first-class, insured, postage prepaid mail, to each record holder of the Common Shares as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more Rights certificates, in substantially the form of Exhibit B hereto (the “Rights Certificates”), evidencing one Right for each Common Share so held, subject to adjustment as provided herein. In the event that any adjustment in the number of Rights per Common Share has been made pursuant to Section 11, at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a)) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates.

(b) The Company will make available, as promptly as practicable following the Record Date, a copy of a Summary of Rights, in substantially the form attached hereto as Exhibit C (the “Summary of Rights”), to any holder of Rights who may so request from time to time prior to the Expiration Date. With respect to certificates for the Common Shares outstanding as of the Record Date, or issued subsequent to the Record Date, until the Distribution Date, the Rights will be evidenced by such certificates registered in the names of the holders thereof. Until the earlier of the Distribution Date or the Expiration Date, the surrender for transfer of any certificate representing Common Shares in respect of which Rights have been issued shall also constitute the transfer of the Rights associated with such Common Shares.

(c) Rights shall be issued in respect of all Common Shares which are issued (whether originally issued or from the Company’s treasury) after the Record Date but prior to the earlier of the Distribution Date or the Expiration Date or, in certain circumstances provided in Section 22, after the Distribution Date. Certificates representing such Common Shares shall also be deemed to be certificates for Rights, and shall bear a legend substantially in the following form:

This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Amended and Restated Section 382 Rights Agreement between PulteGroup, Inc. (the “Company”) and Computershare Trust Company, N.A. (the “Rights Agent”) dated as of March 5, 2009, as the same may be amended from time to time (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of

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mailing, without charge promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person (as defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void.

With respect to such certificates containing the foregoing legend, until the earlier of (i) the Distribution Date or (ii) the Expiration Date, the Rights associated with the Common Shares represented by such certificates shall be evidenced by such certificates alone and registered holders of Common Shares shall also be the registered holders of the associated Rights, and the transfer of any of such certificates shall also constitute the transfer of the Rights associated with the Common Shares represented by such certificates. In the event the Company purchases or acquires any of its Common Shares after the Record Date but prior to the Distribution Date, any Rights associated with such shares shall be deemed cancelled and retired so that the Company shall not be entitled to exercise any Rights associated with Common Shares that are not outstanding.

Section 4. Form of Rights Certificates.

(a) The Rights Certificates (and the forms of election to purchase and of assignment to be printed on the reverse thereof) shall each be substantially in the form set forth in Exhibit B hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed, or to conform to usage. Subject to the provisions of Section 11 and Section 22, the Rights Certificates, whenever distributed, shall be dated as of the Record Date or, in the case of Rights with respect to Common Shares issued or becoming outstanding after the Record Date, the same date as the date of the share certificate evidencing such shares, and on their face shall entitle the holders thereof to purchase such number of one one-thousandths of a Preferred Share as shall be set forth therein at the price set forth therein (such exercise price per one one-thousandth of a share, the “Purchase Price”), but the amount and type of securities purchasable upon the exercise of each Right and the Purchase Price thereof shall be subject to adjustment from time to time as provided in Section 11.

(b) Any Rights Certificate issued pursuant to Section 3(a), Section 11(a)(ii) or Section 22 that represents Rights beneficially owned by any Person known to be: (i) an Acquiring Person, (ii) a transferee of an Acquiring Person who becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of an Acquiring Person who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom such Acquiring Person has any continuing plan, agreement, arrangement or understanding regarding the transferred Rights, shares of Corporation Securities or the Company or (B) a transfer which the Board of Directors of the Company has determined is part of a plan, agreement, arrangement or understanding which has as a primary purpose or effect avoidance of Section 7(e), and any Rights Certificate issued pursuant to Section 6 or Section 11 upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall contain (to the extent feasible) the following legend:

The Rights represented by this Rights Certificate are or were beneficially owned by a Person who was or became an Acquiring Person (as defined in the Rights Agreement). Accordingly, this Rights Certificate and the Rights represented hereby may become null and void in the circumstances specified in Section 7(e) of such Agreement.

The absence of the foregoing legend on any Rights Certificate shall in no way affect any of the other provisions of this Agreement, including, without limitation, the provisions of Section 7(e).

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Section 5. Countersignature and Registration.

(a) The Rights Certificates shall be executed on behalf of the Company by its Chairman of the Board, its President or any Vice President, either manually or by facsimile signature, and shall have affixed thereto the Company’s seal or a facsimile thereof which shall be attested by the Secretary or an Assistant Secretary of the Company, either manually or by facsimile signature. The Rights Certificates shall be countersigned manually or by facsimile signature by the Rights Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Rights Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Rights Certificates, nevertheless, may be countersigned by the Rights Agent and issued and delivered by the Company with the same force and effect as though the person who signed such Rights Certificates had not ceased to be such officer of the Company; and any Rights Certificates may be signed on behalf of the Company by any person who, at the actual date of the execution of such Rights Certificate, shall be a proper officer of the Company to sign such Rights Certificate, although at the date of the execution of this Rights Agreement any such person was not such an officer.

(b) Following the Distribution Date, the Rights Agent will keep or cause to be kept, at its principal office or offices designated as the appropriate place for surrender of Rights Certificates upon exercise or transfer, books for registration and transfer of the Rights Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Rights Certificates, the number of Rights evidenced on its face by each of the Rights Certificates and the certificate number and the date of each of the Rights Certificates.

Section 6. Transfer, Split Up, Combination and Exchange of Rights Certificates; Mutilated, Destroyed, Lost or Stolen Rights Certificates. (a) Subject to the provisions of Section 4(b), Section 7(e), Section 11, Section 14 and Section 24, at any time after the Close of Business on the Distribution Date, and at or prior to the Close of Business on the Expiration Date, any Rights Certificate or Certificates (other than Rights Certificates representing Rights that have become null and void pursuant to Section 7(e) or that have been exchanged pursuant to Section 24) may be transferred, split up, combined or exchanged for another Rights Certificate or Certificates, entitling the registered holder to purchase a like number of one one-thousandths of a Preferred Share (or, following a Section 11(a)(ii) Event, Common Shares, other securities, cash or other assets, as the case may be) as the Rights Certificate or Certificates surrendered then entitled such holder (or former holder in the case of a transfer) to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Rights Certificate or Certificates shall make such request in writing delivered to the Rights Agent, and shall surrender the Rights Certificate or Certificates to be transferred, split up, combined or exchanged at the principal office or offices of the Rights Agent designated for such purpose. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Rights Certificate until the registered holder shall have completed and signed the certificate contained in the form of assignment on the reverse side of such Rights Certificate and shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company or the Rights Agent shall reasonably request. Thereupon the Rights Agent shall, subject to Section 4(b), Section 7(e), Section 11, Section 14 and Section 24, countersign and deliver to the Person entitled thereto a Rights Certificate or Rights Certificates, as the case may be, as so requested. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Rights Certificates.

(b) Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Rights Certificate, and, in case of loss, theft or destruction, of indemnity or security satisfactory to them, and reimbursement to the Company and the Rights Agent

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of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Rights Certificates if mutilated, the Company will execute and deliver a new Rights Certificate of like tenor to the Rights Agent for countersignature and delivery to the registered owner in lieu of the Rights Certificate so lost, stolen, destroyed or mutilated.

Section 7. Exercise of Rights; Purchase Price; Expiration Date of Rights. (a) Subject to Section 7(e), the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a)) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a Preferred Share (or Common Shares, other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Close of Business on June 1, 2013 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23, (iii) the time at which such Rights are exchanged pursuant to Section 24, (iv) the Close of Business on the effective date of the repeal of Section 382 or any successor statute if the Board of Directors of the Company determines that this Agreement is no longer necessary or desirable for the preservation of Tax Benefits, (v) the Close of Business on the first day of a taxable year of the Company to which the Board of Directors of the Company determines that no Tax Benefits may be carried forward, and (vi) June 1, 2010 if Shareholder Approval has not been obtained by such date (the earliest of (i), (ii), (iii), (iv), (v) and (vi) being herein referred to as the “Expiration Date”).

(b) The Purchase Price for each one one-thousandth of a Preferred Share pursuant to the exercise of a Right shall initially be $50, and shall be subject to adjustment from time to time as provided in Section 11 and shall be payable in accordance with paragraph (c) below.

(c) Upon receipt of a Rights Certificate representing exercisable Rights, with the form of election to purchase and the certificate duly executed, accompanied by payment, with respect to each Right so exercised, of the Purchase Price per one one-thousandth of a Preferred Share (or other shares, securities, cash or other assets, as the case may be) to be purchased as set forth below and an amount equal to any applicable transfer tax required to be paid by the holder of the Rights Certificate in accordance with Section 9(e), the Rights Agent shall, subject to Section 20(k), thereupon promptly (i) (A) requisition from any transfer agent of the Preferred Shares (or make available, if the Rights Agent is the transfer agent for such shares) certificates for the total number of one one-thousandths of a Preferred Share to be purchased and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests, or (B) if the Company shall have elected to deposit the total number of Preferred Shares issuable upon exercise of the Rights hereunder with a depositary agent, requisition from the depositary agent depositary receipts representing such number of one one-thousandths of a Preferred Share as are to be purchased (in which case certificates for the Preferred Shares represented by such receipts shall be deposited by the transfer agent with the depositary agent) and the Company will direct the depositary agent to comply with such request, (ii) requisition from the Company the amount of cash, if any, to be paid in lieu of fractional shares in accordance with Section 14, (iii) after receipt of such certificates or depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder, and (iv) after receipt thereof, deliver such cash, if any, to or upon the order of the registered holder of such Rights Certificate. The payment of the Purchase Price (as such amount may be reduced pursuant to Section 11(a)(iii)) shall be made in cash or by certified bank check or bank draft payable to the order of the Company. In the event that the Company is obligated to issue other securities (including, without limitation, Common Shares) of the Company, pay cash and/or distribute other property pursuant to Section 11(a), the Company will make all

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arrangements necessary so that such other securities, cash and/or other property are available for distribution by the Rights Agent, if and when necessary to comply with the terms of this Agreement. The Company reserves the right to require prior to the occurrence of a Section 11(a)(ii) Event that, upon any exercise of Rights, a number of Rights be exercised so that only whole Preferred Shares would be issued.

(d) In case the registered holder of any Rights Certificate shall exercise less than all the Rights evidenced thereby, a new Rights Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent and delivered to, or upon the order of, the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder, subject to the provisions of Section 14.

(e) Notwithstanding anything in this Agreement to the contrary, from and after the first occurrence of a Section 11(a)(ii) Event, any Rights beneficially owned by (i) an Acquiring Person, (ii) a transferee of an Acquiring Person who becomes a transferee after the Acquiring Person becomes such, (iii) a transferee of an Acquiring Person who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom the Acquiring Person has any continuing plan, agreement, arrangement or understanding regarding the transferred Rights, shares of Corporation Securities or the Company or (B) a transfer which the Board of Directors of the Company has determined is part of a plan, agreement, arrangement or understanding which has as a primary purpose or effect the avoidance of this Section 7(e) and (iv) subsequent transferees of such Persons described in clause (i), (ii) or (iii) of this sentence shall become null and void without any further action, and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise. The Company shall notify the Rights Agent when this Section 7(e) applies and shall use all reasonable efforts to ensure that the provisions of this Section 7(e) and Section 4(b) are complied with, but neither the Company nor the Rights Agent shall have any liability to any holder of Rights Certificates or other Person as a result of the Company’s failure to make any determinations with respect to an Acquiring Person or any of its transferees hereunder.

(f) Notwithstanding anything in this Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to a registered holder upon the occurrence of any purported exercise as set forth in this Section 7 unless such registered holder shall have (i) properly completed and signed the certificate contained in the form of election to purchase set forth on the reverse side of the Rights Certificate surrendered for such exercise and (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company or the Rights Agent shall reasonably request.

Section 8. Cancellation and Destruction of Rights Certificates. All Rights Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or any of its agents, be delivered to the Rights Agent for cancellation or in cancelled form, or, if surrendered to the Rights Agent, shall be cancelled by it, and no Rights Certificates shall be issued in lieu thereof, except as expressly permitted by any of the provisions of this Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Rights Certificates purchased or acquired by the Company otherwise than upon the exercise thereof. The Rights Agent shall deliver all cancelled Rights Certificates to the Company, or shall, at the written request of the Company, destroy such cancelled Rights Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

Section 9. Reservation and Availability of Capital Shares. (a) The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued Preferred Shares (and, following the occurrence of a Section 11(a)(ii) Event, out of its authorized and unissued Common

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Shares and/or other securities or out of its authorized and issued shares held in its treasury), the number of Preferred Shares (and, following the occurrence of a Section 11(a)(ii) Event, Common Shares and/or other securities) that, as provided in this Agreement, including, without limitation, Section 11(a)(iii), will be sufficient to permit the exercise in full of all outstanding Rights.

(b) So long as the Preferred Shares (and, following the occurrence of a Section 11(a)(ii) Event, Common Shares and/or other securities) issuable and deliverable upon the exercise of the Rights may be listed on any national securities exchange, the Company shall use its best efforts to cause, from and after such time as the Rights become exercisable, all shares reserved for such issuance to be listed on such exchange, upon official notice of issuance upon such exercise.

(c) The Company shall use its best efforts to (i) prepare and file, as soon as practicable following the earliest date after the first occurrence of a Section 11(a)(ii) Event on which the consideration to be delivered by the Company upon exercise of the Rights has been determined in accordance with Section 11(a)(iii), a registration statement under the Act with respect to the securities purchasable upon exercise of the Rights on an appropriate form, (ii) cause such registration statement to become effective as soon as practicable after such filing, and (iii) cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Act) until the earlier of (A) the date as of which the Rights are no longer exercisable for such securities, and (B) the Expiration Date. The Company will also take such action as may be appropriate under, or to ensure compliance with, the securities or “blue sky” laws of the various states in connection with the exercisability of the Rights. The Company may temporarily suspend, for a period of time not to exceed ninety (90) days after the date set forth in clause (i) of the first sentence of this Section 9(c), the exercisability of the Rights in order to prepare and file such registration statement and permit it to become effective. Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. In addition, if the Company shall determine that filing a registration statement is required under the Act or any securities laws following the Distribution Date, and a Section 11(a)(ii) Event has not occurred, the Company may temporarily suspend (and shall give the Rights Agent prompt notice thereof) the exercisability of Rights until such time as a registration statement has been declared effective, and, upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. Notwithstanding any provision of this Agreement to the contrary, the Rights shall not be exercisable in any jurisdiction if the requisite qualification or exemption in such jurisdiction shall not have been obtained, the exercise thereof shall not be permitted under applicable law or a registration statement shall not have been declared effective.

(d) The Company covenants and agrees that it will take all such actions as may be necessary to ensure that all one one-thousandths of a Preferred Share (and, following the occurrence of a Section 11(a)(ii) Event, Common Shares and/or other securities) delivered upon exercise of Rights shall, at the time of delivery of the certificates for such shares (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and nonassessable.

(e) The Company further covenants and agrees that it will pay, when due and payable, any and all transfer taxes and governmental charges which may be payable in respect of the issuance or delivery of the Rights Certificates and of any certificates for a number of one one-thousandths of a Preferred Share (or Common Shares and/or other securities, as the case may be) upon the exercise of Rights. The Company shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer or delivery of Rights Certificates to a Person other than, or the issuance or delivery of a number of one one-thousandths of a Preferred Share (or Common Shares and/or other securities, as the case may be) in respect of a name other than that of, the registered holder of the Rights Certificates evidencing Rights surrendered for exercise or to issue or deliver any certificates for a

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number of one one-thousandths of a Preferred Share (or Common Shares and/or other securities, as the case may be) in a name other than that of the registered holder upon the exercise of any Rights until such tax shall have been paid (any such tax being payable by the holder of such Rights Certificate at the time of surrender) or until it has been established to the Company’s satisfaction that no such tax is due.

Section 10. Preferred Shares Record Date. Each Person in whose name any certificate for a number of one one-thousandths of a Preferred Share (or Common Shares and/or other securities, as the case may be) is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of such fractional Preferred Shares (or Common Shares and/or other securities, as the case may be) represented thereby on, and such certificate shall be dated, the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and all applicable transfer taxes) was made; provided, however, that if the date of such surrender and payment is a date upon which the Preferred Shares (or Common Shares and/or other securities, as the case may be) transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares (fractional or otherwise) on, and such certificate shall be dated, the next succeeding Business Day on which the Preferred Shares (or Common Shares and/or other securities, as the case may be) transfer books of the Company are open. Prior to the exercise of the Rights evidenced thereby, the holder of a Rights Certificate shall not be entitled to any rights of a shareholder of the Company with respect to shares or other securities for which the Rights shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

Section 11. Adjustment of Purchase Price, Number and Kind of Shares or Number of Rights. The Purchase Price, the number and kind of shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.

(a) (i) In the event the Company shall at any time after the date of this Agreement (A) declare a dividend on the Preferred Shares payable in Preferred Shares, (B) subdivide the outstanding Preferred Shares, (C) combine the outstanding Preferred Shares into a smaller number of shares, or (D) issue any shares of its capital shares in a reclassification of the Preferred Shares (including, without limitation, any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11(a) and Section 7(e), the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of Preferred Shares or capital shares, as the case may be, issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive, upon payment of the Purchase Price then in effect, the aggregate number and kind of Preferred Shares or capital shares, as the case may be, which, if such Right had been exercised immediately prior to such date and at a time when the Preferred Shares transfer books of the Company were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. If an event occurs which would require an adjustment under both this Section 11(a)(i) and Section 11(a)(ii), the adjustment provided for in this Section 11(a)(i) shall be in addition to, and shall be made prior to, any adjustment required pursuant to Section 11(a)(ii).

(ii) Subject to Section 24, in the event any Person becomes an Acquiring Person, then each holder of a Right (except as provided below and in Section 7(e)) shall thereafter have the right to receive, upon exercise thereof at a price equal to the then current Purchase Price in accordance with the terms of this Agreement, in lieu of a number of one one-thousandths of a Preferred Share, such number of Common Shares of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the then number of one one-thousandths of a Preferred Share

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for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event and (y) dividing that product (which, following such first occurrence shall thereafter be referred to as the “Purchase Price” for each Right and for all purposes of this Agreement) by 50% of the current market price (determined pursuant to Section 11(d)) per Common Share on the date of such first occurrence (such number of shares, the “Adjustment Shares”).

(iii) In the event that the number of Common Shares which are authorized by the Company’s articles of incorporation, as amended, but not outstanding or reserved for issuance for purposes other than upon exercise of the Rights, is not sufficient to permit the exercise in full of the Rights in accordance with the foregoing subparagraph (ii) of this Section 11(a), the Company shall: (A) determine the value of the Adjustment Shares issuable upon the exercise of a Right (the “Current Value”), and (B) with respect to each Right, make adequate provision to substitute for the Adjustment Shares, upon the exercise of a Right and payment of the applicable Purchase Price, (1) cash, (2) a reduction in the Purchase Price, (3) Common Shares or other equity securities of the Company (including, without limitation, preferred shares or units of preferred shares, such as the Preferred Shares, which the Board of Directors of the Company has deemed to have substantially the same value or economic rights as Common Shares (such preferred shares or units of preferred shares, “common share equivalents”)), (4) debt securities of the Company, (5) other assets, or (6) any combination of the foregoing, having an aggregate value equal to the Current Value (less the amount of any reduction in the Purchase Price), where such aggregate value has been determined by the Board of Directors of the Company based upon the advice of a nationally recognized investment banking firm selected by the Board of Directors of the Company; provided, however, if the Company shall not have made adequate provision to deliver value pursuant to clause (B) above within thirty (30) days following the later of (x) the first occurrence of a Section 11(a)(ii) Event and (y) the date on which the Company’s right of redemption pursuant to Section 23(a) expires (the later of (x) and (y) being referred to herein as the “Section 11(a)(ii) Trigger Date”), then the Company shall be obligated to deliver, upon the surrender for exercise of a Right and without requiring payment of the Purchase Price, Common Shares (to the extent available) and then, if necessary, cash, which shares and/or cash have an aggregate value equal to the Spread. For purposes of the preceding sentence, the term “Spread” shall mean the excess of (i) the Current Value over (ii) the Purchase Price. If the Board of Directors of the Company shall determine in good faith that it is likely that sufficient additional Common Shares could be authorized for issuance upon exercise in full of the Rights, the thirty (30) day period set forth above may be extended to the extent necessary, but not more than ninety (90) days after the Section 11(a)(ii) Trigger Date, in order that the Company may seek shareholder approval for the authorization of such additional shares (such thirty (30) day period, as it may be extended, the “Substitution Period”). To the extent the Company determines that action should be taken pursuant to the first and/or third sentences of this Section 11(a)(iii), the Company (x) shall provide, subject to Section 7(e), that such action shall apply uniformly to all outstanding Rights, and (y) may suspend the exercisability of the Rights until the expiration of the Substitution Period in order to seek such shareholder approval for such authorization of additional shares and/or to decide the appropriate form of distribution to be made pursuant to such first sentence and to determine the value thereof. In the event of any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect (with prompt notice of such announcements to the Rights Agent). For purposes of this Section 11(a)(iii), the value of each Adjustment Share shall be the current market price (as determined pursuant to Section 11(d)) per Common Share on the Section 11(a)(ii) Trigger Date and the value of any “common share equivalent” shall be deemed to equal the current market price (as determined pursuant to Section 11(d)) per Common Share on such date.

(b) In case the Company shall fix a record date for the issuance of rights (other than the Rights), options or warrants to all holders of Preferred Shares entitling them to subscribe for or purchase (for a period expiring within forty-five (45) calendar days after such record date) Preferred Shares (or shares

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having the same rights, privileges and preferences as the Preferred Shares (“equivalent preferred shares”)) or securities convertible into Preferred Shares or equivalent preferred shares at a price per Preferred Share or per share of equivalent preferred shares (or having a conversion price per share, if a security convertible into Preferred Shares or equivalent preferred shares) less than the current market price (as determined pursuant to Section 11(d)) per Preferred Share on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of Preferred Shares outstanding on such record date, plus the number of Preferred Shares which the aggregate offering price of the total number of Preferred Shares and/or equivalent preferred shares so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such current market price, and the denominator of which shall be the number of Preferred Shares outstanding on such record date, plus the number of additional Preferred Shares and/or equivalent preferred shares to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible). In case such subscription price may be paid by delivery of consideration part or all of which may be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of the Rights. Preferred Shares owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed, and in the event that such rights, options or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

(c) In case the Company shall fix a record date for a distribution to all holders of Preferred Shares (including, without limitation, any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness, cash (other than a regular periodic cash dividend out of the earnings or retained earnings of the Company), assets (other than a dividend payable in Preferred Shares, but including, without limitation, any dividend payable in shares other than Preferred Shares) or subscription rights or warrants (excluding those referred to in Section 11(b)), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the current market price (as determined pursuant to Section 11(d)) per Preferred Share on such record date, less the fair market value (as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of the Rights) of the portion of the cash, assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to a Preferred Share and the denominator of which shall be such current market price (as determined pursuant to Section 11(d)) per Preferred Share. Such adjustments shall be made successively whenever such a record date is fixed, and in the event that such distribution is not so made, the Purchase Price shall be adjusted to be the Purchase Price which would have been in effect if such record date had not been fixed.

(d) (i) For the purpose of any computation hereunder, other than computations made pursuant to Section 11(a)(iii), the “current market price” per Common Share on any date shall be deemed to be the average of the daily closing prices per such Common Share for the thirty (30) consecutive Trading Days immediately prior to but not including such date, and for purposes of computations made pursuant to Section 11(a)(iii), the “current market price” per Common Share on any date shall be deemed to be the average of the daily closing prices per such Common Share for the ten (10) consecutive Trading Days immediately following but not including such date; provided, however, that in the event that the current market price per Common Share is determined during a period following the announcement by the issuer of such Common Shares of (A) a dividend or distribution on such Common Shares payable in such Common Shares or securities convertible

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into such Common Shares (other than the Rights), or (B) any subdivision, combination or reclassification of such Common Shares, and the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification shall not have occurred prior to the commencement of the requisite thirty (30) Trading Day or ten (10) Trading Day period, as set forth above, then, and in each such case, the “current market price” shall be properly adjusted to take into account any trading during the period prior to such ex-dividend date or record date. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Shares are listed or admitted to trading or, if the Common Shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the OTC Bulletin Board service (the “OTCBB”) or such other quotation system then in use, or, if on any such date the Common Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Shares selected by the Board of Directors of the Company. If on any such date no market maker is making a market in the Common Shares, the fair value of such shares on such date as determined in good faith by the Board of Directors of the Company shall be used. The term “Trading Day” shall mean a day on which the principal national securities exchange on which the Common Shares are listed or admitted to trading is open for the transaction of business or, if the Common Shares are not listed or admitted to trading on any national securities exchange, a Business Day. If the Common Shares are not publicly held or not so listed or traded, “current market price” per share shall mean the fair value per share as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes.

(ii) For the purpose of any computation hereunder, the “current market price” per Preferred Share shall be determined in the same manner as set forth above for the Common Shares in clause (i) of this Section 11(d) (other than the last sentence thereof). If the current market price per Preferred Share cannot be determined in the manner provided above, or if the Preferred Shares are not publicly held or listed or traded in a manner described in clause (i) of this Section 11(d), the “current market price” per Preferred Share shall be conclusively deemed to be an amount equal to 1,000 (as such number may be appropriately adjusted for such events as share splits, share dividends and recapitalizations with respect to the Common Shares occurring after the date of this Agreement) multiplied by the current market price per Common Share. If neither the Common Shares nor the Preferred Shares are publicly held or so listed or traded, “current market price” per Preferred Share shall mean the fair value per share as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of the Rights. For all purposes of this Agreement, the “current market price” of one one-thousandth of a Preferred Share shall be equal to the “current market price” of one Preferred Share divided by 1,000.

(e) Anything herein to the contrary notwithstanding, no adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Purchase Price; provided, however, that any adjustments which by reason of this Section 11(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest one ten-thousandth of a Common Share or one one-millionth of a Preferred Share or one ten-thousandth of

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any other share or security, as the case may be. Notwithstanding the first sentence of this Section 11(e), any adjustment required by this Section 11 shall be made no later than the earlier of (i) three (3) years from the date of the transaction which mandates such adjustment, or (ii) the Expiration Date.

(f) If as a result of an adjustment made pursuant to Section 11(a)(ii), the holder of any Right thereafter exercised shall become entitled to receive any shares of capital shares other than Preferred Shares, thereafter the number of such other shares so receivable upon exercise of any Right and the Purchase Price thereof shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Shares contained in Sections 11(a), (b), (c), (e), (g), (h), (i), (j), (k) and (m), and the provisions of Sections 7, 9, 10 and 14 with respect to the Preferred Shares shall apply on like terms to any such other shares.

(g) All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of one one-thousandths of a Preferred Share purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

(h) Unless the Company shall have exercised its election as provided in Section 11(i), upon each adjustment of the Purchase Price as a result of the calculations made in Sections 11(b) and (c), each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of one-thousandths of a Preferred Share (calculated to the nearest one-millionth) obtained by (i) multiplying (x) the number of one one-thousandths of a share covered by a Right immediately prior to this adjustment, by (y) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price, and (ii) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.

(i) The Company may elect on or after the date of any adjustment of the Purchase Price to adjust the number of Rights, in lieu of any adjustment in the number of one one-thousandths of a Preferred Share purchasable upon the exercise of a Right. Each of the Rights outstanding after the adjustment in the number of Rights shall be exercisable for the number of one one-thousandths of a Preferred Share for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest one-ten-thousandth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price. The Company shall make a public announcement (with prompt notice thereof to the Rights Agent) of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Rights Certificates have been issued, shall be at least ten (10) days later than the date of the public announcement. If Rights Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 11(i), the Company shall, as promptly as practicable, cause to be distributed to holders of record of Rights Certificates on such record date Rights Certificates evidencing, subject to Section 14, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Rights Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Rights Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Rights Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein (and may bear, at the option of the Company, the adjusted Purchase Price) and shall be registered in the names of the holders of record of Rights Certificates on the record date specified in the public announcement.

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(j) Irrespective of any adjustment or change in the Purchase Price or the number of one one-thousandths of a Preferred Share issuable upon the exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the Purchase Price per one one-thousandth of a share and the number of one one-thousandths of a share which were expressed in the initial Rights Certificates issued hereunder.

(k) Before taking any action that would cause an adjustment reducing the Purchase Price below the then stated value, if any, of the number of one one-thousandths of a Preferred Share issuable upon exercise of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Preferred Shares at such adjusted Purchase Price.

(l) In any case in which this Section 11 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date the number of one one-thousandths of a Preferred Share and other capital shares or securities of the Company, if any, issuable upon such exercise over and above the number of one one-thousandths of a Preferred Share and other capital shares or securities of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment (and shall provide the Rights Agent prompt notice of such election); provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares (fractional or otherwise) or securities upon the occurrence of the event requiring such adjustment.

(m) Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that the Board of Directors of the Company, in its good faith judgment, shall determine to be advisable in order that any (i) consolidation or subdivision of the Preferred Shares, (ii) issuance wholly for cash of any Preferred Shares at less than the current market price, (iii) issuance wholly for cash of Preferred Shares or securities which by their terms are convertible into or exchangeable for Preferred Shares, (iv) share dividends or (v) issuance of rights, options or warrants referred to in this Section 11, hereafter made by the Company to holders of its Preferred Shares shall not be taxable to such shareholders.

(n) The Company covenants and agrees that it shall not, at any time after the Distribution Date, (i) consolidate with any other Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(o)), (ii) merge with or into any other Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(o)), or (iii) sell or transfer (or permit any Subsidiary to sell or transfer), in one transaction, or a series of related transactions, assets, cash flow or earning power aggregating more than 50% of the assets, cash flow or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person or Persons (other than the Company and/or any of its Subsidiaries in one or more transactions each of which complies with Section 11(o)), if at the time of or immediately after such consolidation, merger, sale or transfer there are any rights, warrants or other instruments or securities outstanding or agreements in effect which would substantially diminish or otherwise eliminate the benefits intended to be afforded by the Rights.

(o) The Company covenants and agrees that, after the Distribution Date, it will not, except as permitted by Section 23, Section 24 or Section 27, take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights.

(p) In the event that the Company shall at any time after the Rights Dividend Declaration Date and prior to the Distribution Date (i) declare a dividend on the outstanding Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common

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Shares into a smaller number of shares, the number of Rights associated with each Common Share then outstanding, or issued or delivered thereafter but prior to the Distribution Date, shall be proportionately adjusted so that the number of Rights thereafter associated with each Common Share following any such event shall equal the result obtained by multiplying the number of Rights associated with each Common Share immediately prior to such event by a fraction the numerator of which shall be the total number of Common Shares outstanding immediately prior to the occurrence of the event and the denominator of which shall be the total number of Common Shares outstanding immediately following the occurrence of such event.

Section 12. Certificate of Adjusted Purchase Price or Number of Shares. Whenever an adjustment is made as provided in Section 11, the Company shall (a) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts and computations accounting for such adjustment, (b) promptly file with the Rights Agent, and with each transfer agent for the Preferred Shares and the Common Shares, a copy of such certificate, and (c) if a Distribution Date has occurred, mail a brief summary thereof to each holder of a Rights Certificate in accordance with Section 26. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment therein contained and shall not be deemed to have knowledge of such adjustment unless and until it shall have received such certificate.

Section 13. [Reserved].

Section 14. Fractional Rights and Fractional Shares.

(a) The Company shall not be required to issue fractions of Rights, except prior to the Distribution Date as provided in Section 11, or to distribute Rights Certificates which evidence fractional Rights. In lieu of such fractional Rights, the Company shall pay or cause to be paid to the registered holders of the Rights Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right. For purposes of this Section 14(a), the current market value of a whole Right shall be the closing price of a Right for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price of a Right for any Trading Day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Rights are not listed or admitted to trading on the New York Stock Exchange, as reported to the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the Rights are listed or admitted to trading, or if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the OTCBB or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by the Board of Directors of the Company. If on any such date no such market maker is making a market in the Rights, the fair value of the Rights on such date as determined in good faith by the Board of Directors of the Company shall be used.

(b) The Company shall not be required to issue fractions of Preferred Shares (other than fractions which are integral multiples of one one-thousandth of a Preferred Share) upon exercise of the Rights or to distribute certificates which evidence fractional Preferred Shares (other than fractions which are integral multiples of one one-thousandth of a Preferred Share). Fractions of Preferred Shares in integral multiples of one one-thousandth of a share may, at the election of the Company, be evidenced by depositary receipts pursuant to an appropriate agreement between the Company and a depositary selected by it; provided, however, that such agreement shall provide that the holders of such

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depositary receipts shall have all the rights, privileges and preferences to which they are entitled as beneficial owners of the shares represented by such depositary receipts. In lieu of fractional Preferred Shares that are not integral multiples of one one-thousandth of a Preferred Share, the Company shall pay to the registered holders of Rights Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one one-thousandth of a Preferred Share. For purposes of this Section 14(b), the current market value of one one-thousandth of a Preferred Share shall be one one-thousandth of the closing price of a Preferred Share (as determined pursuant to Section 11(d)(ii)) for the Trading Day immediately prior to the date of such exercise; provided, however, that if the closing price of the Preferred Shares cannot be so determined, the closing price of one Preferred Share for such Trading Day shall be conclusively deemed to be an amount equal to the closing price of one Common Share for such Trading Day multiplied by one hundred (as such number may be appropriately adjusted by the Company’s Board of Directors, in its judgment, to reflect events such as share splits, share dividends, recapitalizations or similar transactions relating to the Common Shares occurring after the date of this Agreement).

(c) Following the occurrence of a Section 11(a)(ii) Event, the Company shall not be required to issue fractions of Common Shares upon exercise of the Rights or to distribute certificates which evidence fractional Common Shares. In lieu of fractional Common Shares, the Company shall pay to the registered holders of Rights Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one Common Share. For purposes of this Section 14(c), the current market value of one Common Share shall be the closing price of one Common Share (as determined pursuant to Section 11(d)(i)) for the Trading Day immediately prior to the date of such exercise.

(d) The holder of a Right by the acceptance of the Rights expressly waives such holder’s right to receive any fractional Rights or any fractional shares upon exercise of a Right, except as permitted by this Section 14.

(e) Whenever a payment for fractional Rights or fractional shares is to be made by the Rights Agent, the Company shall (i) promptly prepare and deliver to the Rights Agent a certificate setting forth in reasonable detail the facts related to such payment and the prices and/or formulas utilized in calculating such payments, and (ii) provide sufficient monies to the Rights Agent in the form of fully collected funds to make such payments.

Section 15. Rights of Action. All rights of action in respect of this Agreement, other than rights of action vested in the Rights Agent pursuant to the terms of this Agreement, are vested in the respective registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of the Common Shares); and any registered holder of any Rights Certificate (or, prior to the Distribution Date, of the Common Shares), without the consent of the Rights Agent or of the holder of any other Rights Certificate (or, prior to the Distribution Date, of the Common Shares), may, in such holder’s own behalf and for such holder’s own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, such holder’s right to exercise the Rights evidenced by such Rights Certificate in the manner provided in such Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and shall be entitled to specific performance of the obligations hereunder and injunctive relief against actual or threatened violations of the obligations hereunder of any Person subject to this Agreement.

Section 16. Agreement of Rights Holders. Every holder of a Right by accepting the same consents and agrees with the Company and the Rights Agent and with every holder of a Right that:

(a) prior to the Distribution Date, the Rights will be transferable only in connection with the transfer of Common Shares;

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(b) after the Distribution Date, the Rights Certificates are transferable only on the registry books of the Rights Agent if surrendered at the principal office or offices of the Rights Agent designated for such purposes, duly endorsed or accompanied by a proper instrument of transfer and with the appropriate forms and certificates fully executed;

(c) subject to Section 6(a) and Section 7(f), the Company and the Rights Agent may deem and treat the person in whose name a Rights Certificate (or, prior to the Distribution Date, the associated Common Shares certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on any Rights Certificate or associated Common Shares certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent, subject to the last sentence of Section 7(e), shall be required to be affected by any notice to the contrary; and

(d) notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree, judgment or ruling issued by any court of competent jurisdiction or by any governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, that the Company shall use commercially reasonable efforts to have any such order, decree, judgment or ruling lifted or otherwise overturned as soon as possible.

Section 17. Rights Certificate Holder Not Deemed a Shareholder. No holder, as such, of any Rights Certificate shall be entitled to vote, receive dividends or be deemed for any purpose to be the holder of the number of one one-thousandths of a Preferred Share or any other securities of the Company which may at any time be issuable upon the exercise of the Rights represented thereby, nor shall anything contained herein or in any Rights Certificate be construed to confer upon the holder of any Rights Certificate, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in Section 25), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Rights Certificate shall have been exercised in accordance with the provisions hereof.

Section 18. Concerning the Rights Agent.

(a) The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and disbursements and other disbursements incurred in the preparation, execution, delivery and amendment of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent for any action taken, suffered or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including, without limitation, the reasonable costs and expenses of defending against any claim of liability in the premises.

(b) The Rights Agent shall be authorized and protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its acceptance and administration of this Agreement in reliance upon any Rights Certificate or certificate for Common Shares or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement,

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affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons, or otherwise upon the advice of counsel as set forth in Section 20.

Section 19. Merger or Consolidation or Change of Name of Rights Agent.

(a) Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 21. In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement, any of the Rights Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of a predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at the time any of the Rights Certificates shall not have been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor or in the name of the successor Rights Agent; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

(b) In case at any time the name of the Rights Agent shall be changed, and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case, at that time, any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

Section 20. Duties of Rights Agent. The Rights Agent undertakes only the duties and obligations expressly imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Rights Certificates, by their acceptance thereof, shall be bound:

(a) Before the Rights Agent acts or refrains from acting, the Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

(b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identity of any Acquiring Person and the determination of “current market price”) be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c) The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct.

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(d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Rights Certificates or be required to verify the same (except as to its countersignature on such Rights Certificates), but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e) The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Rights Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor shall it be responsible for any adjustment required under the provisions of Section 11 or Section 24 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Rights Certificates after actual notice of any such adjustment); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Common Shares or Preferred Shares to be issued pursuant to this Agreement or any Rights Certificate or as to whether any Common Shares or Preferred Shares will, when so issued, be validly authorized and issued, fully paid and nonassessable.

(f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall incur no liability for or in respect of any action taken, suffered or omitted by it in good faith in accordance with instructions of any such officer.

(h) The Rights Agent and any shareholder, director, Affiliate, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other Person.

(i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct; provided, however, that reasonable care was exercised in the selection and continued employment thereof.

(j) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(k) If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to purchase, as the case may be, has either not been completed or indicates an affirmative response to clause 1 and/or 2 thereof, the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting with the Company.

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(l) At any time and from time to time after the Distribution Date, upon the request of the Company, the Rights Agent shall deliver to the Company a list, as of the most recent practicable date (or as of such earlier date as may be specified by the Company), of the holders of record of the Rights.

Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days’ notice in writing mailed to the Company, and in the event that the Rights Agent or one of its Affiliates is not also the transfer agent for the Company, to each transfer agent of the Common Shares and Preferred Shares, by registered or certified mail. In the event the transfer agency relationship in effect between the Company and the Rights Agent with respect to the Common Shares terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any notice required pursuant to the preceding sentence. The Company may remove the Rights Agent or any successor Rights Agent upon thirty (30) days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares and Preferred Shares, by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by any registered holder of a Rights Certificate (who shall, with such notice, submit such holder’s Rights Certificate for inspection by the Company), then any registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a Person organized and doing business under the laws of the United States or of the State of Michigan or the State of New York (or of any other state of the United States so long as such Person is authorized to do business in the State of Michigan or the State of New York), in good standing, which is authorized under such laws to exercise stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000 or (b) an Affiliate of such Person. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further reasonable assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares and the Preferred Shares, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21 or any defect therein shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Section 22. Issuance of New Rights Certificates. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Rights Certificates made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of Common Shares following the Distribution Date and prior to the redemption or expiration of the Rights, the Company (a) shall, with respect to Common Shares so issued or sold pursuant to the exercise of share options or under any employee plan or arrangement, granted or awarded prior to the Distribution Date, or upon the exercise, conversion or exchange of securities hereinafter issued by the Company, and (b) may, in any other case, if deemed necessary or appropriate by the Board of Directors of the Company, issue

III-25

Rights Certificates representing an appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) no such Rights Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Rights Certificate would be issued, and (ii) no such Rights Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.

Section 23. Redemption and Termination.

(a) The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) the Close of Business on the tenth day following the Share Acquisition Date (or, if the Share Acquisition Date shall have occurred prior to the Record Date, the Close of Business on the tenth day following the Record Date), or (ii) the Final Expiration Date, redeem all but not less than all of the then outstanding Rights at a redemption price of $0.001 per Right, as such amount may be appropriately adjusted to reflect any share split, share dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the “Redemption Price”). Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of a Section 11(a)(ii) Event until such time as the Company’s right of redemption hereunder has expired. The Company may, at its option, pay the Redemption Price in cash, Common Shares (based on the “current market price”, as defined in Section 11(d)(i), of the Common Shares at the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors of the Company. The redemption of the Rights by the Board of Directors may be made effective at such time, on such basis and with such conditions as the Company’s Board of Directors in its sole discretion may establish.

(b) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights, evidence of which shall have been filed with the Rights Agent and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price for each Right so held. Promptly after the action of the Board of Directors of the Company ordering the redemption of the Rights, the Company shall give notice of such redemption to the Rights Agent and the holders of the then outstanding Rights by mailing such notice to the Rights Agent and to all such holders at each holder’s last address as it appears upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made.

Section 24. Exchange.

(a) The Board of Directors of the Company may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become null and void pursuant to the provisions of Section 7(e)) for Common Shares at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any share split, share dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the “Exchange Ratio”). Notwithstanding the foregoing, the Board of Directors of the Company shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan or other compensation arrangement of the Company or of any Subsidiary of the Company, any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan or compensation arrangement, any member of the Pulte Family or any Pulte Group), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of fifty percent (50%) or more of the Common Shares then outstanding.

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(b) Immediately upon the action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to subsection (a) of this Section 24 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of any such Rights shall be to receive that number of Common Shares equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice (with prompt notice thereof to the Rights Agent) of any exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Common Shares for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange will be effected pro rata based on the number of Rights (other than Rights which have become null and void pursuant to the provisions of Section 7(e)) held by each holder of Rights.

(c) In any exchange pursuant to this Section 24, the Company, at its option, may substitute Preferred Shares (or equivalent preferred shares, as such term is defined in paragraph (b) of Section 11) for Common Shares exchangeable for Rights, at the initial rate of one one-thousandth of a Preferred Share (or equivalent preferred shares) for each Common Share, as appropriately adjusted to reflect adjustments in the voting rights of the Preferred Shares pursuant to the terms thereof, so that the fraction of a Preferred Share delivered in lieu of each Common Share shall have the same voting rights as one Common Share.

(d) In the event that there shall not be sufficient Common Shares issued but not outstanding or authorized but unissued to permit any exchange of Rights as contemplated in accordance with this Section 24, the Company shall take all such actions as may be necessary to authorize additional Common Shares for issuance upon exchange of the Rights.

(e) The Company shall not be required to issue fractions of Common Shares or to distribute certificates which evidence fractional Common Shares. In lieu of such fractional Common Shares, there shall be paid to the registered holders of the Rights Certificates with regard to which such fractional Common Shares would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Common Share. For the purposes of this subsection (e), the current market value of a whole Common Share shall be the closing price of a Common Share (as determined pursuant to the second sentence of Section 11(d)(i)) for the Trading Day immediately prior to the date of exchange pursuant to this Section  24.

Section 25. Notice of Certain Events.

(a) In case the Company shall propose, at any time after the Distribution Date, (i) to pay any dividend payable in shares of any class to the holders of Preferred Shares or to make any other distribution to the holders of Preferred Shares (other than a regular periodic cash dividend out of earnings or retained earnings of the Company), (ii) to offer to the holders of Preferred Shares rights or warrants to subscribe for or to purchase any additional Preferred Shares or shares of any class or any other securities, rights or options, (iii) to effect any reclassification of its Preferred Shares (other than a reclassification involving only the subdivision of outstanding Preferred Shares), (iv) to effect any consolidation or merger into or with any other Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(o)), or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one transaction or a series of related transactions, of more than 50% of the assets, cash flow or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person or Persons (other than the Company and/or any of

III-27

its Subsidiaries in one or more transactions each of which complies with Section 11(o)), or (v) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to the Rights Agent and to each holder of a Rights Certificate, to the extent feasible and in accordance with Section 26, a notice of such proposed action, which shall specify the record date for the purposes of such share dividend, distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the Preferred Shares, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least twenty (20) days prior to the record date for determining holders of the Preferred Shares for purposes of such action, and in the case of any such other action, at least twenty (20) days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Preferred Shares, whichever shall be the earlier.

(b) In case a Section 11(a)(ii) Event shall occur, then, in any such case, (i) the Company shall as soon as practicable thereafter give to each holder of a Rights Certificate, to the extent feasible and in accordance with Section 26, a notice of the occurrence of such event, which shall specify the event and the consequences of the event to holders of Rights under Section 11(a)(ii), and (ii) all references in the preceding paragraph to Preferred Shares shall be deemed thereafter to refer to Common Shares and/or, if appropriate, other securities.

(c) Failure to give notice required by this Section 25 or any defect therein shall not affect the legality or validity of the action taken by the Company or the vote on any such action.

Section 26. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Rights Certificate to or on the Company shall be sufficiently given or made if sent by overnight delivery service or first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) or by facsimile transmission (with receipt confirmed telephonically) as follows:

PulteGroup, Inc

100 Bloomfield Hills Parkway

Suite 300

Bloomfield Hills, Michigan 48304

Attention: Treasurer

Facsimile No.: 248-433-4595

Subject to the provisions of Section 21, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sufficiently given or made if sent by overnight delivery service or first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) or by facsimile transmission (with receipt confirmed) as follows:

Computershare Trust Company, N.A.

250 Royall Street

Canton, Massachusetts 02021

Attention: Client Services

Facsimile No.: 781-575-4210

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Rights Certificate (or, if prior to the Distribution Date, to the holder of certificates representing Common Shares) shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

III-28

Section 27. Supplements and Amendments. The Company may from time to time supplement or amend this Agreement without the approval of any holders of Rights Certificates in order (a) to cure any ambiguity, (b) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, (c) to shorten or lengthen any time period hereunder (including, without limitation, to extend the Final Expiration Date), (d) to increase or decrease the Purchase Price or (e) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable; provided, however, that from and after such time as any Person becomes an Acquiring Person, this Agreement shall not be amended in any manner which would adversely affect the interests of the holders of Rights; provided further that this Agreement may not be supplemented or amended to lengthen pursuant to clause (c) of this sentence, (A) the time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, or the benefits to, the holders of the Rights. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment; provided that such supplement or amendment does not adversely affect the Rights Agent’s own rights, duties, obligations or immunities under this Agreement.

Section 28. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 29. Determination and Actions by the Board of Directors, etc. The Board of Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board of Directors of the Company or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (a) interpret the provisions of this Agreement and (b) make all determinations deemed necessary or advisable for the administration of this Agreement (including, but not limited to, a determination to redeem or not redeem the Rights or to amend this Agreement). All such actions, calculations, interpretations and determinations (including, without limitation, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board of Directors of the Company in good faith shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other Persons and (y) not subject the Board of Directors of the Company to any liability to the holders of the Rights.

Section 30. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Shares) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Shares).

Section 31. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Agreement to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board of Directors of the Company determines in its good faith judgment that severing the invalid language from this Agreement would adversely affect the purpose or effect of this Agreement, the right of redemption set forth in Section 23 shall be reinstated and shall not expire until the Close of Business on the tenth day following the date of such determination by the Board of Directors of the Company.

III-29

Section 32. Governing Law. This Agreement, each Right and each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Michigan and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State, provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

Section 33. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Section 34. Descriptive Headings; Interpretation. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof, and the words “herein,” “hereof,” “hereby,” “hereto,” “hereunder” and words of similar import are references to this Agreement as a whole and not to any particular section or other provision hereof.

Section 35. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

Section 36. Certain Exceptions. Notwithstanding anything to the contrary contained herein, (i) no Section 11(a)(ii) Event shall occur or be deemed to occur, in each case, as a result of the approval, execution or delivery of the Merger Agreement or the Voting Agreements, the voting of Common Shares pursuant to the terms of the Voting Agreements, or the consummation of the Merger or the other transactions contemplated by the Merger Agreement, and (ii) no Share Acquisition Date shall occur or be deemed to occur, in each case, as a result of the approval, execution or delivery of the Merger Agreement or the Voting Agreements, the voting of Common Shares pursuant to the terms of the Voting Agreements, or the consummation of the Merger (as defined in the Merger Agreement) or the other transactions contemplated by the Merger Agreement.

III-30

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:		PULTEGROUP, INC.

By:	/s/ Gregory M. Nelson	By:	/s/ Steven M. Cook
Name:	Gregory M. Nelson	Name:	Steven M. Cook
Title:	Vice President and Assistant Secretary	Title:	Senior Vice President, General Counsel and Secretary

Attest:		COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Paul L. Eori	By:	/s/ Dennis V. Moccia
Name:	Paul L. Eori	Name:	Dennis V. Moccia
Title:	Relationship Manager	Title:	Manager, Contract Administration

Appendix IV

FIRST AMENDMENT TO AMENDED AND RESTATED

SECTION 382 RIGHTS AGREEMENT

This First Amendment, dated as of March 14, 2013 (this “Amendment”), to the Amended and Restated Section 382 Rights Agreement, dated as of March 18, 2010 (the “Section 382 Rights Agreement”), is made between PulteGroup, Inc., a Michigan corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”). Capitalized terms not otherwise defined herein have the meanings given to such terms in the Section 382 Rights Agreement.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined it is in the best interests of the Company and its shareholders to revise Section 7(a) of the Section 382 Rights Agreement and extend the expiration date of the Section 382 Rights Agreement, subject to the approval of the shareholders of the Company;

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its shareholders to put the Section 382 Rights Agreement, as amended by this Amendment, to a binding vote at the Company’s 2013 annual meeting; and

WHEREAS, pursuant to its authority under Section 27 of the Section 382 Rights Agreement, the Board has authorized and approved this Amendment to the Section 382 Rights Agreement as of the date hereof, and an appropriate officer of the Company has delivered a certificate to the Rights Agent in accordance with Section 27 of the Section 382 Rights Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth in this Amendment, the parties hereby agree as follows:

1.	The Company hereby directs the Rights Agent, in its capacity as Rights Agent and in accordance with Section 27 of the Section 382 Rights Agreement, to execute this Amendment.

2.	Paragraph (a), clause (i) of Section 7 of the Section 382 Rights Agreement is hereby amended to read in its entirety as follows:

“(i) the Close of Business on June 1, 2016 (the “Final Expiration Date”),”

3.	Paragraph (a), clause (vi) of Section 7 of the Section 382 Rights Agreement is hereby amended to read in its entirety as:

“(vi) June 1, 2013 if Shareholder Approval has not been obtained by such date (the earliest of (i), (ii), (iii), (iv), (v) and (vi) being herein referred to as the “Expiration Date”).”

4.	This Amendment shall be deemed to be a contract made under the laws of the State of Michigan and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State, provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

5.	This Amendment shall be deemed effective as of March 14, 2013. Except as otherwise amended hereby, the Section 382 Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

6.	This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

* * * * *

IV-1

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Amended and Restated Section 382 Rights Agreement to be duly executed and attested, all as of the day and year first above written.

Attest:			PULTEGROUP, INC.

By:	/s/ Greg M. Nelson	By:	/s/ Steven M. Cook
	Name: Greg M. Nelson Title: Assistant Secretary		Name: Title:	Steven M. Cook Senior Vice President, General Counsel and Secretary

Attest:			COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Douglas Ives Name: Douglas Ives Title: Relationship Manager	By:	/s/ Dennis Moccia Name: Dennis Moccia Title: Manager, Contract Administration

IV-2

Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 8, 2013.

Vote by Internet • Go to www.investorvote.com/PHM • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1-6.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold		For	Withhold	+

	01 - Brian P. Anderson (one-year term)	☐	☐	02 - Bryce Blair (one-year term)	☐	☐	03 - Richard J. Dugas, Jr. (one-year term)	☐	☐	04 - Thomas Folliard (one-year term)	☐	☐

	05 - Cheryl W. Grisé (one-year term)	☐	☐	06 - André J. Hawaux (one-year term)	☐	☐	07 - Debra J. Kelly-Ennis (one-year term)	☐	☐	08 - Patrick J. O’Leary (one-year term)	☐	☐

	09 - James J. Postl (one-year term)	☐	☐

		For Against Abstain		For	Against	Abstain

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.	☐ ☐ ☐	5. Approval of our 2013 Stock Incentive Plan.	☐	☐	☐

3.	An advisory vote on executive compensation.	☐ ☐ ☐	6. Approval of an amendment to extend the term of our amended and restated Section 382 rights agreement.	☐	☐	☐

4.	Approval of our 2013 Senior Management Incentive Plan.	☐ ☐ ☐

The Board of Directors recommends a vote AGAINST Proposals 7 and 8.

7.	A shareholder proposal requesting the election of directors by a majority, rather than plurality, vote, if properly presented at the meeting.	☐ ☐ ☐

8.	A shareholder proposal regarding the use of performance based options, if properly presented at the meeting.	☐ ☐ ☐

B	Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

2013 Annual Meeting Admission Ticket

2013 Annual Meeting of

PulteGroup, Inc. Shareholders

May 8, 2013

Upon arrival, please present this admission ticket

and government issued photo identification at the registration desk.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — PulteGroup, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF PULTEGROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS – MAY 8, 2013

The undersigned authorizes each of Richard J. Dugas, Jr. and Steven M. Cook, with full power of substitution and resubstitution, to represent and vote the undersigned’s shares as his, her or its proxy at the annual meeting of PulteGroup’s shareholders to be held on May 8, 2013, and at any adjournments thereof.

The undersigned acknowledges receipt of the notice of the annual meeting of PulteGroup’s shareholders, the related proxy statement and the Annual Report for 2012.

The undersigned revokes any proxy or proxies previously given for such shares. The undersigned ratifies and confirms any actions that the persons holding the undersigned’s proxy, or their substitutes, by virtue of this executed card take in accordance with the proxy granted hereunder. If only one attorney and proxy shall be present and acting, then that one shall have and may exercise all the powers of said attorneys and proxies.

The shares represented by this proxy card will be voted in accordance with specifications made herein. If no specifications are made, this proxy will be voted FOR Proposals 1 - 6, and AGAINST Shareholder Proposals 7 and 8. If any other matter is properly brought before the meeting and any adjournments thereof, the persons named in this proxy will vote in their discretion.

PLEASE MARK, DATE AND SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. Joint owners each should sign. Executors, administrators, insurers, guardians, or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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